As filed with the Securities and Exchange Commission on July 30, 2019

Registration No. 333-232698

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CITIZENS HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Mississippi	6022	64-0666512
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

521 Main Street

Philadelphia, Mississippi 39350

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Greg L. McKee

President and Chief Executive Officer

Citizens Holding Company

521 Main Street

Philadelphia, MS 39350

(601) 656-4692

(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:

Jackie Prester, Esq. Drew Yonchak, Esq. Baker, Donelson, Bearman, Caldwell & Berkowitz, PC 165 Madison Avenue, Suite 2000 Memphis, Tennessee 38103 (901) 526-2000	Jefferson K.B. Stancill, Esq. Adam G. Smith, Esq. Butler Snow LLP 1020 Highland Colony Parkway, Suite 1400 Ridgeland, Mississippi 39157 (601) 948-5711

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the merger described in the proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

PROPOSED MERGER OF

THE CITIZENS BANK OF PHILADELPHIA

AND

CHARTER BANK

On behalf of the boards of directors of Citizens Holding Company (“Citizens” or the “Corporation”), The Citizens Bank of Philadelphia (“Citizens Bank” or the “Bank”) and Charter Bank (“Charter”), we are pleased to deliver our proxy statement/prospectus for a merger involving Citizens Bank and Charter, with Citizens Bank as the surviving Mississippi banking corporation (the “merger”).

The boards of directors of Citizens, Citizens Bank and Charter have each approved the merger of Charter with and into Citizens Bank. If the merger is completed, each outstanding share of common stock of Charter (except for dissenting shares) will be converted into the right to receive (i) 0.39417 shares (which we refer to as the “exchange ratio”) of Citizens common stock and (ii) $3.615 in cash. In lieu of the issuance of any fractional shares of Citizens common stock, Citizens will pay to each former shareholder of Charter who would otherwise be entitled to receive such fractional share an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) $21.40 by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Citizens common stock to which such holder would otherwise be entitled to receive.

Based on the exchange ratio and the number of shares of Charter common stock outstanding, Citizens expects to issue 666,206 shares of Citizens common stock as stock consideration in the merger. Although the exchange ratio is fixed, the market value of the stock consideration will fluctuate with the market price of Citizens’ common stock and will not be known until the merger is consummated. Based on the closing price of Citizens’ common stock on the Nasdaq Global Market of $20.90 on May 20, 2019, the last trading day before public announcement of the merger, the merger consideration represented approximately $11.85 in value for each share of Charter common stock and approximately $20 million in aggregate consideration. Based on the closing price of Citizens’ common stock of $21.50, on July 29, 2019, the last practicable date before the date of this document, the merger consideration represented approximately $12.09 in value for each share of Charter common stock and approximately $20.43 million in the aggregate. We urge you to obtain current market quotations for the Citizens common stock, which trades under the symbol ‘‘CIZN.” Immediately following the merger, the shareholders of Charter will own approximately 12% of the outstanding shares of Citizens common stock.

Charter will hold a special meeting of shareholders at the Ocean Springs Branch of Charter which is located at 2702 Bienville Boulevard, Ocean Springs, Mississippi 39564 on September 11, 2019, at 4:00 p.m. local time. At the special meeting, Charter’s shareholders will be asked to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, as described in this proxy statement/prospectus. We cannot complete the merger unless the shareholders of Charter approve the merger agreement. The board of directors of Charter unanimously approved the merger and recommends that you vote in favor of the merger agreement.

Your vote is important. Whether or not you expect to attend the special meeting of Charter’s shareholders, the details of which are described in this proxy statement/prospectus, please follow the instructions on the enclosed proxy card to vote your shares as soon as possible so that your shares may be represented at the special meeting.

This proxy statement/prospectus describes the special meeting of Charter’s shareholders, the merger, the documents related to the merger, and other related matters. Please carefully read this entire proxy statement/prospectus, including ‘‘RISK FACTORS RELATED TO THE MERGER,’’ for a discussion of the risks related to the proposed merger. You can also obtain information about Citizens from documents that it has filed or will file prior to the special meeting with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The shares of Citizens common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other governmental agency.

This proxy statement/prospectus is dated July 30, 2019 and is first being mailed to shareholders of Charter on or about August 1, 2019.

CHARTER BANK

1721 Medical Park Drive, Suite 103

Biloxi, Mississippi 39532

(228) 392-2330

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, SEPTEMBER 11, 2019

To the shareholders of Charter Bank:

You are cordially invited to attend a special meeting of the shareholders of Charter Bank (“Charter”). Charter will hold the special meeting on Wednesday, September 11, 2019, at 4:00 p.m. local time, at its Ocean Springs Branch, which is located at 2702 Bienville Boulevard, Ocean Springs, Mississippi 39564.

At the special meeting, Charter’s shareholders will be asked to vote on the following proposals:

Proposal 1:

Agreement and Plan of Merger. The approval of the Agreement and Plan of Merger dated May 21, 2019, by and among Citizens Holding Company, The Citizens Bank of Philadelphia, and Charter Bank (the “merger agreement”). A copy of the merger agreement is attached to the accompanying proxy statement/prospectus as Appendix A.

Proposal 2:

Adjournment. To adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the special meeting, in person or by proxy, to approve the merger agreement.

Only holders of record of Charter common stock at the close of business on July 30, 2019, are entitled to notice of the special meeting and to vote at the special meeting and any adjournment or postponement of the special meeting. To approve the merger agreement, a majority of the outstanding shares of Charter common stock must be present or represented by proxy at the special meeting and vote in favor of the merger agreement. Approval of the adjournment proposal requires that a majority of the outstanding shares of Charter common stock vote in favor of the adjournment proposal.

Charter has concluded that holders of record of Charter common stock have the right to assert appraisal rights under Article 13 of the Mississippi Business Corporation Act and obtain payment of the “fair value” of their shares of Charter common stock, in lieu of the merger consideration that holders of Charter common stock would otherwise receive pursuant to the merger agreement. Charter shareholders’ appraisal rights are summarized in the accompanying proxy statement/prospectus, and a copy of the pertinent state law is reprinted in full as Appendix B to the accompanying proxy statement/prospectus.

CHARTER’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF CHARTER COMMON STOCK VOTE “FOR” THE PROPOSALS SET FORTH ABOVE.

Your vote is very important. Please complete, date, and sign the enclosed proxy card and promptly return it in the envelope provided, whether or not you plan to attend the special meeting. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card. Please return your proxy card so that it is received prior to the date of the special meeting.

The enclosed proxy statement/prospectus provides a description of the special meeting, the merger, the documents related to the merger and other related matters. We urge you to read the proxy statement/prospectus, including all financial statements and appendices, carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS OF CHARTER BANK

/s/ William J. Hough, Sr., Chairman

August 1, 2019

Biloxi, Mississippi

i

APPENDIX A	Agreement and Plan of Merger
APPENDIX B	Mississippi Statutes for Appraisal Rights
APPENDIX C	Fairness Opinion of FIG Partners LLC

ii

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Citizens from documents that it files with the Securities and Exchange Commission (the “SEC”) but that are not included in or delivered with this proxy statement/prospectus. You can obtain copies of the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Citizens at the following address:

Citizens Holding Company

521 Main Street

Philadelphia, MS 39350

(601) 656-4692

Attention: Mark D. Taylor, Secretary

You will not be charged for any of the documents incorporated by reference in this proxy statement/prospectus that you request. To obtain timely delivery of the documents, you must request them no later than five (5) business days before the date of the special meeting of Charter’s shareholders. This means that shareholders of Charter requesting Citizens’ documents should do so by September 4, 2019 in order to receive them before the special meeting of Charter shareholders.

You may also obtain these documents at the SEC’s website (www.sec.gov) and you may obtain certain of these documents at Citizens’ website (www.citizensholdingcompany.com) by selecting the tab entitled “Investor Relations” and then the tab entitled “SEC Filings.” Information contained on Citizens’ website, other than the documents that Citizens files with the SEC that are incorporated by reference in this proxy statement/prospectus, is not incorporated by reference into this proxy statement/prospectus and, therefore, is not part of this proxy statement/prospectus.

You should rely only on the information incorporated by reference into or provided in or with this proxy statement/prospectus. We have not authorized anyone to give you different or additional information. You should not assume that the information in this proxy statement/prospectus, or in any documents delivered with this proxy statement/prospectus, or any supplement, is accurate as of any date other than the date on the front of such documents, and neither the mailing of this proxy statement/prospectus to you nor the issuance of shares of Citizens common stock in connection with the merger shall create any implication to the contrary.

If you have any questions, or need assistance in completing and returning your proxy, you may contact Charter at the following address and telephone number:

1721 Medical Park Drive, Suite 103

Biloxi, Mississippi 39532

(228) 392-2330

Attention: Paulette Roberts, Corporate Secretary

For a more detailed description of the information incorporated by reference in the enclosed proxy statement/prospectus and how you may obtain it, see the section entitled “WHERE YOU CAN FIND MORE INFORMATION.”

Sources of Information

Citizens has supplied all information contained in this proxy statement/prospectus relating to Citizens and Citizens Bank, and Charter has supplied all information contained in this proxy statement/prospectus relating to Charter.

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that you may have regarding the merger and the Charter special shareholder meeting, and brief answers to those questions. We urge you to carefully read the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the Charter special shareholder meeting.

Q:	What am I being asked to vote on, and how does the board recommend that I vote?

A:

Charter shareholders are being asked to vote “FOR” the approval of the merger agreement, thereby approving the merger. The board of directors of Charter adopted the merger agreement, determined that the merger is in the best interests of the Charter shareholders, and recommends that Charter shareholders vote “FOR” approval of the merger agreement.

In addition, you are being asked to vote “FOR” a proposal to adjourn the Charter special shareholder meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the Charter special shareholder meeting, in person or by proxy, to approve the merger agreement.

Q:	What will I receive in the merger?

A:

If the merger is completed, you will be entitled to receive (i) 0.39417 shares (which we refer to as the “exchange ratio”) of Citizens common stock and (ii) $3.615 for each share of Charter common stock held by you immediately prior to the effective time of the merger. Citizens will not issue any fractional shares in connection with the merger. In lieu of the issuance of any fractional shares of Citizens common stock, Citizens will pay to each former shareholder of Charter who would otherwise be entitled to receive such fractional share an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) $21.40 by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Citizens common stock to which such holder would otherwise be entitled to receive.

Q:	What if the value of the merger consideration changes between the date of this proxy statement/prospectus and the time that the merger is completed?

A:

The implied value of the stock consideration may fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value for the Citizens common stock. A fluctuation in the market price of Citizens common stock after the date of this proxy statement/prospectus will change the implied value of the stock consideration that you receive. We make no assurances as to whether or when the merger will be completed or, if completed, as to the market price of Citizens common stock at the time of the merger or any time thereafter. You should obtain current market quotations for Citizens common stock, which is listed on the Nasdaq Global Market, or Nasdaq, under the symbol “CIZN.”

Q:	When and where is the special meeting?

A:

Charter will hold the special meeting on Wednesday, September 11, 2019, at 4:00 p.m. local time, at its Ocean Springs Branch, which is located at 2702 Bienville Boulevard, Ocean Springs, Mississippi 39564.

Q:	What constitutes a quorum for the special meeting?

A:

The presence, in person or by proxy, of shares of Charter common stock representing a majority of Charter’s outstanding shares entitled to vote at the Charter special meeting is necessary in order for there to be a quorum present at the Charter special meeting.

Q:	What vote is required to approve each item?

A:

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Charter common stock entitled to vote on the merger agreement at the special shareholder meeting. Approval of the adjournment proposal requires that a majority of the outstanding shares of Charter common stock vote in favor of the proposal to adjourn.

Q:	Why is my vote important?

A:

Because the merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Charter common stock represented or present at the special meeting of Charter’s shareholders, if a Charter shareholder fails to vote on the merger agreement, it will have the same effect as a vote against the merger agreement.

Q:	What happens if I transfer my Charter shares before the Charter special meeting?

A:

The record date for the Charter special meeting is prior to both the date of the special meeting and the effective time of the merger. If you transfer your shares of Charter common stock after the record date but before the special meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the Charter special meeting, but you will transfer the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares of Charter common stock at the effective time of the merger.

Q:	Why is Charter merging with Citizens Bank?

A:

Charter is merging with Citizens Bank because the boards of directors of both banks believe that the merger will provide shareholders of both companies with certain benefits and will enable the combined company to better serve its customers. The combined company would have a larger presence in the Mississippi Gulf Coast region. A detailed discussion of the background of and reasons for the proposed merger is contained under the headings “Background of the Merger,” “Citizens’ Reasons for the Merger,” and “Charter’s Reasons for the Merger; Recommendation of the Merger by the Charter Board of Directors,” under “PROPOSAL NO. 1—THE MERGER.”

Q:	What are the material United States federal income tax consequences of the merger to Charter shareholders?

A:

The merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. It is a condition to the obligation of Charter to effect the merger that Charter receive a written opinion from Butler Snow LLP, counsel to Charter, dated as of the closing date of the merger to the effect that for United States federal income tax purposes the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to the obligation of Citizens to effect the merger that Citizens receive a written opinion from Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, counsel to Citizens, dated as of the closing date of the merger to the effect that for United States federal income tax purposes the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

A U.S. Shareholder (as defined in the section entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER”) of Charter common stock will recognize gain (but not loss) on the receipt of any cash consideration in an amount equal to the lesser of (i) the amount of cash received by such holder of Charter common stock (in each case excluding any cash received instead of fractional share interests in Citizens), or (ii) the amount by which the sum of the fair market value of the Citizens common stock and cash received by a holder of Charter common stock exceeds such holder’s tax basis in its Charter common stock. This gain generally will be a capital gain and will be a long-term capital gain if the holding period for the shares of Charter common stock exchanged for cash is more than one year at the completion of the merger. Further, if a U.S. Shareholder of Charter common stock receives cash consideration in lieu of a fractional share of Citizens common stock, such exchange generally will be treated as a taxable transaction causing such Charter shareholder to recognize gain or loss on the exchange.

We note that the opinions referenced above, however, will not bind the Internal Revenue Service (the “IRS”) or the courts, which could take a contrary view. You should read the section entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the specific tax consequences of the merger to you.

Q:	What should I do now?

A:

After you have carefully read this document, please vote your shares as soon as possible by completing, signing, and dating the enclosed proxy and returning it in the accompanying pre-addressed, postage-paid envelope so that your shares will be represented at the Charter special shareholder meeting. If you date, sign and send in a proxy card but do not indicate how you want to vote, your proxy will be voted in favor of approval of both the merger agreement and the proposal to adjourn the Charter special shareholder meeting to allow time for further solicitation of proxies in the event there are insufficient votes to approve the merger agreement.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:

No. Your broker will not vote your shares on the proposal to approve the merger agreement unless you provide instructions on how to vote. You should instruct your broker how to vote your shares following the directions your broker provides. Failure to instruct your broker how to vote your shares will be the equivalent of voting against the merger agreement.

Q:	Can I change my vote after I have submitted my proxy?

A:	Yes. If you have not voted through your broker, there are three ways you can change your vote after you have submitted your proxy:

First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy.

Second, you may complete and submit a later dated proxy with new voting instructions. The latest vote actually received by Charter prior to the special shareholder meeting will be your vote. Any earlier votes will be revoked.

Third, if you are a record shareholder, you may attend the special shareholder meeting and vote in person. Any earlier votes will be revoked. Simply attending the special shareholder meeting without voting, however, will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow the directions you will receive from your broker to change or revoke your proxy.

Q:	Do I have appraisal rights?

A:

Yes. Mississippi law permits a Charter shareholder to obtain payment in cash of the “fair value” of his or her shares of Charter common stock. To do this, a Charter shareholder must follow specific procedures, including delivering written notice of his or her intent to demand payment for his or her shares if the merger is effectuated to Charter before the shareholder vote on the merger agreement is taken and not voting his or her shares in favor of the merger agreement. If a Charter shareholder follows the required procedures, his or her only right will be to receive the “fair value” of his or her Charter common stock in cash. If a Charter shareholder thinks that it may desire to exercise its appraisal rights, then such person should not send in a proxy unless it is marked to vote “AGAINST” the merger agreement. Copies of the applicable Mississippi statutes are attached to this proxy statement/prospectus as Appendix B. See “PROPOSAL NO. 1—THE MERGER—Appraisal Rights for Charter Shareholders.”

Q:	If I receive shares of Citizens common stock as a result of the merger, where will my shares be listed?

A:	Citizens will list the shares of Citizens common stock issued in the merger on the Nasdaq Global Market and the shares will trade under the symbol “CIZN.”

Q:	Will the shares of Citizens common stock that Charter shareholders receive in the merger be freely tradable?

A:

Yes, in most cases. The shares of Citizens common stock to be issued as consideration in the merger will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and listed for trading on the Nasdaq Global Market. However, if any former shareholders of Charter are deemed to be “affiliates” of Citizens under the Securities Act after the merger (generally, directors and executive officers of Citizens and shareholders holding 10% or more of the outstanding shares of Citizens common stock), such persons must comply with certain transfer restrictions under the Securities Act.

Q:	If I have lost my Charter stock certificate(s), will I be able to receive the merger consideration?

A:

Yes. However, as will be detailed in the letter of transmittal delivered to you by the exchange agent to be selected by Citizens, you will have to provide an affidavit attesting to the fact that you lost your Charter stock certificate(s). Additionally, you may have to secure a bond in an amount determined necessary by Citizens to indemnify Citizens in the event someone finds or has your lost certificate(s) and is able to transfer such certificate(s). To avoid these measures, you should do everything you can to find your lost certificate(s) before the time comes to send them in.

Q:	Should I send in my stock certificates now?

A:

No. You should not send in your stock certificates at this time. Shortly after the effective time of the merger, the exchange agent will send all Charter shareholders written instructions for exchanging Charter stock certificates for the merger consideration.

Q:	When do you expect to complete the merger?

A:

The merger will occur only after all conditions to the completion of the merger have been satisfied or waived. We presently expect to complete the merger early in the fourth quarter of 2019. However, we cannot assure you when or if the merger will occur. Among other closing conditions, we must first obtain the approval of Charter’s shareholders at its special shareholder meeting.

Q:	Who should I call with questions about the merger?

A:	Citizens shareholders should call Greg L. McKee, Chief Executive Officer, at (601) 656-4692. Charter shareholders should call Gregory E. Cronin, Charter’s Chief Executive Officer, at (228) 392-2330.

SUMMARY

This summary highlights material information regarding the merger and the Charter special shareholder meeting contained later in this proxy statement/prospectus. This summary does not contain all of the information that may be important to you, and we urge you to carefully read this entire document, including the exhibits and enclosures, to better understand the merger and its potential impact on you before deciding how to vote. Each item in this summary includes a page reference directing you to a more complete discussion of the item.

The Companies (page 73 for Citizens and page 76 for Charter)

Citizens Holding Company

521 Main Street

Philadelphia, Mississippi 39350

(601) 656-4692

Attention: Mark D. Taylor, Secretary

Citizens is a Mississippi corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Citizens engages in a general banking business through its subsidiary, Citizens Bank, a Mississippi state bank. Citizens Bank commenced its operations as a national bank on February 8, 1908, but later surrendered its national charter and obtained a state charter in 1917. Citizens Bank has grown to 23 banking locations in Mississippi and offers full-service commercial banking, mortgage lending and title insurance services in addition to a full range of Internet banking services. The executive offices of Citizens are located in Philadelphia, Mississippi.

Charter Bank

1721 Medical Park Drive, Suite 103

Biloxi, Mississippi 39532

(228) 392-2330

Attention: Gregory E. Cronin, CEO

Charter, headquartered in Biloxi, Mississippi, is a Mississippi state-charted bank, which commenced its operations in 2008. Charter is built around a relationship-based, full service business banking concept. Charter offers a broad range of commercial and consumer banking services to small and medium sized businesses, professional firms, individuals, civic groups and other organizations. Charter has four locations along the Gulf Coast of Mississippi in the cities of Biloxi, Ocean Springs, Gulfport, and Pascagoula.

The Merger (page 48)

Under the terms of the merger agreement, Charter will merge with and into Citizens Bank, with Citizens Bank as the surviving Mississippi banking corporation. Both Citizens and Citizens Bank will continue their existence under Mississippi law, while Charter will cease to exist. The merger agreement is attached as Appendix A and is incorporated into this proxy statement/prospectus by reference. We encourage you to read the merger agreement carefully as it is the legal document that governs the merger.

What Charter Shareholders Will Receive in the Merger (page 48)

At the effective time of the merger, holders of Charter common stock will be entitled to receive: (i) 0.39417 shares of Citizens common stock and (ii) $3.615 in cash for each share of Charter common stock held at the effective time of the merger. Citizens will not issue any fractional shares of its common stock in the merger. In lieu of the issuance of any fractional shares of Citizens common stock, Citizens will pay to each former shareholder of Charter who would otherwise be entitled to receive such fractional share an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) $21.40 by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Citizens common stock to which such holder would otherwise be entitled to receive.

Regulatory Approvals (page 39)

For the merger of Charter with and into Citizens Bank, we must obtain approval from the Federal Deposit Insurance Corporation (the “FDIC”) and from the Mississippi Department of Banking and Consumer Finance (“MDBCF”). Citizens has filed an interagency bank merger act application with the FDIC and with the MDBCF. As of the date of this proxy statement/prospectus, Citizens and Citizens Bank have not received any of the bank regulatory approvals required to consummate the merger.

Charter’s Special Shareholder Meeting (page 20)

Charter will hold its special shareholder meeting on Wednesday, September 11, 2019, at 4:00 p.m. local time, at 2702 Bienville Boulevard, Ocean Springs, Mississippi.

Charter’s Record Date and Voting (page 20)

If you owned shares of Charter common stock at the close of business on July 30, 2019, the record date for the Charter special shareholder meeting, you are entitled to vote on the merger agreement as well as any other matters considered at the special shareholder meeting. On the record date, there were 1,690,150 shares of Charter common stock outstanding. You will have one vote at the meeting for each share of Charter common stock you owned on the record date. Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Charter common stock entitled to vote at the special shareholder meeting. Approval of the adjournment proposal requires that a majority of the outstanding shares of Charter common stock vote in favor of the proposal to adjourn. As of July 29, 2019, the last date before the date of this proxy statement/prospectus for which it was practicable to obtain this information, Charter’s directors and executive officers beneficially owned approximately 26% of the outstanding shares of Charter common stock.

Charter’s Board of Directors Unanimously Recommends that the Shareholders of Charter Vote “FOR” the Approval of the Merger Agreement (page 22)

Charter’s board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Charter and its shareholders and has adopted the merger agreement. Charter’s board of directors recommends that Charter shareholders vote “FOR” the approval of the merger agreement. For the factors considered by Charter’s board of directors in reaching its decision to adopt the merger agreement, see “PROPOSAL NO. 1—THE MERGER—Charter’s Reasons for the Merger; Recommendation of the Merger by the Charter Board of Directors.”

Interests of Directors and Executive Officers of Charter that Differ from Your Interests (page 37)

When considering whether to approve the merger agreement, you should be aware that some current and former directors and executive officers of Charter have, or at the time Charter’s board of directors adopted the merger agreement had, interests in the merger that are different from, or in addition to, the interests of Charter shareholders generally. Charter’s board of directors was aware of these interests and considered them, among other matters, when making its decision to adopt the merger agreement and in recommending that Charter’s shareholders vote in favor of approval of the merger agreement, to the extent such interests existed at such time. These interests include the following:

•

In connection with the merger, Citizens and Citizens Bank will appoint Gregory Cronin, a current Charter board member, to the boards of directors of Citizens and Citizens Bank, and Mr. Cronin will receive compensation for serving on these boards. Certain information regarding Gregory Cronin’s business experience and attributes is summarized on page 41.

•

At the time Charter’s board of directors adopted the merger agreement, Charter was a party to an employment agreement with Gregory Cronin, Charter’s President and Chief Executive Officer. Mr. Cronin’s employment agreement provided him with certain benefits, including a payment of up to 2.99 times the executive’s then-current annual base salary, in the event his employment was terminated by Charter (or any successor) without cause (as defined in the agreement) or by Mr. Cronin for good reason (as defined in the agreement), in each case within 12 months following a change of control (as defined in the agreement) of Charter. The terms of Mr. Cronin’s employment agreement are summarized on page 37.

•

Prior to the closing of the merger, Charter will obtain and, after the closing of the merger, Citizens will maintain, a “tail” policy under Charter’s existing directors’ and officers’ liability insurance policy providing coverage for a period of six years following the closing of the merger.

Material United States Federal Income Tax Consequences (page 44)

The merger will qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code. It is a condition to the obligation of Charter to effect the merger that Charter receive a written opinion from Butler Snow LLP, counsel to Charter, dated as of the closing date of the merger to the effect that for United States federal income tax purposes the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to the obligation of Citizens to effect the merger that Citizens receive a written opinion from Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, counsel to Citizens, dated as of the closing date of the merger to the effect that for United States federal income tax purposes the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

A U.S. Shareholder (as defined in the section entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER”) of Charter common stock will recognize gain (but not loss) on the receipt of any cash consideration in an amount equal to the lesser of (i) the amount of cash received by such holder of Charter common stock (in each case excluding any cash received instead of fractional share interests in Citizens), or (ii) the amount by which the sum of the fair market value of the Citizens common stock and cash received by a holder of Charter common stock exceeds such holder’s tax basis in its Charter common stock. This gain generally will be a capital gain and will be a long-term capital gain if the holding period for the shares of Charter common stock exchanged for cash is more than one year at the completion of the merger. Further, if a U.S. Shareholder of Charter common stock receives cash consideration in lieu of a fractional share of Citizens common stock, such exchange generally will be treated as a taxable transaction causing such Charter shareholder to recognize gain or loss on the exchange.

We note that the opinions referenced above, however, will not bind the IRS or the courts, which could take a contrary view. You should read the section entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” for a more complete discussion of the United States federal income tax consequences of the merger. The United States federal income tax consequences described above may not apply to all Charter shareholders. Your tax consequences will depend on your individual situation. Accordingly, Charter strongly urges you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Comparative Rights of Shareholders (page 63)

The rights of Charter’s shareholders are currently governed by Mississippi law and Charter’s articles of incorporation and bylaws. The rights of Citizens’ shareholders are currently governed by Mississippi law and Citizens’ articles of incorporation and bylaws. Upon consummation of the merger, the shareholders of Charter will become shareholders of Citizens, and Citizens’ articles of incorporation and bylaws will govern their rights. Citizens’ articles of incorporation and bylaws differ somewhat from those of Charter. The section entitled “COMPARATIVE RIGHTS OF CITIZENS AND CHARTER SHAREHOLDERS” contains descriptions of the material differences in shareholder rights.

Termination of the Merger Agreement and Termination Fee (page 57)

Notwithstanding the approval of the merger agreement by Charter’s shareholders, the parties can mutually agree at any time to terminate the merger agreement before completing the merger.

Either Citizens or Charter can also terminate the merger agreement:

•

if (1) the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement and (2) there has been a material breach of any of the covenants, agreements, representations or warranties of the other party in the merger agreement, which breach is not cured promptly following written notice to the party committing the breach, or which breach, by its nature, cannot be cured prior to the closing date of the merger, and which breach, individually or together with all other breaches, would, if occurring or continuing on the closing date, result in the failure of the condition relating to the performance of obligations or breaches of representations or warranties;

•

if the Charter shareholders fail to approve the merger; however, in the event that Charter fails to properly call or convene the special meeting of its shareholders and publicly recommend a vote in favor of the merger, or if it changes its public recommendation regarding the merger, then Charter may not terminate the merger agreement based upon its shareholders’ failure to approve the merger;

•

if any request or application for a required regulatory approval is denied by the governmental entity which must grant such approval and such denial has become final and non-appealable, or a governmental entity has issued an order, decree, or ruling to permanently prohibit the merger and such prohibition has become final and non-appealable; and

•

if the merger is not completed on or before May 21, 2020, or such later date as may be agreed upon in writing by the parties, but neither Citizens nor Charter may terminate the merger agreement if the failure to consummate the merger is the result of such party’s failure to perform its covenants or obligations under the merger agreement.

Additionally, if Charter fails to properly call or convene the special meeting of its shareholders and publicly recommend a vote in favor of the merger, or if the Charter board of directors changes its public recommendation regarding the merger, Citizens will have a right to terminate the merger agreement.

Citizens can terminate the merger agreement if Charter’s board of directors fails to timely recommend that Charter’s shareholders reject any tender or exchange offer for 10% or more of the outstanding shares of Charter common stock.

Under certain circumstances, Charter may be required to pay a termination fee in the amount of $800,000 to Citizens in the event the merger agreement is terminated.

Accounting Treatment (page 47)

Citizens will account for the merger using the acquisition method of accounting. For accounting purposes, the cost of the “acquired” entity (Charter) will be allocated to consolidated tangible and intangible assets and liabilities based on their estimated fair value on the date that the merger is completed. Any excess cost will be allocated to goodwill. The financial statements of Citizens issued after the merger will reflect the results attributable to the operations of the two banks beginning on the date of completion of the merger.

Market and Dividend Information (pages 60, 62)

Shares of Citizens common stock are listed and traded on the Nasdaq Global Market under the ticker symbol “CIZN.” The common stock of Charter is not listed or traded on any national securities exchange or quotation system.

The ability of Citizens to pay dividends is highly dependent on Citizens Bank’s ability to pay dividends. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years, so long as Citizens Bank’s minimum regulatory capital requirements will not be impaired.

Appraisal Rights (page 41)

Under Mississippi law, holders of Charter common stock will be entitled to obtain payment in cash for the “fair value” of their shares of Charter common stock. Set forth below is a summary of the procedures that must be followed by the holders of Charter common stock in order to exercise their appraisal rights. This summary is qualified in its entirety by reference to the text of the applicable Mississippi statutes, a copy of which is attached to this proxy statement/prospectus as Appendix B.

A record holder of Charter common stock who wishes to exercise its appraisal rights (i) must deliver to Charter, before the vote on the merger agreement is taken, written notice of his or her intent to demand payment for his or her shares if the merger is effectuated and (ii) must not vote his or her shares in favor of the merger agreement.

If the merger is approved at the Charter special shareholder meeting and the merger is completed, Citizens will deliver, no later than ten days after the date that the merger is completed, a written notice to all Charter shareholders who satisfied the two requirements set forth above. The written notice will include the date Charter first announced the principal terms of the merger and require the shareholder to certify whether its ownership of the shares for which appraisal rights are asserted was acquired before or after the date of such announcement and whether the shareholder did not vote for the merger. This written notice will also (i) state where the payment demand must be sent and where and when stock certificates must be deposited, (ii) set a date by which Citizens must receive the payment demand, which date will not be less than 40 nor more than 60 days after such written notice is sent, (iii) state Citizens’ estimate of the fair value of the shareholder’s shares, (iv) include an undertaking to provide upon request, within ten days after the date Citizens must receive the payment demand, the number of shareholders who returned the written notice and the total number of shares owned by them, and (v) state the date by which the shareholder may decline to exercise its appraisal rights and withdraw from the appraisal process. A shareholder who does not return the written notice and deposit its share certificate(s) as required by the notice will not be entitled to payment for its shares, and such shareholder’s shares of Charter common stock will be converted into the right to receive the merger consideration in connection with the merger.

Within 30 days of the date the written notice is due, Citizens will (i) pay to each exercising shareholder who properly demanded payment the amount Citizens estimates to be the “fair value” of its shares, plus interest,

(ii) deliver to such shareholder Charter’s financial statements, and (iii) state that such shareholder has the right to demand further payment. If the shareholder believes that the amount paid is less than the fair value of its shares or that the interest is incorrectly calculated, the shareholder may notify Citizens in writing of its estimate of the fair value of its shares and the amount of interest due and demand payment of this estimate. If a demand for payment remains unsettled, Citizens will commence a court proceeding to determine the fair value of the shares and the accrued interest.

Exercise of appraisal rights by holders of Charter common stock will result in the recognition of gain or loss, as the case may be, for United States federal income tax purposes upon receipt of any cash.

RISK FACTORS RELATED TO THE MERGER

If the merger is consummated and you are a Charter shareholder, you will receive cash and shares of Citizens common stock in exchange for your shares of Charter common stock. In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including without limitation Citizens’ Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and Citizens’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, you should carefully consider the following risk factors in deciding whether to vote to approve the merger agreement.

Fluctuations in the trading price of Citizens common stock preceding the effective time of the merger could change the value of the stock consideration to be received by Charter shareholders in the merger.

In connection with the merger, each share of Charter common stock (except for certain excluded shares and any dissenting shares) will be converted into the right to receive 0.39417 shares of Citizens common stock and $3.615 in cash.

Although the exchange ratio is fixed, the market value of the stock consideration will fluctuate. The market value of the shares of Citizens common stock to be received as stock consideration will vary from the closing price of Citizens common stock on the date Citizens and Charter announced the merger, on the date that this proxy statement/prospectus is mailed to Charter shareholders, on the date of the special meeting, and on the date the merger is completed and thereafter. Any change in the market price of the Citizens common stock prior to the completion of the merger will affect the market value of the stock consideration that Charter shareholders will receive upon completion of the merger, and there will be no adjustment to the stock consideration for changes in the market price of shares of Citizens common stock. Stock price changes may result from a variety of factors that are beyond the control of Citizens, including, but not limited to, general market and economic conditions, changes in Citizens’ business, operations, and prospects and regulatory considerations. Therefore, at the time of the special meeting, you will not know the precise market value of the stock consideration Charter shareholders will receive at the effective time of the merger. You should obtain current market quotations for shares of Citizens common stock.

For additional information, see “THE MERGER AGREEMENT—Merger Consideration.”

The market price of Citizens common stock may be affected by factors different from those that historically have affected Charter.

Upon completion of the merger, holders of Charter common stock will become holders of shares of Citizens common stock. Citizens’ business differs from that of Charter, and accordingly, the results of operations of Citizens will be affected by some factors that are different from those currently affecting the results of operations of Charter. For a discussion of the businesses of Citizens and Charter and of some important factors to consider in connection with those businesses, see the section entitled ‘‘INFORMATION ABOUT CITIZENS AND CITIZENS BANK” and ‘‘INFORMATION ABOUT CHARTER.”

The market price of Citizens’ common stock may decline as a result of the merger.

The market price of Citizens’ common stock may decline as a result of the merger if, for example, Citizens does not achieve the perceived benefits and cost savings associated with the merger or the effect of the merger on Citizens’ financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the merger, Citizens shareholders will own interests in a combined company operating an expanded business with a different mix of assets, risks, and liabilities. Shareholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company, either of which could exert downward pressure on market price of Citizens’ common stock.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated in the merger agreement may be completed, including the merger, prior approval of our applications and notices filed with the FDIC and MDBCF must be obtained. These governmental agencies may impose conditions on the completion of the merger or require changes to the terms of the merger agreement. Although Citizens does not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the transactions contemplated in the merger agreement or imposing additional costs on or limiting Citizens Bank’s or Charter’s revenues, any of which might have a material adverse effect on Citizens following the merger. There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed. See “THE MERGER AGREEMENT—Conditions to the Completion of the Merger” for a discussion of the conditions to the completion of the merger and “PROPOSAL NO. 1—THE MERGER—Regulatory Approval” for a description of the regulatory approvals that must be received in connection with the merger.

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed.

The merger is subject to customary conditions to closing, including the approval of Charter’s shareholders. If any condition to the merger is not satisfied or waived (to the extent waiver is legally permitted at all), the merger will not be completed. In addition, Citizens and Charter may terminate the merger agreement under certain circumstances even if the merger is approved by Charter’s shareholders, including but not limited to if the merger has not been completed on or before May 21, 2020, in which event Charter would not realize any of the expected benefits of having completed the merger. If the merger is not completed, additional risks could materialize, which could materially and adversely affect the business, financial condition and results of operations of Charter. For more information on closing conditions contained in the merger agreement, see “THE MERGER AGREEMENT—Conditions to the Completion of the Merger.”

Termination of the merger agreement could negatively affect Charter.

If the merger agreement is terminated before the merger is completed, Charter may suffer various consequences. For example, Charter’s business may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Also, Charter will have incurred substantial expenses in connection with the proposed merger without realizing the benefits of the merger, and Charter may experience negative reactions from its shareholders, customers, regulators, or employees. If the merger agreement is terminated and the Charter board of directors seeks to pursue another merger or business combination, Charter shareholders cannot be certain that Charter will be able to find a party willing to pay consideration equivalent to or greater than that which Citizens has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, Charter may be required to pay Citizens a termination fee of $800,000. See “THE MERGER AGREEMENT—Termination Fee.”

Citizens and Charter may waive one or more of the conditions to the merger without re-soliciting Charter shareholder approval for the merger agreement.

Each of the conditions to the obligations of Citizens, Citizens Bank and Charter to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of Citizens, Citizens Bank and Charter, if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of Citizens, Citizens Bank and Charter will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and the re-solicitation of the approval of the merger by Charter shareholders is necessary. In the event that any such waiver is not determined to be significant enough to require re-solicitation of Charter’s shareholders, the companies will have the discretion to complete the merger without seeking further shareholder approval.

Charter will be subject to business uncertainties and contractual restrictions while the merger is pending.

Charter’s employees and customers may be uncertain about the effect on Charter of the merger, and this uncertainty may adversely affect Charter’s ability to attract, retain and motivate key personnel until the merger is completed. In addition, customers, vendors and other third parties could seek to alter their existing business relationships with Charter on account of the merger. Because of uncertainty about their future employment with Citizens following the merger, retention of certain employees by Charter may be challenging while the merger is pending. If key employees depart for any reason, Charter’s business, both while the merger is pending and after its completion, could be negatively impacted. In addition, Charter has agreed to certain contractual restrictions on the operation of its business prior to closing. See “THE MERGER AGREEMENT—Conduct of Charter’s Business Pending the Merger.”

Citizens may not be able to successfully integrate Charter or to realize the anticipated benefits of the merger.

The merger involves the combination of two banks that previously have operated independently. A successful combination of the operations of the two entities will depend substantially on Citizens’ ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. Citizens also intends to utilize most if not all of Charter’s employees, a plan that may or may not be completely feasible as the growth of the banks and Citizens continues and the demands of the marketplace dictate. Citizens may not be able to combine the operations of Charter and Citizens Bank without encountering difficulties, such as:

•	the loss of key employees;

•	disruption of operations and business;

•	inability to maintain and increase competitive presence;

•	deposit attrition, customer loss and revenue loss;

•	possible inconsistencies and disruptions during the period needed to integrate standards, control procedures and policies;

•	unexpected problems with costs, operations, personnel, technology and credit; and/or

•	problems with the assimilation of new operations, sites or personnel, which could divert resources from regular banking operations.

Additionally, general market and economic conditions or governmental actions affecting the financial industry generally may inhibit the successful integration of Charter and Citizens Bank.

Further, Citizens, Citizens Bank and Charter entered into the merger agreement with the expectation that the merger will result in various benefits including, among other things, benefits relating to enhanced revenues, a strengthened market position for the combined company, cross-selling opportunities, technology, cost savings and operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether Citizens integrates Charter into Citizens Bank’s operations in an efficient and effective manner, and general competitive factors in the Mississippi Gulf Coast region and the financial industry generally. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially impact Citizens’ business, financial condition and operating results. Finally, any cost savings that are realized may be offset by losses in revenues or other charges to earnings.

Charter Shareholders will have a reduced ownership and voting interest after the merger and will have less ability to exercise influence over management.

After the merger’s completion, Charter shareholders will own a significantly smaller percentage of Citizens than they currently own of Charter. Following completion of the merger, Charter shareholders will own approximately 12% of the combined company. Additionally, former Charter directors will hold only one out of eleven seats on Citizens’ board of directors. Consequently, Charter shareholders likely will be able to exercise less influence over the management and policies of Citizens than they currently exercise over the management and policies of Charter.

The shares of Citizens common stock to be received by Charter shareholders as consideration for the merger will have different rights from the shares of Charter common stock.

Upon completion of the merger, Charter shareholders will become Citizens shareholders, and their rights as shareholders will continue to be governed by Mississippi corporate law and will additionally be governed by Citizens’ articles of incorporation and bylaws. The rights associated with shares of Charter common stock are different from the rights associated with shares of Citizens common stock. See ‘‘COMPARATIVE RIGHTS OF CITIZENS AND CHARTER SHAREHOLDERS” for a further discussion of the different rights associated with shares of Citizens common stock.

The merger agreement prohibits Charter from pursuing an alternative acquisition proposal.

The merger agreement prohibits Charter from, among other things, soliciting, initiating or facilitating any alternative acquisition proposal with any third party. The merger agreement also provides for the payment by Charter of a termination fee in the amount of $800,000 in the event the merger agreement is terminated for certain reasons and Charter thereafter enters into an alternative transaction. These provisions could discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Charter from considering or proposing such an acquisition, even if this third party was willing to pay consideration with a higher per share value than the consideration payable in the merger with Citizens. See “THE MERGER AGREEMENT—Acquisition Proposals.”

The combined company will incur significant transaction and merger-related costs in connection with the merger.

Citizens and Charter expect to incur costs associated with combining the operations of their respective businesses. Citizens and Charter are still collecting information in order to formulate detailed integration plans to deliver planned synergies. Additional unanticipated costs may be incurred in the integration of the businesses of Citizens and Charter. Although Citizens and Charter expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

Whether or not the merger is consummated, Citizens and Charter will incur substantial expenses, such as legal, accounting and financial advisory fees, in pursuing the merger. Completion of the merger is conditioned upon the receipt of all required governmental authorizations, consents, orders and approvals, including approval by federal and state banking regulators. See “THE MERGER AGREEMENT—Conditions to the Completion of the Merger” for a discussion of the conditions to the completion of the merger and “PROPOSAL NO. 1—THE MERGER—Regulatory Approval” for a description of the regulatory approvals necessary in connection with the merger.

Some directors and officers of Charter have interests in the merger different from, or in addition to, the interests of Charter shareholders.

Certain of Charter’s existing directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Charter’s shareholders generally. For example, Gregory E. Cronin,

Charter’s Chief Executive Officer, has an employment agreement with Charter that requires Charter to pay him additional payments in the event he is terminated without cause following the merger, and Charter intends to terminate that employment agreement prior to or in connection with the closing of the merger and pay to Mr. Cronin the amounts owed under that agreement. This agreement and other arrangements may create potential conflicts of interest by creating a vested interest in some of Charter’s executive officers and directors in the completion of the merger. This and certain other additional interests of Charter’s directors and officers may cause some of these persons to view the proposed transaction differently than you view it. For more about these potential conflicts of interest, please see “PROPOSAL NO. 1—THE MERGER—Interests of Certain Charter Executive Officers and Directors in the Merger.”

The opinion obtained by Charter from its financial advisor will not reflect changes in circumstances prior to the merger.

On May 20, 2019, Charter’s financial advisor, FIG Partners LLC (“FIG”), delivered to the Charter board its written opinion dated May 20, 2019 as to the fairness from a financial perspective to the shareholders of Charter, as of that date, of the consideration to be received by them under the merger agreement. A copy of this opinion is attached hereto as Appendix C. The opinion does not reflect changes that may occur or may have occurred after the date of such opinion to the operations and prospects of Citizens or Charter, general market and economic conditions and other factors. As a result of the foregoing, Charter shareholders should be aware that the opinion of FIG attached hereto does not address the fairness of the aggregate merger consideration at any time other than as of May 20, 2019, which is prior to the date of this proxy statement/prospectus. Charter currently does not plan to ask FIG to update its opinion.

The merger may distract Citizens’ management from its other responsibilities.

The acquisition of Charter could cause Citizens’ management to focus its time and energies on matters related to the acquisition and the integration of Charter into Citizens’ business that otherwise would be directed to the business and operations of Citizens. Any such distraction on the part of management, if significant, could affect Citizens’ ability to service existing business and develop new business and, as a result, could adversely affect its business and earnings and negatively impact the trading price of its common stock.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CITIZENS HOLDING COMPANY

The following selected historical consolidated financial data as of and for the years ended December 31, 2018, 2017 and 2016, is derived in part from the audited consolidated financial statements of Citizens. The following selected historical consolidated financial data as of and for the three months ended March 31, 2019 and 2018, is derived from the unaudited consolidated financial statements of Citizens and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of Citizens’ management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data as of and for such date.

The results of operations for the three months ended March 31, 2019 are not necessarily indicative of the results that may be expected for the twelve months ending December 31, 2019 or any future period. You should read the following selected historical consolidated financial data in conjunction with Citizens’ Management’s Discussion and Analysis of Financial Condition and Results of Operations, audited consolidated financial statements and accompanying notes for the year ended December 31, 2018, and unaudited consolidated financial statements and accompanying notes for the three months ended March 31, 2019, each of which is incorporated by reference in this proxy statement/prospectus.

(amounts are in thousands, except ratios and per share data)

	As of and for
	Three months ended March 31,		Year ended December 31,
	2019	2018	2018	2017	2016
Summary of Earnings
Total interest income	$8,383	$7,600	$31,359	$30,505	$30,169
Total interest expense	2,174	795	4,459	3,343	3,098
Provision for loan losses	195	(237)	334	(543)	(65)
Non-interest income	2,047	2,100	8,599	8,296	7,692
Non-interest expense	6,639	7,048	27,665	28,227	26,480
Income tax expense	195	322	828	4,070	1,612
Net income	1,227	1,772	6,673	3,704	6,737

Per Share Data
Earnings-basic	$0.25	$0.36	$1.36	$0.76	$1.38
Earnings-diluted	0.25	0.36	1.36	0.76	1.38
Cash dividends	0.24	0.24	0.96	0.96	0.96
Book value at year end	18.47	16.76	17.09	18.07	17.42

Selected Period End Actual Balances
Loans, net of unearned income	$447,469	$408,183	$429,277	$406,605	$394,051
Allowance for loan losses	3,560	2,725	3,372	3,019	3,903
Investment securities	507,791	469,895	444,746	505,046	496,125
Earning assets	984,794	897,290	885,416	910,283	935,957
Total assets	1,057,392	976,041	958,630	993,096	1,025,212
Deposits	840,160	785,627	756,222	720,685	760,152
Long-term borrowings	11	22	15	20,000	20,000
Shareholders’ equity	90,579	82,033	83,866	88,451	85,059

	As of and for
	Three months ended March 31,		Year ended December 31,
	2019	2018	2018	2017	2016
Selected Period End Average Balances
Loans, net of unearned income	$435,033	$406,838	$418,136	$395,217	$409,367
Allowance for loan losses	3,439	2,837	3,002	3,586	5,051
Investment securities	456,089	477,928	484,298	511,133	475,714
Earning assets	929,677	904,810	911,175	929,260	917,366
Total assets	1,006,484	986,614	971,893	1,013,177	996,266
Deposits	803,278	768,462	760,992	762,983	766,264
Long-term borrowings	13	9,245	19	20,000	20,042
Shareholders’ equity	86,136	88,267	83,907	90,230	91,766

Selected Ratios
Return on average assets	0.49%	0.72%	0.69%	0.37%	0.68%
Return on average equity	5.70%	8.03%	7.95%	4.10%	7.34%
Dividend payout ratio	96.00%	66.67%	70.59%	126.32%	69.57%
Equity to year end assets	8.57%	8.40%	8.75%	8.91%	8.30%
Total risk-based capital to risk-adjusted assets	17.16%	18.39%	17.69%	18.51%	18.67%
Leverage capital ratio	9.50%	9.58%	9.74%	9.17%	9.22%
Efficiency ratio	76.34%	74.47%	75.99%	76.35%	71.49%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this proxy statement/prospectus that are not statements of historical fact constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements may relate to, among other matters, the financial condition, results of operations, plans, objectives, future performance, and business of each of Citizens, Citizens Bank and Charter, as well as certain information relating to the merger. Forward-looking statements are based on many assumptions and estimates and are not guarantees of future performance. The actual results may differ materially from those anticipated in any forward-looking statements, as they will depend on many factors about which Citizens, Citizens Bank and Charter are unsure, including many factors that are beyond their control. The words “may,” “would,” “could,” “should,” “will,” “expect,” “anticipate,” “predict,” “project,” “potential,” “continue,” “contemplate,” “seek,” “assume,” “believe,” “intend,” “plan,” “forecast,” “goal,” and “estimate,” as well as similar expressions, are meant to identify such forward-looking statements. Potential risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements include, but are not limited to, those described under the “RISK FACTORS RELATED TO THE MERGER” section, as well as the section titled “Risk Factors” in Citizens’ Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and Citizens’ other reports on file with the SEC, and the following:

•	fluctuations in the trading price of shares of Citizens common stock prior to the effective time of the merger;

•	failure of Charter’s shareholders to approve the merger agreement or for the parties to receive all required regulatory approvals;

•	failure to satisfy conditions to closing of the merger;

•	the impact of uncertainties on Charter’s business while the merger is pending;

•	Citizens’ ability to successfully integrate Charter and realize the anticipated benefits of the merger;

•	expected revenue synergies and cost savings from the merger may not be fully realized;

•	revenues following the merger may be lower than expected and expenses may be higher than expected;

•	limits on Charter’s ability to pursue alternative acquisition proposals;

•	costs and expenses relating to the merger;

•	expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions;

•	adverse changes in asset quality and loan demand, and the potential insufficiency of the allowance for loan losses;

•	the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which Citizens operates;

•

extensive regulation, changes in the legislative and regulatory environment that negatively impact Citizens and Citizens Bank through increased operating expenses and the potential for regulatory enforcement actions, claims, and litigation;

•	increased competition from other financial institutions and the risk of failure to achieve Citizens’ business strategies;

•

events affecting Citizens’ business operations, including the effectiveness of Citizens’ risk management framework, Citizens’ reliance on third party vendors, the risk of security breaches and potential fraud, and the impact of technological advances;

•	Citizens’ ability to maintain sufficient capital and to raise additional capital when needed;

•	Citizens’ ability to maintain adequate liquidity to conduct business and meet its obligations;

•	events that adversely affect Citizens’ reputation, and the resulting potential adverse impact on Citizens’ business operations;

•	expectations about overall economic strength and the performance of the economy in Citizens’ and Charter’s respective market areas;

•

risks arising from owning shares of Citizens common stock, such as volatility and trading volume, Citizens’ ability to pay dividends, the regulatory limitations on stock ownership, and the provisions in Citizens’ governing documents that may make it more difficult for another party to obtain control of Citizens; and

•	other risks detailed from time-to-time in Citizens’ filings with the SEC.

Because of these and other risks and uncertainties, Citizens’ or Charter’s actual future results may be materially different from the results indicated by any forward-looking statements. In addition, Citizens’ and Charter’s past results of operations do not necessarily indicate their future results. Therefore, both companies caution you not to place undue reliance on their forward-looking information and statements. Both companies undertake no obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

All forward-looking statements in this proxy statement/prospectus are based on information available to Citizens and Charter as of the date of this proxy statement/prospectus. Although both companies believe that the expectations reflected in our forward-looking statements are reasonable, neither company can guarantee you that these expectations will be achieved. The companies do not undertake any obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CHARTER SPECIAL MEETING

General

Charter is mailing this proxy statement/prospectus to you as a holder of Charter common stock on or about August 1, 2019. With this proxy statement/prospectus, Charter is sending you a notice of the special meeting of Charter shareholders (which we refer to as the Charter special meeting) and a form of proxy that is solicited by the Charter board of directors for use at the Charter special meeting and at any adjournments or postponements of the Charter special meeting. This proxy statement/prospectus is also the prospectus of Citizens in connection with its issuance of shares of Citizens common stock as consideration for the merger.

Meeting Date, Time, and Place

The Charter special meeting will be held on Wednesday, September 11, 2019, at 4:00 p.m. local time, at Charter’s Ocean Springs Branch, which is located at 2702 Bienville Boulevard, Ocean Springs, Mississippi 39564.

Meeting Record Date

Only holders of Charter common stock of record at the close of business on July 30, 2019, will be entitled to receive notice of and to vote at the Charter special meeting. As of July 29, 2019, the last date before the date of this proxy statement/prospectus for which it was practicable to obtain this information, there were 1,690,150 shares of Charter common stock outstanding and entitled to vote, with each such share entitled to one vote. As of July 29, 2019, the last date before the date of this proxy statement/prospectus for which it was practicable to obtain this information, there were approximately 156 holders of record of Charter common stock.

Quorum Requirements

The presence, in person or by proxy, of shares of Charter common stock representing a majority of Charter’s outstanding shares entitled to vote at the Charter special meeting is necessary in order for there to be a quorum present at the Charter special meeting. A quorum must be present in order for a vote on the merger agreement proposal or the proposal to adjourn the Charter special meeting to occur. The presence, in person or by proxy, of 845,076 shares of Charter common stock will be required to achieve a quorum. Shares of Charter common stock represented at the Charter special meeting but not voted, including shares that a shareholder abstains from voting and shares held in “street name” with a bank, broker, or other nominee for which a shareholder does not provide voting instructions, will be counted for purposes of establishing a quorum. Once a share of Charter common stock is represented at the Charter special meeting, it will be counted for purposes of determining a quorum not only at the Charter special meeting but also at any adjournment of the Charter special meeting unless a new record date is or must be set for the adjourned meeting. In the event there is not a quorum present at the Charter special meeting, the Charter special meeting can be adjourned until such time as a quorum can be obtained.

Matters to be Considered at the Meeting

At the Charter special meeting, holders of Charter common stock will be asked to consider and vote on:

•	a proposal to approve the merger agreement; and

•

a proposal to adjourn the Charter special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the Charter special meeting, in person or by proxy, to approve the merger agreement.

Each copy of this proxy statement/prospectus mailed to Charter shareholders is accompanied by a proxy card for use at the Charter special meeting.

Vote Required

Approval of Merger Agreement. Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Charter common stock entitled to vote on the proposal at the Charter special meeting. Accordingly, if a holder of Charter common stock fails to vote, in person or by proxy, on the merger agreement proposal at the Charter special meeting, abstains from voting with respect to the merger agreement proposal, or fails to instruct the holder’s bank, broker, or other nominee how to vote with respect to the merger agreement proposal, this will have the same effect as voting “AGAINST” the proposal to approve the merger agreement.

Adjournment of Charter Special Meeting. The proposal to adjourn the Charter special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the Charter special meeting, in person or by proxy, to approve the merger agreement will be approved if a majority of the outstanding shares of Charter common stock vote in favor of the proposal to adjourn. If a holder of Charter common stock fails to vote, in person or by proxy, on the adjournment proposal at the Charter special meeting, abstains from voting with respect to the adjournment proposal, or fails to instruct the holder’s bank, broker, or other nominee how to vote with respect to the adjournment proposal, this will have no effect on the outcome of any vote on the adjournment proposal.

How to Vote

Shareholders of Record. If you are a shareholder of record, you can vote in person at the Charter special meeting by submitting a ballot at the Charter special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the Charter special meeting. This will ensure that your vote is received. If you attend the Charter special meeting, you may vote by ballot at the Charter special meeting even if you have previously submitted your proxy, thereby canceling any proxy previously submitted.

Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the enclosed postage-paid envelope. Shares of Charter common stock represented by properly executed proxies received at or prior to the Charter special meeting will be voted at the Charter special meeting in the manner specified by the holders of such shares. Properly executed proxies that do not contain voting instructions will be voted “FOR” approval of the merger agreement and “FOR” the proposal to adjourn the Charter special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the Charter special meeting, in person or by proxy, to approve the merger agreement. Please do not send in your stock certificates with your proxy card. If the merger is completed, you will receive a separate letter of transmittal and instructions on how to surrender your Charter stock certificates for the merger consideration.

Shares Held in “Street Name.” If you are a Charter shareholder and your shares of Charter common stock are held in “street name” through a bank, broker, or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by the bank, broker, or other nominee. You may not vote shares held in street name by returning a proxy card directly to Charter or by voting in person at the Charter special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker, or other nominee. Further, banks, brokers, or other nominees who hold shares of Charter common stock on behalf of their customers may not give a proxy to Charter to vote those shares with respect to any of the proposals to be considered at the Charter special meeting without specific instructions from their customers, as banks, brokers, and other nominees do not have discretionary voting power on these matters. Therefore, if you are a Charter shareholder and you do not instruct your bank, broker, or other nominee how to vote your shares of Charter common stock:

•

your bank, broker, or other nominee may not vote your shares of Charter common stock on the merger agreement proposal, which broker non-votes will have the same effect as a vote “AGAINST” the merger agreement proposal; and

•

your bank, broker, or other nominee may not vote your shares of Charter common stock on the adjournment proposal, which broker non-votes will have no effect on the outcome of any vote on the adjournment proposal.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE CHARTER SPECIAL MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Attending the Meeting

All holders of Charter common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Charter reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. Everyone who attends the special meeting must abide by the rules for the conduct of the meeting. These rules will be printed on the meeting agenda. Even if you plan to attend the special meeting, we encourage you to vote by mail so your vote will be counted if you later decide not to attend the special meeting.

Voting of Stock Held by Charter’s Directors and Executive Officers

As of July 29, 2019, the last date before the date of this proxy statement/prospectus for which it was practicable to obtain this information, the directors and executive officers of Charter beneficially owned a total of approximately 26% of the outstanding shares of Charter common stock. In connection with the execution of the merger agreement, certain shareholders of Charter who collectively beneficially own and have the power to vote approximately 28.5% of the Charter common stock have entered into voting agreements with Citizens in which they have agreed, among other things, to vote their shares of Charter common stock in favor of the merger.

Solicitation of Proxies

Charter is soliciting proxies from holders of Charter common stock in conjunction with the Charter special meeting. Charter will pay the costs of soliciting proxies in connection with the Charter special meeting and the costs of printing and mailing this proxy statement/prospectus. Solicitation of proxies may be made in person or by mail, telephone, or facsimile, or other forms of communication, by directors, officers, and employees of Charter who will not be specially compensated for such solicitation.

No person is authorized to give any information or to make any representation not contained in this proxy statement/prospectus, and, if given or made, any such information or representation should not be relied upon as having been authorized by Citizens, Citizens Bank, Charter, or any other person. The delivery of this proxy statement/prospectus does not under any circumstances create any implication that there has been no change in the business or affairs of Citizens, Citizens Bank, or Charter since the date of this proxy statement/prospectus.

Revocability of Proxies

If you are a record holder, the grant of a proxy on the enclosed proxy card does not preclude you from voting in person or otherwise revoking your proxy. If you are a record holder, you may revoke a proxy at any time prior to its exercise by delivering to the Secretary of Charter either a duly executed revocation or a proxy bearing a later date. In addition, if you are a record holder, you may revoke a proxy prior to its exercise by voting in person at the Charter special meeting. All written notices of revocation should be addressed to Charter Bank, 1721 Medical Park Drive, Suite 103, Biloxi, Mississippi 39532, Attention: Corporate Secretary. Attendance at the Charter special meeting will not in and of itself constitute revocation of a proxy.

Recommendation of Charter’s Board of Directors

The Charter board of directors has determined that the merger agreement and the transactions contemplated thereby are in the best interests of Charter and its shareholders. The Charter board of directors unanimously recommends that holders of Charter common stock vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the Charter special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the Charter special meeting, in person or by proxy, to approve the merger agreement.

In the course of reaching its decision to adopt the merger agreement in May 2019 and approve the transactions contemplated in the merger agreement, Charter’s board of directors, among other things, consulted with its legal advisor, Butler Snow LLP, regarding the legal terms of the merger agreement, and with its financial advisor, FIG Partners LLC, as to the fairness, from a financial point of view, of the consideration to be received by the holders of Charter common stock in the merger. For a discussion of the factors considered by the Charter board of directors in reaching its conclusion, see “PROPOSAL NO. 1—THE MERGER—Background of the Merger” and “PROPOSAL NO. 1—THE MERGER—Charter’s Reasons for the Merger; Recommendation of the Merger by the Charter Board of Directors.”

Charter shareholders should note that some of Charter’s current and former directors have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests, if any, as shareholders of Charter. See “PROPOSAL NO. 1—THE MERGER—Interests of Certain Charter Executive Officers and Directors in the Merger.”

PROPOSAL NO. 1—THE MERGER

General

Charter’s board of directors is using this document to solicit proxies from the holders of Charter common stock for use at the Charter special meeting. At the Charter special meeting, holders of Charter common stock will be asked to vote on, among other things, the approval of the merger agreement. The merger will not be completed unless Charter’s shareholders approve the merger agreement.

This section of this proxy statement/prospectus describes certain aspects of the merger, including the background of the merger and the parties’ reasons for the merger.

Transaction Structure

The Citizens board of directors, the Citizens Bank board of directors and the Charter board of directors each has adopted the merger agreement, which provides for the merger of Charter with and into Citizens Bank. Citizens’ board also has approved the issuance by Citizens of shares of Citizens common stock to Charter shareholders in connection with the merger. Citizens Bank will be the surviving corporation subsequent to the merger. We expect to complete the merger in the fourth quarter of 2019, but there can be no assurance as to when, or if, the merger will be completed. Each share of Citizens common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of Citizens, and each share of Charter common stock issued and outstanding at the effective time of the merger will be converted into (i) 0.39417 shares of Citizens common stock and (ii) $3.615 in cash, with fractional shares being paid in cash as described below. See “THE MERGER AGREEMENT—Merger Consideration.”

Citizens Bank’s articles of incorporation and bylaws will be the articles of incorporation and bylaws of the combined company after the completion of the merger. At the effective time of the merger, the Citizens and Citizens Bank boards of directors will each be expanded by one member. Each of these board vacancies will be filled by Gregory E. Cronin, a current director of Charter. See “COMPARATIVE RIGHTS OF CITIZENS AND CHARTER SHAREHOLDERS;” “PROPOSAL NO. 1—THE MERGER—Interests of Certain Charter Executive Officers and Directors in the Merger;” and “INFORMATION ABOUT CHARTER—Board of Directors and Executive Officers.”

The merger agreement provides that the parties can amend the merger agreement, to the extent legally permissible. However, after any approval of the merger agreement by Charter’s shareholders, no amendment can reduce the consideration to be provided to Charter’s shareholders without further approval by Charter’s shareholders.

Background of the Merger

As part of Charter’s strategic planning, its board of directors and executive management continually evaluate opportunities and challenges which may affect Charter’s ability to grow and maintain its business and maximize shareholder value. A number of challenges have been identified by the Charter board of directors and executive management, including the increased cost and complexity associated with operating a financial institution, regulatory pressures, the low interest rate environment, competitive pressures and limited liquidity for Charter’s common stock.

Citizens Bank’s long-range strategic plan calls for growth through acquisition within geographic areas complimentary to its existing footprint. Citizens Bank maintains two financial centers on the Mississippi Gulf Coast and has desired to strategically grow within the market to enhance its footprint. The proposed merger with Charter would provide Citizens Bank with three additional financial centers in the market, thus expanding Citizens Bank’s footprint in the Gulfport, Ocean Springs and Pascagoula, Mississippi markets.

During 2018, Mr. Cronin, the President and Chief Executive Officer of Charter, met with Charter’s executive committee and board of directors on various occasions to discuss strategic initiatives and challenges to develop a strategy to move the bank forward and maximize opportunities. The strategic alternatives included maintaining the bank’s current model and business plan, raising additional capital, expanding into other markets through a merger of “like kind” banks, or identifying larger financial institutions which had an interest in acquiring Charter.

In the second and third quarter of 2018, Mr. Cronin and other members of Charter’s board of directors met with Mr. McKee, the President and Chief Executive Officer of Citizens, on several occasions and began informal discussions related to the possibility of a merger transaction involving Charter Bank and Citizens Bank. Mr. McKee and Mr. Cronin compiled financial and business models of the combined bank and discussed the potential synergies created by a merger, such as the combined bank’s higher lending limit and Citizens’ desire to expand in the Mississippi Gulf Coast market.

During the fourth quarter of 2018, Mr. Cronin held formal discussions regarding the possibility of merging with one or more banks in the state of Mississippi, including Citizens Bank, who had similar profiles and had indicated an interest in developing a strategy to merge with smaller community banks.

On December 18, 2018, Charter’s board of directors held an executive board meeting. Mr. Cronin updated the Charter board of directors regarding his efforts to discuss mergers with other small community banks. The Charter board of directors discussed the challenges presented by joining the smaller banks together and discussed other alternatives. The Charter board of directors instructed Mr. Cronin to discuss the alternatives with FIG, who had advised the bank on other occasions.

On January 10, 2019, Mr. Cronin met with representatives of FIG to discuss strategic plans on behalf of Charter. Following the discussion, FIG was requested to provide a presentation for the Charter board of directors regarding the merger and acquisition environment for financial institutions.

On January 14, 2019, the executive committee of Charter’s board of directors met with Mr. Cronin to discuss the presentation provided by FIG and to outline a plan going forward and for presentation to the full board.

On January 15, 2019, Charter’s board of directors convened for an executive board meeting to discuss the presentation provided by FIG and discuss various strategic alternatives, including raising capital and merger and acquisition opportunities. The presentation provided a financial analysis, an overview of the banking landscape on the Mississippi Gulf Coast, capital structure and banking trends. The Charter board of directors approved entering into an agreement with FIG to serve as Charter’s financial advisor. On January 30, 2019, Charter entered into an agreement with FIG for FIG to serve as Charter’s financial advisor.

On February 7, 2019, the executive committee of Charter’s board of directors met to discuss the merger and acquisition strategy recommended by FIG. The committee discussed potential banks with interest in Charter and the Mississippi Gulf Coast market. The banks discussed included three banks which had contacted the bank directly at various times and several banks recommended by FIG, which had indicated an interest in Charter or the market area. The executive committee approved FIG to contact the banks discussed and gauge the level of interest in Charter.

As part of the marketing process, FIG contacted eight banks that had either directly indicated their interest in acquiring Charter or who FIG felt would have an interest in the Mississippi Gulf Coast market. FIG focused on those banks that had the ability to provide both an acceptable financial offer as well as liquidity for Charter shareholders, either via cash consideration or publicly traded stock.

On February 17, 2019, Charter’s board of directors convened to discuss various strategic alternatives, including a plan to move forward with gauging the interest of other financial institutions with Charter.

On March 5, 2019, Greg Cronin met with FIG regarding the preliminary letters of interest received from other institutions interested in acquiring Charter. On March 7, 2019, the executive committee of Charter’s board met with representatives of FIG regarding the letters of intent and interest in Charter. The committee discussed specific offers, market conditions, the financial data of interested banks and other strategic information. Of the eight banks contacted, four made proposals. Company A’s proposal was below the minimum valuation threshold discussed by FIG and Charter management. The remaining three proposals all fell within the acceptable valuation range and provided Charter shareholders the opportunity for significant liquidity. The financial consideration offered by Citizens and Company B was materially higher than Company C, with Citizens’ offer being marginally higher than Company B. In addition to being the higher offer, other considerations that favored Citizens over Company B included more cash consideration, a larger pro forma dividend, a board seat, and the value of Citizens as a strategic partner in the combined bank’s targeted markets. The committee voted to recommend that Charter pursue a merger opportunity with Citizens Bank. From March 8, 2019, to March 25, 2019, representatives of FIG held discussions with representatives of KBW, Citizens’ financial advisor, regarding a potential merger.

On March 26, 2019, Charter held its monthly board meeting. Jerad Comarda and Eric Lawless with FIG attended and presented the proposals received from interested banks. Each of the banks making a proposal was reviewed based on a number of factors, including financial stability, stock liquidity (public vs. private), size, location, dividend history, bank culture, previous merger and acquisition activity and leadership. Following much discussion, the Charter board of directors recommended entering into a letter of intent with Citizens.

During the month of April 2019, Citizens Bank performed due diligence on Charter and Charter performed reverse due diligence on Citizens and Citizens Bank.

On May 2, 2019, the leadership teams for Charter and Citizens Bank met to introduce their respective teams and hold a due diligence discussion. Representatives of FIG and KBW were in attendance to facilitate discussions. The meeting included a group discussion and various one-on-one meetings.

On May 10, 2019, the executive committee of Charter’s board of directors met with representatives of FIG and representatives of Butler Snow LLP to discuss specifics with regard to the merger agreement provided by Citizens and Citizens Bank.

On May 13, 2019, the parties held an all-hands conference call to provide an update on due diligence and items still to be addressed. Both Citizens and Charter and their respective financial and legal advisors participated in this conference call.

On May 15, 2019, the Charter board of directors held a special meeting to discuss and consider the merger agreement.

On May 20, 2019, Charter’s board of directors convened for a special meeting to discuss the proposed merger with Citizens. This meeting was also attended by representatives of FIG, with representatives of Butler Snow LLP joining by phone. In advance of this meeting, board members were provided with written information prepared by Charter management and FIG with respect to the financial terms of the merger, FIG’s analysis of the fairness of the transaction from a financial perspective, and drafts of the merger agreement. At this meeting, Jerad Comarda summarized and described FIG’s fairness analysis. Mr. Comarda then gave FIG’s oral opinion to the effect that, as of May 20, 2019, the merger consideration was fair, from a financial point of view, to the holders of Charter common stock.

After considering the proposed terms of the merger agreement and the merger and the various presentations made by Charter management, FIG and Butler Snow LLP, the matters discussed during the meeting and prior meetings of the Charter board of directors, including consideration of the factors described below under “PROPOSAL NO. 1—THE MERGER—Charter’s Reasons for the Merger; Recommendation of the Merger by

the Charter Board of Directors”, the Charter board of directors determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of Charter and its shareholders and resolved to adopt and approve the merger agreement, to approve the execution, delivery, and performance of the merger agreement by Charter, and to recommend that Charter’s shareholders vote in favor of approval of the merger agreement and the transactions contemplated thereby.

Charter, Citizens, and Citizens Bank executed the merger agreement, and issued a joint press release announcing the same, on the morning of May 21, 2019.

Charter’s Reasons for the Merger; Recommendation of the Merger by the Charter Board of Directors

In the course of determining to adopt and approve the merger agreement and to recommend that Charter shareholders vote in favor of approval of the merger agreement, the Charter board of directors considered many factors, including the positive and negative factors described elsewhere in this proxy statement/prospectus, and concluded that the adoption and approval of the merger agreement, and the consummation of the merger, is advisable and in the best interests of Charter and its shareholders.

In making their determination and recommendation, members of the Charter board of directors relied on, among other things, their personal knowledge of Charter, Citizens, and Citizens Bank and the banking industry, information provided by Charter management, and their evaluation of the merger agreement and the merger in consultation with Charter’s outside legal counsel, Butler Snow LLP, and Charter’s financial advisor, FIG.

The Charter board of directors considered numerous factors, including among other things the factors set forth below, which are not intended to be exhaustive and are not presented in any relative order of importance. In reviewing these factors, the Charter board of directors considered its opinion that Citizens Bank is of sound financial condition with good asset quality, that Citizens Bank’s business and operations complement those of Charter, and that the merger will result in a combined bank with a larger market presence and more diversified revenue stream and a well-balanced loan portfolio. The Charter board of directors also considered that the synergies potentially available in the proposed merger create the opportunity for the combined bank to have superior future earnings and prospects when compared to the constituent banks’ earnings and prospects on a stand-alone basis.

In evaluating the merger agreement, the Charter board of directors consulted with Charter’s management, Charter’s outside legal counsel, Butler Snow LLP, and Charter’s financial advisor, FIG. In reaching a determination to adopt and approve the merger agreement and the transactions contemplated thereby, including the merger, the Charter board of directors considered a number of factors, both positive and negative, and potential benefits and detriments of the merger to Charter and its shareholders. The Charter board of directors identified the following factors and benefits of the merger that, among others, the Charter board of directors believes generally support its determination and recommendation:

•

the Charter board of directors’ knowledge of and deliberation with respect to the current and prospective business and economic environment in the markets served by Charter and by Citizens Bank, including the competitive environment in Charter’s and Citizens Bank’s markets, the pressure on net interest margins resulting from a low interest rate environment, the continuing consolidation of the financial services industry, the increased regulatory burdens on financial institutions and the uncertainties in the regulatory climate going forward, and the escalating need for investment in technology, and the likely effects of these factors on Charter’s and Citizens Bank’s potential growth, development, productivity, profitability and strategic options;

•	the historical market prices of Charter’s and Citizens’ respective common stock;

•	the Charter board of directors’ knowledge of and deliberation with respect to Charter’s business, operations, financial condition, earnings and prospects, and of Citizens Bank’s business, operations,

financial condition, earnings and prospects, taking into account the results of Charter’s due diligence review of Citizens and Citizens Bank and information provided by FIG;

•

the Charter board of directors’ views with respect to other potential strategic alternatives for Charter, including remaining independent, competing for organic growth, making acquisitions and pursuing other strategic merger partners;

•

the results of Charter’s exploration of possible merger partners other than Citizens Bank, and the Charter board of directors’ views with respect to the likelihood of any such other merger occurring and providing greater value to Charter shareholders;

•

the complementary aspects of Charter’s and Citizens Bank’s businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies’ management and operating styles;

•	the Charter board of directors’ understanding of Citizens’ commitment to enhancing its strategic position on the Mississippi Gulf Coast;

•	the prospect of Charter’s shareholders becoming shareholders of a publicly-traded company with a much larger shareholder base and holding a more liquid stock;

•

Citizen Bank’s successful track record to date and the Charter board of directors’ belief that the combined enterprise would benefit from the application of Citizens’ ability to take advantage of economies of scale and grow in the current economic environment while providing improved service to Charter’s customers and markets;

•

the consideration being offered as the merger consideration in relation to Charter’s board of directors’ then-current assessment of the fair market value of Charter’s stock and in relation to the then-current value of Charter in a freely negotiated transaction;

•

the merger consideration will consist, in part, of shares of Citizens common stock, which would allow Charter shareholders to participate in the future performance of the combined company and synergies resulting from the merger, and the value to Charter shareholders represented by that consideration;

•	Charter’s board of directors’ then-current estimate of the future value of Charter as an independent entity;

•	the short-term and long-term social and economic effects on employees, depositors, customers, shareholders and other constituents of Charter and on the communities within which Charter operates;

•	its discussions with and presentations by FIG and Butler Snow LLP regarding the merger and the merger agreement;

•

the oral opinion delivered to the Charter board of directors by FIG on May 20, 2019, which was subsequently confirmed in a written opinion delivered to the Charter board of directors, to the effect that based upon and subject to the assumptions, procedures, considerations, qualifications, and limitations set forth in the opinion, the consideration to be received by Charter shareholders under the merger agreement was fair, from a financial point of view, to Charter’s shareholders;

•

the financial terms of recent business combinations in the financial services industry reviewed by the Charter board of directors and a comparison of the multiples paid in such selected business combinations with the terms of the merger, including information that was included in the FIG fairness opinion analysis; and

•

the regulatory and other approvals required in connection with the merger and Charter’s board of directors’ determination as to the likelihood that the approvals needed to complete the merger would be obtained without unacceptable conditions.

The Charter board of directors also considered a variety of potential risks and other potentially negative factors related to the merger but concluded that the anticipated benefits of the merger were likely to substantially outweigh these risks and negative factors. These potential risks and other potentially negative factors included, among others, the following:

•

that the exchange ratio for the merger consideration is fixed, so that if the market price of Citizens common stock at the time of the closing of the merger is lower than the market price on the date of the merger agreement (i.e., May 21, 2019), the economic value of the per share merger consideration to be received by Charter’s shareholders in exchange for their shares of Charter common stock will also be lower;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•

the provisions of the merger agreement restricting Charter’s solicitation of third-party acquisition proposals and providing for the payment of a termination fee in certain circumstances, which Charter’s board of directors understood, while potentially limiting the willingness of a third party to propose a competing business combination transaction with Charter, were a condition to Citizens’ and Citizens Bank’s willingness to enter into the merger agreement;

•

the fact that Charter’s board of directors and certain executive officers have interests in the merger that are different from, or in addition to, the interests of Charter shareholders generally (see “PROPOSAL NO. 1—THE MERGER—Interests of Certain Charter Executive Officers and Directors in the Merger”);

•	the potential displacement of Charter’s employees and the adverse anticipated effect on those employees;

•

the potential risks associated with integrating Charter’s business, operations and workforce with those of Citizens Bank, including the execution risk of data system conversion and the possible negative effect on customer relationships;

•	the possibility that the merger could be announced but not consummated, and the possibility that Charter could lose customers, business, and employees as a result of announcing the transaction; and

•	the possibility that the required regulatory and other approvals might not be obtained.

The foregoing discussion of information and factors considered by the Charter board of directors is not exhaustive, but includes material factors that the Charter board of directors considered and discussed in approving the merger agreement. In light of the wide variety of factors considered and discussed by the Charter board of directors in connection with its evaluation of the merger agreement and the merger and the complexity of these factors, the Charter board of directors did not consider it practical to, nor did it attempt to, quantify, rank, or otherwise assign any specific or relative weights to the specific factors that it considered in reaching its decision; rather, the Charter board of directors considered all of the factors as a whole and, overall, considered the factors to be favorable to and to support its determinations. The Charter board of directors discussed the foregoing factors internally and with Charter’s management and legal and financial advisors. In considering the foregoing factors, each member of the Charter board of directors applied his or her own personal business judgment and individual directors may have assigned different weights to different factors.

It should be noted that this discussion of the Charter board of directors’ reasoning and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.”

For the reasons set forth above, the Charter board of directors determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Charter and its shareholders and adopted the merger agreement and approved the transactions contemplated thereby. The

Charter board of directors recommends that Charter shareholders vote “FOR” approval of the merger agreement and “FOR” approval of the adjournment proposal.

Citizens’ Reasons for the Merger

The Citizens board of directors has determined that the merger is advisable, fair and in the best interests of Citizens and its shareholders. In adopting the merger agreement on May 20, 2019, the Citizens board evaluated the financial merits to Citizens’ shareholders of the issuance of shares of Citizens common stock and the financial merits of the transaction in consultation with Citizens’ financial advisor Keefe, Bruyette & Woods, Inc. The board also consulted with its legal counsel as to its legal duties and the terms of the merger agreement.

At the time Citizens’ board of directors approved the merger agreement on May 20, 2019, the Citizens board also considered a number of factors, including the following material factors:

•	the merger brings to Citizens’ team a number of outstanding bankers;

•	the two institutions have potential synergies — Citizens will be utilizing Charter’s current work force to help with Citizens’ growth and to help realize these synergies;

•	the merger enables Citizens to significantly enhance its presence in one of its targeted markets, specifically the Mississippi Gulf Coast region;

•	the merger will enable Citizens to increase its size and scale;

•	the merger is anticipated to enhance the franchise value of Citizens, both in the short-run and in the long-run;

•	the merger is expected to enhance Citizens’ geographic market coverage;

•	the merger is expected to be accretive to Citizens’ earnings beginning in 2021;

•	the merger provides Citizens a larger, growing, lower cost source of funding;

•	the merger enables Citizens to diversify its revenue mix in a meaningful way;

•	the merger valuation multiples are similar to those of recent business combinations involving southeastern financial institutions, either announced or completed, during the past few years; and

•

the merger will not adversely impact Citizens and its bank subsidiary in remaining well-capitalized institutions, the financial positions of which will remain in excess of all applicable regulatory capital requirements.

The foregoing discussion of the information and factors considered by the Citizens board is not exhaustive, but includes all material factors considered by the Citizens board. In view of the wide variety of factors considered by the Citizens board in connection with its evaluation of the merger and the complexity of such matters, the Citizens board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Citizens board discussed the factors described above, asked questions of Citizens’ management and Citizens’ legal and financial advisors, and reached general consensus that the merger was in the best interests of Citizens and Citizens’ shareholders.

In considering the factors described above, individual members of the Citizens board may have given different weights to different factors. It should be noted that this explanation of the Citizens board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” above.

The Citizens board determined that the merger, the merger agreement and the issuance of shares of Citizens common stock in connection with the merger are in the best interests of Citizens and its shareholders.

Opinion of Charter’s Financial Advisor

The fairness opinion of Charter’s financial advisor, FIG, is described below. The description contains projections, estimates, and other forward-looking statements about the future earnings or other measures of the future performance of Charter as of May 20, 2019. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by Charter.

FIG delivered to the board of directors of Charter a written opinion dated May 20, 2019, to the effect that, based upon and subject to the various considerations set forth in the opinion, such merger consideration to be received by Charter shareholders pursuant to the terms of the merger agreement was fair to the shareholders of Charter from a financial point of view. In requesting FIG’s advice and opinion, no limitations were imposed by Charter upon FIG with respect to the investigations made or procedures followed by FIG in rendering its opinion. The full text of FIG’s opinion, which describes the procedures followed, assumptions made, matters considered, and limitations on the review undertaken, is attached as Appendix C to this proxy statement/prospectus. Charter shareholders should read the opinion in its entirety.

FIG is a nationally recognized investment banking firm which, as part of its investment banking business, routinely values financial institutions in connection with mergers and acquisitions, private placements, and for other purposes. As a specialist in securities of financial institutions, FIG has experience in, and knowledge of, banks, thrifts, and bank and thrift holding companies. Charter’s board of directors selected FIG to act as its financial advisor in connection with the merger on the basis of FIG’s reputation and expertise in transactions such as the merger.

FIG’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration payable to Charter shareholders pursuant to the merger agreement, and, as such, does not constitute a recommendation to any Charter shareholder as to how the shareholder should vote at the Charter special meeting. The summary of the FIG opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix C to this proxy statement/prospectus.

The following is a summary of the analyses performed by FIG in connection with its fairness opinion. Certain analyses were confirmed in a presentation by FIG to the Charter board of directors on May 20, 2019. The summary set forth below does not purport to be a complete description of either the analyses performed by FIG in rendering its opinion or the presentation delivered by FIG to the Charter board of directors, but it does summarize all of the material analyses performed and presented by FIG.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, FIG did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. FIG may have given various analyses more or less weight than other analyses. Accordingly, FIG believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors, could create an incomplete view of the process underlying the analyses set forth in its report to the Charter board of directors and its fairness opinion.

In performing its analyses, FIG made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Charter. The analyses performed by FIG are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of FIG’s analysis of the fairness of the merger consideration, from a financial point of view, to Charter’s shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. FIG’s opinion does not address the relative merits of the merger as compared to any other business combination in which Charter might engage. In addition, as described above, FIG’s opinion was one of many factors taken into consideration by the Charter board of directors in making its determination to adopt the merger agreement and recommend the approval of the merger agreement by Charter’s shareholders.

During the course of its engagement, and as a basis for arriving at its opinion, FIG reviewed and analyzed materials bearing upon the financial and operating conditions of Charter and Citizens and materials prepared in connection with the merger, including among other things the following:

•	the merger agreement and the terms of the merger;

•	the audited financial statements of Charter and Citizens for the years 2017 and 2018 and unaudited financial statements for Charter and Citizens for the three months ended March 31, 2019;

•	certain historical publicly available business and financial information concerning Charter and Citizens, including among other things quarterly reports filed by the parties with the FDIC and the FRB;

•	certain internal financial statements and other financial and operating data concerning Charter and Citizens;

•	recent trading activity and the market for shares of Citizens common stock;

•	certain financial projections prepared by the management of Charter and Citizens;

•	the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that FIG considered relevant; and

•	such other materials as FIG deemed appropriate.

FIG also held discussions with members of senior management of Charter and Citizens for the purpose of reviewing the future prospects of Charter and Citizens, including financial forecasts related to their respective businesses, earnings, assets, and liabilities and the amount and timing of cost savings expected to be achieved as a result of the merger. Additionally, FIG took into account its assessment of general economic, market, and financial conditions and its experience in other transactions, as well its knowledge of the banking industry and its general experience in securities valuation.

In rendering its opinion, FIG assumed and relied on, without independent verification, the accuracy and completeness of the financial and other information and representations contained in materials provided to FIG by Charter and Citizens. In this regard, FIG assumed that financial forecasts, including without limitation cost savings and other projections, were reasonably prepared on a basis reflecting the best currently-available information and judgments and estimates of Charter and Citizens, and that such forecasts will be realized in the amounts and at the times contemplated thereby. FIG is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of allowances for losses with respect thereto and assumed that such allowances for Charter and Citizens were in the aggregate adequate to cover such losses. FIG was not retained to, and did not, conduct a physical inspection of any of the properties or facilities of Charter, Citizens, or Citizens Bank. In addition, FIG did not review individual credit files or make an independent evaluation or appraisal of the assets and liabilities of Charter, Citizens, or Citizens Bank, or any of their respective subsidiaries, and FIG was not furnished with any such evaluations or appraisals.

Pro Forma Financial Impact

FIG compared the estimated future earnings per share (“EPS”) and tangible book value per share (“TBV”) for Charter as a standalone entity to the future EPS and TBV resulting from the merger. As a baseline, FIG estimated future EPS and TBV for Charter derived from projections developed by FIG in consultation with

Charter management. FIG also developed estimates of EPS and TBV for the combined company using assumptions regarding the anticipated cost savings to result from the merger, estimated purchase accounting adjustments, estimated merger-related expenses, and standalone financial projections for Citizens, again developed by FIG with the assistance of management. FIG then compared the pro forma EPS and TBV for the combined company with the EPS and TBV for Charter as a standalone entity. This analysis indicated that the merger should be accretive to Charter’s estimated EPS in 2020 through 2024. The analysis also suggested that the TBV dilution resulting from the merger should be recovered immediately through higher EPS. However, the actual results achieved by Charter following the merger may vary from the projected results, and the variations may be material.

Contribution Analysis

FIG analyzed the relative contributions of Charter and Citizens to the pro forma balance sheet and income of the combined entity. This analysis excluded purchase accounting adjustments. To perform this analysis, FIG used historical balance sheet and net income data for Charter and Citizens as of March 31, 2019. The results of FIG’s analysis are set forth in the following table, which also compares the results of the analysis with the implied pro forma ownership percentages of Charter’s and Citizens’ respective shareholders in the combined company:

	Citizens	Charter Bank
Pro Forma Ownership	88.0%	12.0%
Total Assets	86.8%	13.2%
Total Loans	80.3%	19.7%
Total Deposits	86.2%	13.8%
Tangible Common Equity(1)	85.9%	14.1%
2019 Estimated Net Income	89.8%	10.2%

(1)	Common equity less goodwill and other intangible assets

FIG noted that the aggregate ownership interest of Charter’s shareholders in the combined company was generally in line with Charter’s contribution to the balance sheet and income of the combined company, particularly with regard to Charter’s contribution to tangible common equity.

Comparable Transactions Analysis – National

FIG reviewed a selected group of comparable “national” transactions announced between January 1, 2017, and May 20, 2019, that involved target banks headquartered in the U.S. with total assets between $100 million and $200 million, NPAs/Assets between 1.0% and 4.0%, and LTM ROAA between 0.00% and 0.50% (the “National Comparable Transactions”). The group was limited to targets that were either bank holding companies, commercial banks, or savings banks/thrifts, and transactions in which pricing was disclosed. This group consisted of the following eight transactions:

Date Announced	Acquiror	Acquiror State	Target	Target State	Price/ TBV	Price/ Earnings	Price/ Assets	Deposit Premium
09/20/18	Hanover Bancorp, Inc.	NY	Chinatown FSB	NY	131.7%	NM	11.7%	3.7%
02/21/18	NorthWest Indiana Bancorp	IN	First Personal Financial Corp.	IL	134.0%	NM	11.1%	NA
10/18/17	First Bank	NJ	Delanco Bancorp, Inc.	NJ	97.9%	67.4x	10.6%	-0.2%
07/21/17	Delmar Bancorp	MD	Liberty Bell Bank	NJ	169.4%	NM	11.4%	6.8%
04/12/17	First Community Corp.	SC	Cornerstone Bancorp	SC	138.9%	34.6x	16.9%	6.3%
03/29/17	First Bank	NJ	Bucks County Bank	PA	124.7%	46.7x	13.8%	5.2%
01/30/17	First Guaranty Bancshares, Inc.	LA	Premier Bancshares, Inc.	TX	125.2%	42.3x	13.4%	4.3%
01/11/17	Southern Missouri Bancorp, Inc.	MO	Tammcorp, Inc.	MO	158.6%	31.5x	11.8%	6.3%

			Median		132.9%	42.3x	11.7%	5.2%

FIG calculated the median ratios for the following relevant transaction pricing multiples for the National Comparable Transactions: the multiple of the offer value to the acquired company’s tangible book value; the multiple of the offer value to the acquired company’s net income for the last twelve months; the multiple of the offer value to the acquired company’s total assets; and the premium over tangible book value to core deposits. FIG used these median multiples to estimate the value of Charter’s common stock by applying each median multiple to Charter’s tangible common equity, net income for the twelve months ended March 31, 2019, total assets, and core deposits as of March 31, 2019, respectively. The results of this analysis are as follows:

Dollars in thousands, except per share amounts		National Comparable Transactions
Valuation Metric	Charter Bank Value	Median Multiple	Aggregate Value	Value Per Share(2)
Tangible Common Equity	$14,336	132.9%	$19,048	$11.27
LTM Earnings	$320	42.3x	$13,539	$8.01
Total Assets	$160,540	11.7%	$18,839	$11.15
Core Deposits(1)	$88,554	5.2%	$18,914	$11.19

	Ranges of Values:	Minimum	$13,539	$8.01
		Maximum	$19,048	$11.27
	Midpoint		$17,585	$10.40

(1)	Excludes time deposits > $100,000
(2)	Based on 1,690,150 shares outstanding

The national comparable transactions analysis suggested a range of value of $8.01 to $11.27 per share of Charter common stock, with a midpoint of $10.40. FIG noted that the implied value of the merger consideration of $11.85 per share as of May 17, 2019 (using the closing price of Citizens’ common stock of $20.90 on May 17, 2019) was above the range of values suggested by the national comparable transactions analysis.

Comparable Transactions Analysis – Regional

FIG reviewed a selected group of comparable “regional” transactions announced between January 1, 2016, and May 20, 2019, that involved target banks headquartered in Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, or Tennessee with total assets between $100 million and $500 million, NPAs/Assets between 1.0% and 4.0%, and LTM ROAA between 0.00% and 0.75% (the “Regional Comparable Transactions”). The group was limited to targets that were either bank holding companies, commercial banks, or savings banks/thrifts and transactions in which pricing was disclosed. This group consisted of the following five transactions:

Date Announced	Acquiror	Acquiror State	Target	Target State	Price/ TBV	Price/ Earnings	Price/ Assets	Deposit Premium
04/12/17	First Community Corp.	SC	Cornerstone Bancorp	SC	138.9%	34.6x	16.9%	6.3%
03/17/17	Piedmont Bancorp, Inc.	GA	Mountain Valley Bancshares, Inc.	GA	138.4%	18.9x	12.9%	4.7%
10/14/16	First Bancshares, Inc.	MS	Iberville Bank	LA	121.9%	43.9x	12.0%	2.6%
09/22/16	Home BancShares, Inc.	AR	Giant Holdings, Inc.	FL	171.9%	36.4x	23.1%	16.2%
01/06/16	Carolina Financial Corp.	SC	Congaree Bancshares, Inc.	SC	125.0%	NM	14.0%	4.3%

			Median		138.4%	35.5x	14.0%	4.7%

FIG calculated the median ratios for the following relevant transaction pricing multiples for the Regional Comparable Transactions: the multiple of the offer value to the acquired company’s tangible book value; the multiple of the offer value to the acquired company’s net income for the last twelve months; the multiple of the offer value to the acquired company’s total assets; and the premium over tangible book value to core deposits. FIG used these median multiples to estimate the value of Charter’s common stock by applying each median multiple to Charter’s tangible common equity, net income for the twelve months ended March 31, 2019, total assets, and core deposits as of March 31, 2019, respectively. The results of this analysis are as follows:

Dollars in thousands, except per share amounts		Regional Comparable Transactions
Valuation Metric	Charter Bank Value	Median Multiple	Aggregate Value	Value Per Share(2)
Tangible Common Equity	$14,336	138.4%	$19,838	$11.74
LTM Earnings	$320	35.5x	$11,354	$6.72
Total Assets	$160,540	14.0%	$22,476	$13.30
Core Deposits(1)	$88,554	4.7%	$18,525	$10.96

	Ranges of Values:	Minimum	$11,354	$6.72
		Maximum	$22,476	$13.30
	Midpoint		$18,048	$10.68

(1)	Excludes time deposits > $100,000
(2)	Based on 1,690,150 shares outstanding

The regional comparable transactions analysis suggested a range of value of $6.72 to $13.30 per share of Charter common stock, with a midpoint of $10.68. FIG noted that the implied value of the merger consideration of $11.85 per share as of May 17, 2019 (using the closing price of Citizens’ common stock of $20.90 on May 17, 2019) was within the range of values suggested by the regional comparable transactions analysis.

Discounted Cash Flow Analysis

FIG estimated the value of Charter’s common stock on a standalone basis by calculating the present value of projected future cash dividends and the present value of the stock price at the end of a five-year period. The analysis was based on projections developed by FIG with the assistance of management. In order to estimate the ending stock value, FIG considered a variety of terminal values based on multiples of tangible book value and multiples of earnings at the end of the five-year period. FIG applied price to tangible book value multiples ranging from 140% to 160% of Charter’s estimated tangible book value in 2023 and price to earnings multiples ranging from 18 to 22 times Charter’s 2023 estimated earnings to derive two unique terminal values. The present value of these terminal values were then calculated based on a range of discount rates of 11% to 13%. The discount rates selected by FIG were intended to reflect different assumptions regarding the required rates of return for holders of Charter’s common stock. The present value of the terminal values was then added to the present value of the dividend stream for 2019 through 2023 to derive a total value based on discounted cash flows. The two analyses and the underlying assumptions yielded a range of values for Charter’s common stock as follows:

		Price/Tangible Book Value Terminal Multiples – Sensitivity Table(1)
		1.40x	1.45x	1.50x	1.55x	1.60x
	11.0%	$10.42	$10.80	$11.17	$11.54	$11.91
	11.5%	$10.20	$10.57	$10.93	$11.30	$11.66
Discount Rate	12.0%	$9.99	$10.35	$10.70	$11.06	$11.42
	12.5%	$9.78	$10.13	$10.48	$10.83	$11.18
	13.0%	$9.58	$9.92	$10.26	$10.60	$10.94

		Price/Earnings Terminal Multiples – Sensitivity Table(1)
		18.0 x	19.0 x	20.0 x	21.0 x	22.0 x
	11.0%	$10.96	$11.57	$12.17	$12.78	$13.39
	11.5%	$10.73	$11.32	$11.92	$12.51	$13.11
Discount Rate	12.0%	$10.50	$11.08	$11.67	$12.25	$12.83
	12.5%	$10.28	$10.85	$11.42	$11.99	$12.56
	13.0%	$10.07	$10.62	$11.18	$11.74	$12.30

(1)	Based on 1,690,150 shares outstanding

Franchise Valuation

FIG used a franchise value analysis to estimate the value of Charter’s common stock based on the composition of its balance sheet at March 31, 2019. The franchise value analysis involves calculating the net asset value of the company and adding a core deposit premium to the net asset value to determine the overall value of the company. FIG made certain adjustments to tangible common equity to calculate Charter’s net asset value. FIG identified $1.5 million of net potential fair market value adjustments (net of 21% taxes). The deposit premium was calculated by assigning a premium to each deposit account type based on the perceived value of each type of deposit to a potential acquirer. FIG selected premiums of 1% for certificates of deposit, 4% for savings and money market accounts, 8% for NOW accounts, and 12% for noninterest-bearing deposits. The overall deposit premium for Charter was 4.67%, or $6.3 million. FIG noted that deposit premiums paid in bank merger transactions vary, therefore FIG selected a range of deposit premiums from 3% to 6%. The franchise value analysis suggested an overall range of value of $9.96 to $12.34 per share for Charter common stock. The value suggested by a 4.67% deposit premium was $11.29 per share.

As described above, based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, FIG determined that the merger consideration to be received by Charter shareholders pursuant to the terms of the merger agreement was fair, from a financial point of view, to Charter’s shareholders. FIG’s opinion and presentation to the Charter board of directors were among the many factors taken into consideration by the Charter board of directors in making its determination to adopt the merger agreement and recommend the approval of the merger agreement by Charter’s shareholders.

FIG Partners Relationship

FIG has acted as financial advisor to Charter in connection with the merger. FIG received a $50,000 fee from Charter upon rendering its fairness opinion to the Charter board of directors. In addition to the fairness opinion fee, upon the successful completion of the merger, FIG will be paid a success fee equal to the greater of $200,000 or 1.25% of the purchase consideration. Based on the closing price of Citizens’ common stock of $22.00 on May 21, 2019—the day the merger was publicly announced—FIG’s success fee would be approximately $259,580. Additionally, Charter has also agreed to indemnify FIG and its affiliates and their respective partners, directors, officers, employees, and agents against certain expenses and liabilities, including liabilities under applicable federal or state law.

During the two years preceding the date of FIG’s fairness opinion, FIG did not receive compensation from Charter for investment banking services. Also, FIG did not receive compensation from Citizens for investment banking services during the two years preceding its fairness opinion.

Interests of Certain Charter Executive Officers and Directors in the Merger

Some of the current and former executive officers and directors of Charter have, or at the time Charter’s board of directors adopted the merger agreement had, financial and other interests in the merger in addition to or different from their interests, if any, as Charter shareholders generally. Charter’s board of directors was aware of these interests and considered them, among other matters, to the extent they then existed, in adopting the merger agreement.

Citizens and Citizens Bank Board Position

At the effective time of the merger, Charter will merge with and into Citizens Bank, with Citizens Bank being the surviving entity. In connection with or promptly following the merger, Citizens and Citizens Bank will appoint Gregory E. Cronin to the Citizens and Citizens Bank boards of directors.

Employment Agreement

Charter has previously entered into an employment agreement with Gregory E. Cronin, Charter’s President and Chief Executive Officer. Mr. Cronin’s employment agreement provides that, if within 12 months following a change of control Mr. Cronin’s employment is terminated by Charter (or any successor) without cause, Mr. Cronin is entitled to a lump sum severance payment of up to 2.99 times his annual base salary. Additionally, Mr. Cronin’s employment agreement provides that he will receive on a monthly basis for a period of 12 months an amount equal to the monthly premium in effect immediately prior to termination for health insurance coverage for Mr. Cronin and his spouse. Prior to the effectiveness of the merger, Charter’s board of directors intends to terminate Mr. Cronin’s employment agreement and pay the amounts owed to Mr. Cronin (up to a total amount of $551,655.00, subject to certain criteria in the aforementioned agreement).

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the terms of the merger agreement, for a period of six years from and after the effective time, Citizens must indemnify certain persons, including Charter’s directors and executive officers. In addition, Citizens has agreed to cause the individuals serving as directors and officers of Charter immediately prior to the merger to be covered for a period of six years following the merger by a directors’ and officers’ liability insurance policy purchased by Charter and maintained by Citizens (referred to as “tail insurance”). The tail insurance must have the same coverage and coverage amounts as, and contain terms and conditions which are not less advantageous than, Charter’s current insurance policy, provided, however, that Charter is not permitted to expend for such tail insurance an amount in excess of 125% of the most recent annual premium paid by Charter for its existing directors’ and officers’ liability insurance.

Charter Stock Ownership of Management and Certain Beneficial Owners

The following table sets forth the amount and percentage of the Charter common stock beneficially owned by any person or group of persons known to Charter to be the beneficial owner of more than 5% of the Charter common stock as of July 29, 2019.

	Amount and Nature of Beneficial Ownership(1)	Percent of Shares of Charter Common Stock(2)
Name and Address of Beneficial Owner
Dana Foster 2075 Bayou Boulevard Pensacola, Florida 32503	100,000	5.92%

(1)

For purposes of this table, an individual is considered to “beneficially own” any shares of Charter common stock which the individual directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares (i) voting power (which includes the power to vote, or to direct the voting of, such shares of Charter common stock) and/or (2) investment power (which includes the power to dispose, or to direct the disposition, of such shares of Charter common stock).

(2)

The percentage presented is based upon 1,690,150 shares of Charter common stock outstanding as of July 29, 2019, the last date before the date of this proxy statement/prospectus for which it was practicable to obtain this information.

The following table sets forth, as of July 29, 2019, certain information known to Charter with respect to Charter common stock beneficially owned by each Charter director, each named executive officer of Charter and by all directors and executive officers of Charter as a group. The address for each of our directors and executive officers listed below is c/o Charter Bank, 1721 Medical Park Drive, Suite 103, Biloxi, Mississippi 39532.

	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Shares of Charter Common Stock(3)
Name of Beneficial Owner
Directors and Named Executive Officers
Gregory E. Cronin(4)	17,500	1.04%
Dave Dennis	25,000	1.48%
William J. Hough, Sr.	25,000	1.48%
Ford Kinsey	0	*
Kirk Ladner	25,000	1.48%
Pamela Lindsey	7,500	*
Carole Lynn Meadows(5)	5,000	*
John D. Myers	20,000	1.18%
Vincent J. Pisciotta(6)	25,000	1.48%
Paulette Roberts(7)	50,000	2.96%
Tom Sawyer	5,000	*
James D. Sutton(8)	7,500	*
W. Edward Trehern(9)	106,500	6.30%
Eric D. Washington(10)	15,000	*
Roy C. Williams(11)	105,000	6.21%
All directors and executive officers as a group (15 persons)	439,000	25.97%

*	Less than 1%.
(1)

For purposes of this table, an individual is considered to “beneficially own” any shares of Charter common stock which the individual directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares (i) voting power (which includes the power to vote, or to direct the voting of, such shares of Charter common stock) and/or (2) investment power (which includes the power to dispose, or to direct the disposition, of such shares of Charter common stock).

(2)	Unless otherwise noted, all shares are owned directly of record or are shares for which the named individual has sole voting and investment power.
(3)

The percentage presented is based upon 1,690,150 shares of Charter common stock outstanding as of July 29, 2019, the last date before the date of this proxy statement/prospectus for which it was practicable to obtain this information.

(4)	All 17,500 shares held in an IRA account for the benefit of Mr. Cronin.
(5)	All 5,000 shares held jointly with Mrs. Meadows’ spouse.
(6)	All 25,000 shares held jointly with Mr. Pisciotta’s spouse.
(7)	Includes 30,000 shares held by Mrs. Roberts’ spouse in an IRA account.
(8)	All 7,500 shares held jointly with Mr. Sutton’s spouse.
(9)	All 106,500 shares held by Trehern Investments, LLC, for which Mr. Trehern serves as manager.
(10)	All 15,000 shares held jointly with Mr. Washington’s spouse.
(11)	All 105,000 shares held by Williams Investment Management, LLC, A Wyoming Close Limited Liability Company, for which Mr. Williams serves as manager.

Regulatory Approval

Citizens Bank is chartered under the banking laws of the State of Mississippi and is subject to the supervision of, and is regularly examined by, MDBCF and the FDIC. Citizens is a registered bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended, and is subject to the supervision of the Federal Reserve Board (“FRB”). Charter is a state chartered non-member bank and is supervised by MDBCF and the FDIC. Set forth below is a brief summary of certain regulatory issues.

FDIC Approval. The merger is subject to prior approval by the FDIC pursuant to Section 18(c) of the Federal Deposit Insurance Act. Citizens Bank has filed the required applications and notification with the FDIC for approval of the merger. The parties may not consummate the merger until after the termination of a waiting period. The waiting period starts the day the FDIC approves the merger and notifies the United States Department of Justice and ends 30 days later, except the waiting period may be reduced to 15 days upon consent of the United States Attorney General. During that time, the United States Department of Justice may challenge the merger on antitrust grounds. The FDIC is prohibited from approving any transaction under the applicable statutes that:

•	would result in a monopoly;

•	would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•

may have the effect in any part of the United States of substantially lessening competition, tending to create a monopoly or otherwise resulting in a restraint of trade, unless the FDIC finds that the public interest created by the probable effect of the transaction in meeting the convenience and needs of the communities to be served clearly outweighs the anticompetitive effects of the proposed merger.

In addition, the FDIC considers the financial and managerial resources of banks and the convenience and needs of the communities to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below, and consideration of managerial resources includes consideration of the competence, experience and integrity of the officers, directors and principal shareholders of constituent banks.

The analysis of convenience and needs issues includes the parties’ performance under the Community Reinvestment Act of 1977, as amended. Under the Community Reinvestment Act, the FDIC must take into account the record of performance of each of Citizens Bank and Charter and their respective subsidiaries in meeting the credit needs of the entire community, including the low- and moderate-income neighborhoods in which they operate. Furthermore, applicable federal law provides for the publication of notice and public comment on applications filed with the FDIC. The FDIC frequently receives comments and protests from community groups and others and may, in its discretion, choose to hold public hearings on the application. Both Citizens Bank and Charter have a “satisfactory” rating under the Community Reinvestment Act.

State Regulatory Approval. The Mississippi Banking Code requires submission of an application to and approval from the MDBCF for certain acquisitions of state banks by Mississippi banking corporations such as Citizens Bank. The MDBCF also must take into consideration the financial and managerial resources and future prospects of the banks concerned.

Officers of the Combined Organization

Name	Office in Citizens Bank	Office in Citizens
Greg L. McKee	Chief Executive Officer and President	Chief Executive Officer

Robert T. Smith	Chief Financial Officer and Treasurer	Chief Financial Officer and Treasurer

Mark D. Taylor	Secretary	Secretary

Gregory E. Cronin	Gulf Coast President	Gulf Coast President

Board of Directors of the Combined Organization

Name	Office in Citizens Bank	Office in Citizens
David A King	Director	Director

Greg L. McKee	President, Chief Executive Officer and Director	Chief Executive Officer and Director

Donald L. Kilgore	Director	Director

Herbert A. King	Chairman of the Board	Chairman of the Board

Don L. Fulton	Director	Director

Terrell E. Winstead	Director	Director

Craig Dungan, MD	Director	Director

Daniel Adam Mars	Director	Director

David P. Webb	Director	Director

Amzie T. Williams	Director	Director

Gregory E. Cronin	Director	Director

For the backgrounds and biographical information about each of these officers and directors other than Gregory E. Cronin, see Citizens’ Definitive Proxy Statement on Schedule 14A filed with the SEC on March 18, 2019, which is incorporated by reference in this proxy statement/prospectus. The background and biographical information of Mr. Cronin appears below.

Gregory E. Cronin

Gregory E. Cronin, 56, is the President and Chief Executive Officer of Charter Bank, which he helped organize in 2007. Prior to organizing Charter, Mr. Cronin was employed as the Chief Executive Officer of the South Mississippi market for SouthTrust Bank from 2004 to 2007. In connection with the closing of the merger, Mr. Cronin will be appointed to the board of directors of Citizens and Citizens Bank and will serve as the Gulf Coast President of both entities. With over thirty years of experience in the banking industry, Mr. Cronin would provide the board of directors of Citizens and Citizens Bank with knowledge of financial products and services for customers along the Mississippi Gulf Coast geographic market.

Appraisal Rights for Charter Shareholders

Introductory Information

Appraisal rights with respect to Charter’s common stock are governed by the Mississippi Banking Code (Title 81 of the Mississippi Code Annotated), which incorporates the appraisal rights provisions of the Mississippi Business Corporation Act (“MBCA”). Shareholders of Charter have the right to obtain payment of the “fair value” of their shares (as specified in the statute) in the event Charter completes the merger. Strict compliance with the appraisal procedures is mandatory. Subject to the terms of the merger agreement, Charter could elect to terminate the merger agreement even if it is approved by Charter’s shareholders, thus cancelling appraisal rights.

The term “fair value” means the value of a share of Charter’s outstanding common stock immediately before the completion (effective date) of the merger, using customary and current valuation concepts and techniques generally employed for banks in the context of the merger, without discounting for lack of marketability or minority status.

If you contemplate exercising your appraisal rights, we urge you to read carefully the provisions of Article 13 of the MBCA, which are attached to this proxy statement/prospectus as Appendix B. The following discussion describes the steps that you must take if you want to exercise your appraisal rights. You should read both this summary and the full text of the law. We cannot give you legal advice. To completely understand this law, you may want, and we encourage you, to consult with your legal advisor. If you wish to exercise your appraisal rights, do not send in a signed proxy unless you mark your proxy to vote “AGAINST” the merger or you will lose your appraisal rights.

Address for Notices. Send or deliver any written notice or demand required concerning your exercise of appraisal rights to Paulette Roberts, 1721 Medical Park Drive, Suite 103, Biloxi, Mississippi 39532.

Act Carefully! We urge you to act carefully. We cannot and do not accept the risk of late or undelivered notices or demands. You may call Charter at (228) 392-2330 and ask for Paulette Roberts to receive confirmation that your notice or demand has been received. If your notices or demands are not timely received by Charter, then you will not be entitled to exercise your appraisal rights. Charter’s shareholders bear the risk of non-delivery and of untimely delivery. If you intend to exercise your appraisal rights, or if you think that exercising your appraisal rights might be in your best interests, you should read Appendix B carefully.

Summary of Article 13 of the MBCA — Appraisal Rights

The following is a summary of Article 13 of the MBCA and the procedures that a shareholder must follow to exercise appraisal rights in connection with the proposed merger and to receive cash rather than shares of Citizens common stock if the merger agreement is approved and the merger is completed. This summary is qualified in its entirety by reference to Article 13, which is reprinted in full as Appendix B to this proxy statement/prospectus. Appendix B should be reviewed carefully by any shareholder who wishes to perfect his or her appraisal rights. Failure to comply strictly with the procedures set forth in Article 13 will, by law, result in the loss of appraisal rights. It may be prudent for a shareholder considering whether to exercise its appraisal rights to obtain professional counsel.

If the merger is completed, any shareholder who has properly perfected his or her statutory appraisal rights in accordance with Article 13 has the right to obtain, in cash, payment of the fair value of such shareholder’s shares of Charter common stock. By statute, the “fair value” is determined immediately prior to the completion of the merger, using customary and current valuation concepts and techniques, without any discount for lack of marketability or minority status.

To exercise appraisal rights under Article 13, a Charter shareholder must:

•	deliver to Charter, before the special meeting, written notice of its intent to demand payment for its shares of Charter’s outstanding common stock if the merger is completed; and

•

not vote its shares in favor of approving and adopting the merger agreement; however, a vote against the merger will not, by itself, satisfy the notice requirements with respect to asserting your appraisal rights.

A shareholder who fails to satisfy both of these requirements is not entitled to payment for its shares of Charter common stock under Article 13. In addition, any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted in favor of approving and adopting the merger agreement and will not be entitled to assert its appraisal rights.

A shareholder of record may assert appraisal rights as to fewer than all the shares registered in its name only if it dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies Charter in writing of the name and address of each person on whose behalf it is asserting appraisal rights. The rights of such record shareholder are determined as if the shares as to which it exercises appraisal rights and its other shares are registered in the names of different Charter shareholders.

If the merger is approved at the Charter special shareholder meeting and the merger is completed, Citizens must deliver a written appraisal notice, or the Appraisal Notice, to all Charter shareholders who satisfied the two requirements of Article 13 described above. The Appraisal Notice must be sent no later than ten days after the effective time (the date that the merger is completed) and must:

•

Supply a form for demanding payment that specifies the date of the first announcement of the merger to the public, which was May 21, 2019, and requires that the shareholder asserting appraisal rights certify:

•	that beneficial ownership of its shares for which appraisal rights are being asserted was acquired before that date, and

•	that it did not vote for or consent to the merger;

•

State where the form demanding payment must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the form for demanding payment;

•

State a date by which Citizens must receive the form demanding payment, which date may not be fewer than 40 nor more than sixty 60 days after the date the Appraisal Notice is sent, and state that the shareholder will have waived the right to demand payment with respect to the shares unless the form is received by Citizens by such specified date;

•	State Citizens’ estimate of the fair value of the shares;

•

State that, if requested in writing, Citizens will provide, to the shareholder so requesting, within 10 days after the due date for the form demanding payment, the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

•

State the date by which any exercising shareholder must submit a notice to withdraw a demand for payment, which date must be within 20 days after the deadline Citizens sets for submitting a form demanding payment.

Citizens may elect to withhold payment required by Article 13 from the exercising shareholder unless such shareholder was the beneficial owner of the shares prior to the public announcement of the proposed merger, which was May 21, 2019. An exercising shareholder who does not demand payment or deposit its share certificates where required, each by the date set forth in the Appraisal Notice, is not entitled to payment for its shares under Article 13. A Charter shareholder may withdraw a demand for payment by delivering written notice to Citizens prior to the deadline for withdrawal provided in the Appraisal Notice. After the deadline for withdrawal of a demand has past, exercising shareholders may only withdraw their demands for payment with Citizens’ consent.

Following receipt of a demand for payment, Citizens must pay each exercising shareholder who strictly and fully complied with Article 13 the amount that Citizens estimates to be the fair value of its shares, plus accrued interest from the effective time. The payment must be accompanied by:

•	Certain recent financial statements of Charter;

•	Citizens’ estimate of the fair value of the shares and interest due, which estimate must equal or exceed Citizens’ estimate given in the Appraisal Notice; and

•	A statement of the shareholder’s right to demand further payment if the shareholder is dissatisfied with Citizens’ estimate of the fair value of the shares or calculation of interest due.

If an exercising Charter shareholder is dissatisfied with or rejects Citizens’ calculation of fair value or the interest due, such exercising shareholder must notify Citizens in writing of its own estimate of the fair value of the subject shares and the interest due, and demand payment of its estimate.

An exercising shareholder waives its right to dispute Citizens’ calculation of fair value unless it notifies Citizens of its demand in writing within 30 days after Citizens makes payment for such person’s shares.

If a demand for payment by a Charter shareholder remains unsettled, Citizens must commence a proceeding in the appropriate court, as specified in Article 13, within 60 days after receiving the demand for payment, and petition the court to determine the fair value of the shares and accrued interest. If Citizens does not commence the proceeding within 60 days, Citizens is required to pay each exercising shareholder whose demand remains unsettled the amount demanded. Citizens is required to make all exercising Charter shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each exercising shareholder. The court may appoint one or more appraisers to receive evidence and to recommend a decision on fair value. Each exercising shareholder made a party to the proceeding is entitled to judgment for the fair value of such person’s shares plus interest to the date of judgment.

In an appraisal proceeding commenced under Article 13, the court must determine the costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess these costs against Citizens, except that the court may assess the costs against all or some of the exercising shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Article 13. The court also may assess the fees and expenses of attorneys and experts for the respective parties against Citizens if the court finds that Citizens did not substantially comply with the requirements of Article 13, or against either Citizens or an exercising shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 13.

If the court finds that the services of the attorneys for any exercising shareholder were of substantial benefit to other exercising shareholders similarly situated, and that the fees for those services should not be assessed against Citizens, the court may award those attorneys reasonable fees out of the amounts awarded the exercising shareholders who were benefitted.

The foregoing does not purport to be a complete statement of the provisions of the MBCA relating to statutory appraisal rights and is qualified in its entirety by reference to the appraisal rights provisions, which are reproduced in full in Appendix B to this proxy statement/prospectus and which are incorporated herein by reference.

If you intend to exercise your appraisal rights, or if you think that exercising your appraisal rights might be in your best interests, you should read Appendix B carefully.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

Subject to the limitations, assumptions and qualifications described herein, it is the opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, tax counsel to Citizens and Citizens Bank, and Butler Snow LLP, tax counsel to Charter, that the anticipated material United States federal income tax consequences to “U.S. Shareholders” (as defined below) of Charter common stock that exchange their shares of Charter common stock for the merger consideration are as described below. The tax opinions of outside counsel for each of Citizens and Charter are filed as Exhibit 8.1 and Exhibit 8.2, respectively, to the registration statement on Form S-4 of which this proxy statement/prospectus is a part. Such opinions have been rendered on the basis of facts, representations, and assumptions set forth or referred to in such opinions and factual representations contained in certificates of the officers of Citizens and Charter, all of which must continue to be true and accurate in all material respects as of the effective time of the merger. These opinions, however, will not bind the IRS or the courts and no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

The following general discussion sets forth the material United States federal income tax consequences of the merger to U.S. Shareholders (as defined below) of Charter common stock who exchange their shares of Charter common stock for the merger consideration. This discussion does not address any tax consequences arising under the laws of any state, local, or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Internal Revenue Code, the regulations promulgated thereunder, and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those Charter shareholders who are U.S. Shareholders (as defined below) and who hold their Charter common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This summary description deals only with the material U.S. federal income tax consequences of the merger. No information is provided regarding the tax consequences of the merger under state, local, gift, estate, foreign or other tax laws. We do not intend it to be a complete description of the U.S. federal income tax consequences of the merger to all Charter shareholders in light of their particular circumstances or to Charter shareholders subject to special treatment under U.S. federal income tax laws, such as:

•	shareholders who are not a U.S. Shareholder (as defined below);

•	entities classified as S corporations, partnerships or other pass-through entity for United States federal income tax purposes or Charter shareholders who hold their shares through such entities;

•	qualified insurance plans;

•	tax-exempt organizations;

•	qualified retirement plans, individual retirement accounts or other tax-deferred account;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	regulated investment companies;

•	real estate investment trusts;

•	insurance companies, banks, thrifts and other financial institutions;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons whose functional currency is not the U.S. dollar;

•	shareholders subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	shareholders who received their stock upon the exercise of employee stock options or otherwise acquired their stock as compensation;

•	persons who purchased or sell their shares of Charter common stock as part of a wash sale;

•	shareholders who hold the stock as part of a “hedge,” “straddle” or other risk reduction, “constructive sale,” or “conversion transaction,” as these terms are used in the Internal Revenue Code;

•	a United States expatriate.

In addition, this discussion does not address any alternative minimum tax or any state, local, or foreign tax consequences of the merger, nor does it address any other United States federal tax consequences (such as gift or estate taxes) including any tax consequences arising under the unearned income Medicare contribution tax pursuant to Section 1411 of the Internal Revenue Code.

This discussion is based upon, and subject to, the Internal Revenue Code, the Treasury Regulations promulgated under the Internal Revenue Code, existing interpretations, administrative rulings and judicial decisions all of which are in effect as of the date of this proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion. Tax laws are complex, and your individual circumstances may affect the tax consequences to you. We urge you to consult a tax advisor regarding the tax consequences of the merger to you.

U.S. Shareholders

For purposes of this discussion, the term “U.S. Shareholder” means a beneficial owner of Charter common stock that is:

•	a citizen or resident of the U.S.;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any State or the District of Columbia;

•

a trust that (i) is subject to both the primary supervision of a court within the U.S. and the control of one or more U.S. persons, or (ii) has a valid election in effect under applicable U.S. treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including any entity or arrangement, domestic or foreign, which is treated as a partnership for U.S. federal income tax purposes) holds Charter common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors regarding the tax consequences of the merger to them.

Qualification of the Merger as a Reorganization

Subject to the limitations, assumptions and qualifications described herein, the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to Citizens’ obligation to complete the merger that Citizens receive an opinion from Baker, Donelson, Bearman, Caldwell & Berkowitz, PC dated the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Similarly, it is a condition to Charter’s obligation to complete the merger that Charter receive an opinion from Butler Snow LLP, dated the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. These opinions will be based on representations, covenants and undertakings provided by Citizens and Charter and on customary factual assumptions. If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected. Neither of the opinions described above will be binding on the IRS or any court. Citizens and Charter have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

Tax Consequences of the Merger to U.S. Shareholders of Charter Common Stock

Subject to the qualifications and limitations set forth above, the material United States federal income tax consequences of the merger to U.S. Shareholders of Charter common stock will be as follows:

•

Receipt of Shares of Citizens Common Stock and Cash. A U.S. Shareholder of Charter common stock will recognize gain (but not loss) on the receipt of any cash consideration in an amount equal to the lesser of (i) the amount of cash received by such U.S. Shareholder (in each case excluding any cash received instead of fractional share interests in Citizens), or (ii) the amount by which the sum of the fair market value of the shares of Citizens common stock and cash received by a holder of Charter common stock exceeds such holder’s tax basis in its Charter common stock. This gain generally will be a capital gain and will be a long-term capital gain if the holding period for the shares of Charter common stock exchanged for cash is more than one year at the completion of the merger.

•

Receipt of Cash in Lieu of Fractional Share. A U.S. Shareholder of Charter common stock who receives cash in lieu of the issuance of a fractional share of Citizens common stock will generally be treated as having received such fractional share pursuant to the merger and then as having received cash in exchange for such fractional share. Gain or loss generally will be recognized in an amount equal to the difference between the amount of cash received instead of the fractional share and the portion of the U.S. Shareholder’s aggregate adjusted tax basis of the shares of Charter common stock exchanged in the merger which is allocable to the fractional share of Citizens common stock. Any taxable gain or loss to a U.S. Shareholder on the exchange of Charter common stock will generally be treated as either long-term or short-term capital gain or loss depending on such shareholder’s holding period for the Charter common stock.

•

Tax Basis of Shares of Citizens Common Stock Received in the Merger. The aggregate tax basis of shares of Citizens common stock (including a fractional share deemed received and sold for cash as described above) to be received in the merger will equal the aggregate tax basis of the Charter common stock surrendered in the exchange, reduced by the amount of cash consideration received and increased by the amount of any gain recognized by such holder (not including any basis of surrendered shares, cash received and/or gain or loss recognized with respect to the exchange of shares for cash in lieu of a fraction share).

•

Holding Period of Shares of Citizens Common Stock Received in the Merger. The holding period for any shares of Citizens common stock received by a U.S. Shareholder of Charter common stock in the merger will include the holding period of the Charter common stock surrendered in the exchange.

Appraisal Rights

If you perfect your appraisal rights with respect to your shares of Charter common stock, you will generally recognize capital gain or loss equal to the difference between your tax basis in those shares and the amount of cash received in exchange for those shares. Any taxable gain or loss to a U.S. Shareholder on the exchange of Charter common stock will generally be treated as either long-term or short-term capital gain or loss depending on such U.S. Shareholder’s holding period for the Charter common stock. The tax consequences of cash received may vary depending upon your individual circumstances. Each holder of Charter common stock who contemplates exercising statutory appraisal rights should consult its tax adviser as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income.

Tax Consequences of Merger for Citizens and Charter

Each of Citizens and Charter will be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code, and neither Citizens nor Charter will recognize any gain or loss as a result of the merger.

Backup Withholding and Information Reporting

In general, information reporting requirements may apply to the cash payments made to U.S. Shareholders of Charter common stock in connection with the merger, unless an exemption applies. Backup withholding may be imposed on cash payments received in exchange for Charter common stock and any cash payments received in lieu of fractional shares of Citizens common stock at a rate of 24% if a U.S. Shareholder (i) fails to provide a taxpayer identification number or appropriate certificates, or (ii) otherwise fails to comply with all applicable requirements of the backup withholding rules.

Any amounts withheld from payments to U.S. Shareholders of Charter common stock under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against your applicable U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service. U.S. Shareholders of Charter common stock should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, CHARTER SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF NON-U.S., FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting under accounting principles generally accepted in the United States of America. For accounting purposes, the cost of the “acquired” entity (Charter) will be allocated to consolidated tangible and intangible assets and liabilities based on their estimated fair value on the date that the merger is completed. Any excess cost will be allocated to goodwill. The financial statements of Citizens issued after the merger will reflect the results attributable to the operations of Charter beginning on the date of completion of the merger.

THE MERGER AGREEMENT

The following is a summary of certain material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement, which is attached as Appendix A to this proxy statement/prospectus and incorporated herein by reference. All shareholders of Charter are urged to read the merger agreement carefully and in its entirety.

General

Under the merger agreement, Charter will merge with and into Citizens Bank, and Citizens Bank will continue as the surviving company.

Merger Consideration

At the effective time of the merger, each share of Charter common stock that is issued and outstanding immediately prior to the effective time of the merger except (a) shares of Charter common stock that are owned or held, other than in a bona fide fiduciary or agency capacity, by Citizens, Citizens Bank, Charter, or any subsidiary of Citizens, Citizens Bank, or Charter, including shares of Charter common stock held by Charter as treasury stock and (b) shares of Charter common stock as to which the holder (i) has perfected his or her appraisal rights pursuant to Article 13 of the MBCA, and (ii) has not effectively withdrawn or lost such right as of the effective time of the merger, will be converted into and cancelled in exchange for the right to receive (x) $3.615 in cash, without interest (which we refer to as the ‘‘cash consideration’’), and (y) 0.39417 (which we refer to as the ‘‘exchange ratio’’) shares of Citizens common stock (which we refer to as the ‘‘stock consideration’’), together with cash in lieu of fractional shares (this cash, together with the cash consideration and the stock consideration, is referred to in this proxy statement/prospectus as the ‘‘merger consideration’’). After the consummation of the merger, each former holder of shares of Charter common stock will no longer have any rights with respect to those shares, except for the right to receive the merger consideration (provided that holders of dissenting shares will have those rights provided for by Article 13 of the MBCA).

Fractional Shares

Citizens will not issue fractional shares of its common stock in connection with the merger. In lieu of the issuance of any fractional shares of Citizens common stock, Citizens will pay to each former shareholder of Charter who would otherwise be entitled to receive such fractional share an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) $21.40 by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Citizens common stock to which such holder would otherwise be entitled to receive.

Exchange of Certificates in the Merger

Before the effective time of the merger, Citizens will appoint an exchange agent to handle the exchange of Charter common stock certificates for the merger consideration. Promptly after the effective time of the merger, the exchange agent will send a letter of transmittal, which is to be used to exchange Charter stock certificates for the merger consideration, to each former Charter shareholder who holds one or more Charter stock certificates. The letter of transmittal will contain instructions explaining the procedure for surrendering Charter stock certificates. You should not return certificates with the enclosed proxy card.

Charter shareholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive the cash and shares of Citizens common stock into which their shares of Charter common stock were converted in the merger. After the effective date of the merger, each certificate that previously represented shares of Charter common stock will only represent the right to receive the merger consideration into which those shares of Charter common stock have been converted.

If a certificate for Charter common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification, including in the form of a bond in such amount as Citizens determines is reasonably necessary.

Dividends and Distributions

Until Charter stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time of the merger with respect to shares of Citizens common stock into which shares of Charter common stock may have been converted will be held by the exchange agent for the benefit of the former holder of Charter shares. The exchange agent will pay to former Charter shareholders any unpaid dividends or other distributions without interest only after they have duly surrendered their Charter stock certificates. After the effective time of the merger, there will be no transfers on the stock transfer books of Charter of any shares of Charter common stock. If certificates representing shares of Charter common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of Charter common stock represented by those certificates have been converted.

Withholding

The exchange agent will be entitled to deduct and withhold from the merger consideration payable to any Charter shareholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes as having been paid to the shareholders from whom they were withheld.

Effective Time

The merger will be completed when we file articles of merger with the MDBCF. However, we may agree to a later time for completion of the merger and specify that time in the articles of merger. While we anticipate that the merger will be completed early in the fourth quarter of 2019, completion of the merger could be delayed if there is a delay in satisfying any conditions to the merger. There can be no assurances as to whether, or when, Citizens Bank and Charter will complete the merger. If the merger is not completed on or before May 21, 2020, or such later date as may be agreed upon by the parties, either Citizens or Charter may terminate the merger agreement if it is not in breach of a representation, warranty, covenant or agreement in the merger agreement. See “THE MERGER AGREEMENT—Conditions to the Completion of the Merger” immediately below.

Conditions to the Completion of the Merger

Completion of the merger is subject to various conditions. While it is anticipated that all of these conditions will be satisfied, there can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.

The respective obligations of Citizens and Charter to complete the merger are subject to the following conditions, among others:

•	approval of the merger agreement by Charter’s shareholders;

•	receipt of all required regulatory approvals and expiration of all related statutory waiting periods;

•	absence of any order, injunction or decree of a court or agency of competent jurisdiction which prohibits completion of the merger;

•	absence of any statute, rule, regulation, order, injunction or decree which prohibits or makes illegal completion of the merger;

•	effectiveness of the registration statement, of which this proxy statement/prospectus constitutes a part, for the shares of Citizens common stock to be issued in the merger;

•	authorization of the shares of Citizens common stock to be issued as merger consideration to Charter shareholders for listing on the Nasdaq Global Market;

•

accuracy of the other party’s representations and warranties contained in the merger agreement, except, in the case of most of such representations and warranties, where the failure to be accurate has not had and would not reasonably be expected to have a material adverse effect on the party making the representations and warranties (see “THE MERGER AGREEMENT— Representations and Warranties” immediately below), and the performance by the other party of its obligations contained in the merger agreement in all material respects;

•	the receipt by each party of the other party’s closing deliverables, as required by the merger agreement;

•

the receipt by each party of a tax opinion of such party’s respective counsel, dated as of the closing date of the merger, substantially to the effect that the merger will be treated as a reorganization under Section 368(a) of the Internal Revenue Code;

•	the receipt of all third-party consents, approvals and waivers required to be obtained by Charter in connection with the merger; and

•	the holders of not more than 5% of the outstanding shares of Charter common stock shall have perfected and not effectively withdrawn or lost their appraisal rights under the MBCA.

Representations and Warranties

The representations and warranties by Citizens, Citizens Bank, and Charter described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates. These representations and warranties may be subject to qualifications and limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts; may be limited to the knowledge of specified officers of Citizens or Charter; and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. In reviewing the representations and warranties contained in the merger agreement, as described below, it is important to bear in mind that such representations and warranties or any descriptions thereof were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of Citizens, Charter or any of their respective subsidiaries or affiliates. Such representations and warranties are not intended to amend, supplement or supersede any statement contained in any reports or documents filed by Citizens with the SEC. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Citizens’ public disclosures. For the foregoing reasons, the representations and warranties or any descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in this proxy statement/prospectus and in the reports, statements and filings that Citizens publicly files with the SEC. See “WHERE YOU CAN FIND MORE INFORMATION.”

Each of Charter and Citizens and Citizens Bank has made representations and warranties to the other in the merger agreement as to:

•	corporate organization;

•	qualification and governing documents;

•	subsidiaries;

•	capitalization;

•	authority;

•	binding effect of the merger agreement;

•	no breach;

•	consents and approvals;

•	regulatory filings;

•	financial statements;

•	undisclosed liabilities;

•	absence of certain changes;

•	litigation;

•	regulatory compliance;

•	compliance with laws and deposit insurance;

•	taxes and tax returns;

•	contracts;

•	intellectual property and information technology systems;

•	labor and employment matters;

•	benefit plans;

•	real and personal property;

•	environmental matters;

•	fairness opinion;

•	broker fees;

•	loan matters;

•	material interests of certain parties;

•	insurance;

•	investment securities;

•	securities transactions;

•	securities filings;

•	absence of material adverse effect;

•	transactions with affiliates;

•	tax treatment of the merger;

•	CRA, anti-money laundering, OFAC, and customer information security;

•	internal controls;

•	regulatory capital requirements;

•	required shareholder vote; and

•	state anti-takeover laws.

Many of Charter’s representations and warranties will be deemed to be true and correct unless the totality of facts, circumstances or events inconsistent with the representations or warranties has had or could reasonably be expected to have a material and adverse effect on the business, condition (financial or otherwise), operations, or results of operations of Charter and its subsidiaries taken as a whole, or materially impairs the ability of Charter to perform its obligations under the merger agreement or prevents or materially impedes the consummation by Charter of the transactions contemplated by the merger agreement. None of the following facts, circumstances or events will be deemed to have a material and adverse effect on the business, condition (financial or otherwise), operations, or results of operations of Charter and its subsidiaries taken as a whole: (A) changes after the date of the merger agreement in laws of general applicability that apply to insured depository institutions and/or registered bank holding companies generally, or interpretations thereof by governmental entities; (B) changes after the date of the merger agreement in GAAP or regulatory accounting requirements applicable to insured depository institutions and/or registered bank holding companies generally; (C) changes in economic conditions, or changes in global, national, or regional political or market conditions (including changes in prevailing interest or exchange rates), in either case affecting the banking and financial services industry generally; or (D) actions or omissions of Citizens, Citizens Bank, and Charter required under the merger agreement or taken or omitted to be taken with the prior written consent of Citizens and Citizens Bank (in the case of actions or omissions by Charter) or Charter (in the case of actions or omissions by Citizens and Citizens Bank); provided that effects, circumstances, occurrences, events, developments, and changes resulting from the changes or other matters described in clauses (A), (B), and (C) will not be excluded in determining whether there exists or has occurred a material adverse effect to the extent of any materially disproportionate impact they have on Charter and its subsidiaries taken as a whole as measured relative to similarly situated companies in the banking and financial services industry.

Covenants and Agreement

Each of the parties has agreed, during the period from the date of the merger agreement to the completion of the merger, to use commercially reasonable efforts to take all actions necessary to complete the merger as expeditiously as reasonably possible, including using commercially reasonable efforts to obtain all necessary actions or non-actions, extensions, waivers, consents, and approvals from governmental entities, effecting all necessary registrations, applications, and filings (including without limitation filings under any applicable federal or state securities laws), and obtaining any required contractual consents and regulatory approvals.

In addition, Citizens and Citizens Bank have agreed that they will not, unless otherwise approved by Charter, or as otherwise previously agreed or specified in the merger agreement:

•	fail to use commercially reasonable efforts to maintain and preserve intact their business organizations and advantageous customer and other business relationships;

•	amend their articles of incorporation or bylaws in a manner that would require the prior approval of Citizens’ shareholders;

•

take any action that is intended or would reasonably be expected to result in (i) any of the conditions to the merger not being satisfied, or (ii) a breach or violation of any provision of the merger agreement;

•

take any action or fail to take any action, which action or failure to act would prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; or

•	agree to do, make any commitment to do, or adopt any resolutions of its board of directors (or other governing body) in support of, recommending, or proposing any of the foregoing.

Conduct of Charter’s Business Pending the Merger

Charter has agreed that it will not, unless otherwise approved by Citizens, or as otherwise previously agreed or specified in the merger agreement:

•	conduct its business other than in the regular, ordinary, and usual course;

•

fail to use commercially reasonable best efforts to maintain and preserve intact its business organizations and customer and other business relationships, and retain the services of its current officers and employees;

•

take any action that would adversely affect or delay its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement, including the merger;

•

incur, renew, modify, extend, or renegotiate any indebtedness for borrowed money or assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of any other person, other than (i) the creation of deposit liabilities in the ordinary course of business consistent with past practice, (ii) purchases of federal funds, and (iii) Federal Home Loan Bank advances with a maturity of not more than one year;

•	prepay any indebtedness or other similar arrangements so as to cause Charter or any of its subsidiaries to incur any prepayment penalty;

•	purchase, accept, or renew any brokered deposits, except in the ordinary course of business consistent with past practice and with maturities of 24 months or less;

•	adjust, split, combine, or reclassify any of its capital stock;

•	make, declare, pay, or set aside for payment any dividend or other distribution on or in respect of its capital stock;

•

grant any person any right to acquire any shares of its capital stock or any securities or rights convertible into or exercisable for its capital stock; issue any additional shares of capital stock or any securities or obligations convertible into or exercisable for any shares of its capital stock; or directly or indirectly redeem, purchase, repurchase, or otherwise acquire any shares of its capital stock;

•

other than in the ordinary course of business, sell, transfer, mortgage, encumber, or otherwise dispose of any of its properties, assets, or business (including other real estate owned), or cancel, release, or assign any material indebtedness or claims or waive any rights of substantial value;

•

make any equity investment, either by purchase of stock or other securities, contributions to capital, property transfers, purchase of any property or assets of any other person, or otherwise, or form any new subsidiary or dissolve, liquidate, or terminate any existing subsidiary;

•	enter into, renew, fail to renew, materially amend or modify, cancel, or terminate any new or existing material contract except for those that were disclosed to Citizens;

•

make, renew, increase the amount of, extend the term of, or modify any loan, or commit to make, renew, increase the amount of, extend the term of, or modify any loan, except (i) in conformity with existing lending practices and where the principal amount of the loan does not exceed $1,000,000 or (ii) loans as to which Charter and its subsidiaries had binding obligations to make such loans as of the date of the merger agreement and which were disclosed to Citizens. Additionally, Charter will not make, renew, increase the amount of, extend the term of, or modify any loan, or commit to make, renew, increase the amount of, extend the term of, or modify any loan, to any person if, when aggregated with all other outstanding loans and commitments for loans to such person and such person’s family members and affiliates, the aggregate principal amount of all such loans and commitments would exceed $1,000,000;

•

extend credit to, directly or indirectly, any person who has a loan with Charter that is classified by Charter or the FDIC or the MDBCF as “doubtful,” “substandard,” or “special mention” or that is on non-accrual status;

•	renegotiate, renew, increase the amount of, extend the term of, or modify any loan with or to a classified borrower, except (i) in conformity with existing lending practices and regulatory requirements and (ii) where all outstanding loans and commitments for loans to the classified borrower and the classified borrower’s family members and affiliates do not and would not exceed $300,000 in the aggregate;

•

except in strict compliance with Regulation O of the Federal Reserve, make or increase the amount of any loan, or commit to make or increase the amount of any loan, to any director, executive officer, or principal shareholder of Charter or any entity controlled, directly or indirectly, by Charter;

•

commence any claim, action, suit, or proceeding, other than to enforce an obligation owed to Charter or its subsidiaries and in accordance with past practice, or enter into any settlement or similar agreement with respect to any claim, action, suit, or proceeding, which claim, action, suit, proceeding, or settlement or other agreement (i) involves the payment by it of an amount in excess of $15,000, or (ii) would impose any material restriction on its business or operations or the operations of any of its subsidiaries;

•

increase in any manner the salary, wages, bonuses, compensation, or other benefits of, for, or payable to any of its directors, officers, or employees (except for normal employee wage and salary increases in the ordinary course of business consistent with past practice not exceeding 3% per year on a per employee basis), or pay any bonus, pension, retirement allowance, or contribution not required by or accrued for under any existing plan, agreement, or arrangement to any such directors, officers, or employees; become a party to, establish, adopt, amend, renew, terminate, extend, or commit to any pension, retirement, profit sharing, or other benefit plan, agreement, or arrangement, or any employment, severance, salary continuation, retention, change of control, consulting, or other contact, with or for the benefit of any director, officer, or employee, except as required by applicable law; amend, modify, or revise the terms of any outstanding stock option or voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other equity-based compensation; elect or appoint to any office with the title of executive vice president or higher any person who did not hold such office as of the date of the merger agreement or elect or appoint, or propose or recommend for election or appointment, to its board of directors any person who is not a member of its board of directors as of the date of the merger agreement; or hire any employee with annualized base compensation (excluding health insurance and retirement plan benefits) in excess of $35,000, except as may be necessary to replace an employee (other than an officer with a title of executive vice president or higher) whose employment is terminated, whether voluntarily or involuntarily;

•

amend its articles of incorporation, bylaws, or other governing documents, or enter into any stock or asset purchase agreement or any plan or agreement of consolidation, merger, share exchange, or reorganization with any person or any indication of interest, letter of intent, or agreement in principle with respect thereto;

•	increase or decrease the rates of interest paid on time deposits or certificates of deposit, except in the ordinary course of business consistent with past practice;

•

purchase any debt security, including mortgage-backed and mortgage-related securities, other than United States government and United States government agency securities with final maturities of less than two years;

•

make any capital expenditures in excess of $30,000, individually, or $75,000, in the aggregate, other than in the ordinary course of business consistent with past practice or pursuant to binding commitments existing on the date of the merger agreement and disclosed to Citizens;

•

establish or commit to establish any new branch office, loan or deposit production office, or other banking office or facility, or file any application or notice to relocate or close or terminate the operations of any banking office or facility;

•	except for interest rate caps and interest rate floors for individual loans entered into in the ordinary course of business consistent with past practice, enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, or interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

•

make any material changes in policies or procedures in existence on the date of the merger agreement with regard to extensions of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon, investments, or asset/liability management, or in any other material banking policies or procedures, except as may be required by changes in law or GAAP or at the direction of a governmental authority;

•	except with respect to foreclosures in process as of the date of the merger agreement, foreclose upon or take a deed or title to any real property without prior written notice to Citizens;

•

make or change any material tax election, settle or compromise any material tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment, collection, or determination of any material taxes, enter into any closing agreement with respect to any taxes or surrender any right to claim a material tax refund, adopt or change any method of accounting with respect to taxes, or file any amended tax return;

•

take any action that is intended or could reasonably be expected to result in (i) any of the conditions to the merger not being satisfied, or (ii) a breach or violation of any provision of the merger agreement;

•	adopt or implement any change in its accounting principles, practices, or methods, other than as may be required by GAAP or regulatory guidelines;

•	enter into any new line of business, introduce any new products or services, or change the manner in which its investment securities or loan portfolio is classified or reported;

•

make any written communications to the officers or employees of Charter or its subsidiaries, or any oral communications presented to a significant portion of the officers or employees of Charter or its subsidiaries, pertaining to compensation or benefit matters that are affected by the transactions contemplated by the merger agreement, including the merger, without first providing Citizens a copy or written description of the intended communication and providing Citizens with a reasonable period of time to review and comment on the communication;

•

engage in or conduct any demolition, remodeling, or modifications or alterations to any of its business premises unless required by applicable law, or fail to use commercially reasonable efforts to maintain its business premises or other assets in substantially the same condition as of the date of the merger agreement, ordinary wear and tear excepted;

•

subject any of its properties or assets to any lien (other than liens existing as of the date of the merger agreement and liens for current taxes not yet due, and other than in connection with securing advances, repurchase agreements, and other borrowings from the Federal Home Loan Bank and transactions in federal funds);

•

Take any action or fail to take any action, which action or failure to act would prevent or impede the merger from qualifying as a ‘‘reorganization’’ within the meaning of Section 368(a) of the Internal Revenue Code; or

•	agree to do, make any commitment to do, or adopt any resolutions of its board of directors (or other governing body) in support of, recommending, or proposing any of the foregoing.

Reasonable Best Effort to Obtain Required Shareholder Vote

Charter will take all steps necessary to call a meeting of its shareholders to be held as soon as is reasonably practicable after the date on which the registration statement of which this proxy statement/prospectus is a part becomes effective for the purpose of its shareholders voting upon the approval of the merger agreement. Charter has agreed to, through its board of directors, take all reasonable action to obtain the approval of its shareholders in respect of the foregoing. Nothing in the merger agreement is intended to relieve Charter of its obligations to hold a meeting of its shareholders to obtain the approval required to complete the merger.

Acquisition Proposals

Charter agreed in the merger agreement to immediately terminate, and to use its commercially reasonable efforts to cause its subsidiaries and its subsidiaries’ affiliates, directors, officers, employees, agents, and representatives to immediately terminate, all activities, discussions, or negotiations with anyone other than Citizens and Citizens Bank with respect to any acquisition proposal.

The merger agreement provides that unless the merger agreement has been terminated Charter will not, and will cause its subsidiaries and its subsidiaries’ affiliates, directors, officers, employees, agents, and representatives not to, directly or indirectly through another person:

•

solicit, initiate, or encourage, or take any other action to facilitate or that could result in, any inquiries or discussions regarding, or the making of any proposal or offer that constitutes or could be expected to lead to, an acquisition proposal;

•

provide any non-public information or data regarding Charter or any of its subsidiaries to anyone other than Citizens or Citizens Bank relating to or in connection with any acquisition proposal or any inquiry or indication of interest that could be expected to lead to an acquisition proposal;

•	continue or participate in any discussions or negotiations, or otherwise communicate in any way with any person other than Citizens or Citizens Bank, regarding any acquisition proposal;

•

approve, endorse, recommend, or execute, enter into, or consummate any indication of interest or letter of intent or similar agreement relating to any acquisition proposal or requiring Charter to abandon, terminate, or fail to consummate the transactions contemplated by the merger agreement, including the merger (or propose to do any of the foregoing); or

•	make or authorize any statement, recommendation, endorsement, or solicitation in support of any acquisition proposal.

The merger agreement requires Charter to promptly advise Citizens of its receipt of an acquisition proposal, or any request or inquiry which would reasonably be expected to lead to an acquisition proposal, and to keep Citizens informed of the status thereof, and to provide Citizens any written materials received by Charter or any of its subsidiaries in connection therewith. In addition, Charter must contemporaneously provide or make available to Citizens all materials provided or made available to any third party in connection with an acquisition proposal which has not been previously provided or made available to Citizens.

For purposes of the merger agreement, “acquisition proposal” means any inquiry, indication, proposal, solicitation, or offer, or the filing of any regulatory application, notice, waiver, or request (whether in draft or final form), from or by any person or entity relating to (i) any direct or indirect sale, acquisition, purchase, lease, exchange, mortgage, pledge, transfer, or other disposition of 25% or more of Charter’s consolidated assets in a single transaction or series of transactions; (ii) any tender offer (including a self-tender) or exchange offer with respect to, or direct or indirect purchase or acquisition of, 25% or more of any class of equity or voting securities of Charter; or (iii) any merger, share exchange, consolidation, business combination, reorganization, recapitalization, or similar transaction involving Charter or any of its subsidiaries, other than the merger of Charter with and into Citizens Bank.

Employee Matters

For employees of Charter who become employees of Citizens or its subsidiaries after the merger, Citizens will, as soon as reasonably practicable after the effective time, provide such employees coverage under similar

Citizens employee benefit plans that are no less favorable, in the aggregate, than those provided to similarly situated employees of Citizens as of the date of the merger agreement, provided that no former Charter employee will be eligible to participate in any supplemental executive retirement plan maintained by Citizens.

Citizens will recognize transferred employees’ years of full-time service with Charter as service with Citizens or any subsidiary or affiliate thereof, as the case may be, for purposes of eligibility to participate and vesting under seniority-based benefit arrangements, such as vacation accrual and severance benefits, to the same extent as provided under the corresponding provisions of Charter’s plans, without any duplication of benefits, provided that Citizens’ benefit plans permit such recognition. Prior to the effective time, Charter will, upon request of Citizens, adopt resolutions to terminate or freeze, or cause benefit accruals to cease under, one or more of their benefit plans, effective as of or immediately prior to the effective time.

Appointment of Director

In connection with or promptly following the merger, Citizens and Citizens Bank will appoint a current Charter board member to the boards of directors of Citizens and Citizens Bank, and such appointee will receive compensation for serving on these boards. The parties currently anticipate that Gregory E. Cronin will be the Charter board member to join the Citizens and Citizens Bank boards of directors.

Termination of the Merger Agreement

Notwithstanding the approval of the merger agreement by Charter’s shareholders, the parties can mutually agree at any time to terminate the merger agreement before completing the merger.

Either Citizens or Charter can also terminate the merger agreement:

•

if (1) the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement and (2) there has been a material breach of any of the covenants, agreements, representations or warranties of the other party in the merger agreement, which breach is not cured promptly following written notice to the party committing the breach, or which breach, by its nature, cannot be cured prior to the closing date of the merger, and which breach, individually or together with all other breaches, would, if occurring or continuing on the closing date, result in the failure of the condition relating to the performance of obligations or breaches of representations or warranties;

•

if the Charter shareholders fail to approve the merger; however, in the event that Charter fails to properly call or convene the special meeting of its shareholders and publicly recommend a vote in favor of the merger, or if the Charter board of directors changes its public recommendation regarding the merger, then Charter may not terminate the merger agreement based upon its shareholders’ failure to approve the merger;

•

if any request or application for a required regulatory approval is denied by the governmental entity which must grant such approval and such denial has become final and non-appealable, or a governmental entity has issued an order, decree, or ruling to permanently prohibit the merger and such prohibition has become final and non-appealable, except that no party may so terminate the merger agreement if the denial is a result of the failure of such party to the merger agreement; and

•

if the merger is not completed on or before May 21, 2020, or such later date as may be agreed upon in writing by the parties, but neither Citizens nor Charter may terminate the merger agreement if the failure to consummate the merger is the result of such party’s failure to perform its covenants or obligations under the merger agreement.

Additionally, if Charter fails to properly call or convene the special meeting of its shareholders and publicly recommend a vote in favor of the merger, or if the Charter board of directors changes its public recommendation regarding the merger, Citizens will have a right to terminate the merger agreement.

Citizens can terminate the merger agreement if Charter’s board of directors fails to timely recommend that Charter’s shareholders reject any tender or exchange offer for 10% or more of the outstanding shares of Charter common stock.

Termination Fee

The merger agreement provides that if Citizens terminates the merger agreement due to a failure by Charter to call the special meeting and recommend that Charter shareholders approve the merger agreement, and within twelve months of the termination of the merger agreement Charter enters into an alternative acquisition proposal, Charter will be required to pay a termination fee of $800,000 to Citizens. Additionally, the merger agreement provides that if Citizens terminates the merger agreement due to Charter’s intentional, willful or reckless breach of any representation, warranty or covenant, and within twelve months of the termination of the merger agreement Charter enters into an alternative acquisition proposal, Charter will be required to pay a termination fee of $800,000 to Citizens. These provisions in the merger agreement could discourage other companies from seeking to acquire or merge with Charter prior to completion of the merger and could cause Charter to reject any acquisition proposal from a third party which does not take into account the termination fee.

Voting Agreements

Certain shareholders of Charter who in the aggregate own 28.5% of the issued and outstanding shares of Charter common stock have signed an agreement with Citizens obligating such persons, in their capacity as Charter shareholders, to vote their shares of Charter common stock in favor of the merger agreement.

Waiver and Amendment

Generally, the merger agreement may be amended at any time by a written instrument executed by each of the parties. However, after the approval of the merger proposal by the shareholders of Charter, the merger agreement cannot be amended without the further approval of Charter’s shareholders, if such amendment requires further approval under applicable law. Any provision of the merger agreement may be waived by the party or parties entitled to the benefits of that provision, if the waiver is in writing and executed by the party or parties granting the waiver.

Nasdaq Listing

The merger agreement provides that Citizens will use its commercially reasonable efforts to cause the shares of Citizens common stock to be issued as merger consideration to be authorized for listing on Nasdaq, subject to official notice of issuance, prior to the effective time of the merger.

Estoppel Letters

The merger agreement provides that Charter will use its commercially reasonable efforts to obtain and deliver to Citizens prior to the effective time a customary estoppel letter, dated as of the closing date of the merger, executed by the lessor of each parcel of real property leased by Charter.

Expenses

The merger agreement provides that each of Citizens, Citizens Bank and Charter will pay its own expenses in connection with the transactions contemplated by the merger agreement.

PROPOSAL NO. 2—ADJOURNMENT OF CHARTER SPECIAL MEETING

General

If there are not sufficient shares of Charter common stock present, in person or by proxy, to constitute a quorum at the time of the Charter special meeting, the Charter special meeting may be adjourned to a later date or dates by the chair of the meeting.

Even if there are sufficient shares of Charter common stock present, in person or by proxy, to constitute a quorum at the time of the Charter special meeting, the Charter special meeting can be adjourned if a majority of the outstanding shares of Charter common stock vote in favor of the adjournment proposal. In order to allow proxies that have been received at the time of the Charter special meeting to be voted for an adjournment, to allow time for further solicitation of proxies in the event there are insufficient votes present at the Charter special meeting, in person or by proxy, to approve the merger agreement, this proposal regarding the question of adjournment is being submitted to the holders of Charter common stock as a separate matter for their consideration. If approved, the adjournment proposal will authorize the holder of any proxy solicited by the Charter board of directors to vote in favor of adjourning the Charter special meeting and any later adjournments. If the holders of Charter common stock approve this adjournment proposal, Charter could adjourn the Charter special meeting and use the additional time to solicit additional proxies to approve the merger agreement proposal, including the solicitation of proxies from holders of Charter common stock who previously have voted against the merger agreement proposal. Among other things, approval of the adjournment proposal could mean that, even if proxies representing a sufficient number of votes against the merger agreement proposal have been received, Charter could adjourn the Charter special meeting without a vote on the merger agreement proposal and seek to convince the holders of those shares of Charter common stock to change their votes to votes in favor of the merger agreement proposal.

Except as required by the MBCA, the Charter board of directors is not required to fix a new record date to determine the holders of Charter common stock entitled to vote at any adjourned Charter special meeting. At the adjourned Charter special meeting, any business may be transacted which could have been transacted at the Charter special meeting as originally noticed. If the Charter board of directors does not fix a new record date, it is not necessary to give any notice of the time and place of the adjourned Charter special meeting, other than an announcement at the Charter special meeting at which the adjournment is taken, unless the adjournment is for more than four months after the date fixed for the original Charter special meeting. If a new record date is fixed, notice of the adjourned Charter special meeting must be given as in the case of the original Charter special meeting.

Vote Required

In order for the proposal to authorize adjournment of the Charter special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the Charter special meeting, in person or by proxy, to approve the merger agreement to be approved by the holders of Charter common stock, a majority of the outstanding shares of Charter common stock must be present or represented by proxy at the special meeting and vote in favor of the adjournment proposal. Accordingly, if a holder of Charter common stock fails to vote, in person or by proxy, on the adjournment proposal at the Charter special meeting, abstains from voting with respect to the adjournment proposal, or fails to instruct the holder’s bank, broker, or other nominee how to vote with respect to the adjournment proposal, this will have no effect on the outcome of any vote on the adjournment proposal. Properly executed proxies that do not contain voting instructions will be voted “FOR” approval of the adjournment proposal. Approval of the adjournment proposal is not a condition to completion of the merger.

CHARTER’S BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF CHARTER COMMON STOCK VOTE “FOR” APPROVAL OF THE PROPOSAL TO AUTHORIZE ADJOURNMENT.

DESCRIPTION OF CITIZENS’ CAPITAL STOCK

Citizens is authorized by its charter to issue a maximum of 22,500,000 shares of common stock with a par value of $0.20 per share, and 5,000,000 shares of preferred stock, having no designated par value per share. As of May 31, 2019, Citizens had 4,912,030 shares of common stock issued and outstanding. Also, as of May 31, 2019, there were an aggregate of 270,000 shares available for issuance under Citizens’ 2013 Incentive Compensation Plan and 52,500 stock options were outstanding under Citizens’ 1999 Directors’ Stock Compensation Plan and 30,000 shares of restricted stock were issued and outstanding under the 2013 Incentive Compensation Plan. As of May 31, 2019, there were no shares of preferred stock issued and outstanding. The outstanding shares of common stock are fully paid and nonassessable.

Common Stock

The following is a summary of certain rights and provisions of the shares of Citizens common stock. This summary does not purport to be complete and is qualified in its entirety by reference to Citizens’ articles of incorporation and bylaws and the MBCA.

Dividend Rights and Limitations on Payment of Dividends

Except as described below, the holders of shares of Citizens common stock are entitled to receive, pro rata, such dividends and other distributions as and when declared by Citizens’ board of directors out of the assets and funds legally available therefor. Citizens’ ability to pay dividends is dependent upon the ability of Citizens to earn income and is especially dependent upon the ability of Citizens Bank to earn income and pay dividends to Citizens. Additionally, the power of the board of directors of an insured depository institution to declare a cash dividend or other distribution with respect to capital is subject to federal statutory and regulatory restrictions, which limit the amount available for such distribution depending upon the earnings, financial condition and cash needs of the institution, as well as general business conditions. The approval of the MDBCF is also required prior to Citizens Bank paying dividends to Citizens. The MDBCF’s regulations limit dividends to earned surplus in excess of three times Citizens Bank’s capital stock.

On May 21, 2019, Citizens declared a cash dividend of $0.24 per share of common stock for the second quarter of 2019.

Voting Rights

The holders of shares of Citizens common stock are entitled to one vote per share on all matters presented for a shareholder vote. There is no provision for cumulative voting. A set of bylaws was adopted for the guidance and control of Citizens. Amendments to the bylaws are effected by a two-thirds vote of the directors then holding office at any regular or special meeting of the board of directors.

Board of Directors

The business of Citizens is controlled by a board of directors, which is elected by a plurality vote of the shareholders. Shareholders are required to state nominations for directors in writing and file such nominations with the secretary of Citizens. To be timely, nominations for directors must be mailed and received at the principal office of Citizens not less than fourteen (14) days nor more than fifty (50) days prior to the meeting at which directors are to be elected. The directors will hold office for three (3) year terms. Any vacancies in the board of directors and any newly created directorships may be filled only by a majority vote of the directors then in office. The current board of Citizens is comprised of ten directors. The number of directors serving on the board of Citizens may be changed by a resolution adopted by the affirmative vote of a majority of the directors then in office. Each director serves until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal.

Liquidation Rights

Upon the voluntary or involuntary dissolution, liquidation, or winding up of the affairs of Citizens, after the payment in full of its debts and other liabilities, and the payment of any accrued but unpaid dividends and any liquidation preference on outstanding shares of preferred stock, the remainder of its assets, if any, is to be distributed pro rata among the holders of shares of common stock. Subject to any required regulatory approvals, the board of directors of Citizens, at its discretion, may authorize and issue shares of preferred stock and debt obligations, whether or not subordinated, without prior approval of Citizens’ shareholders, thereby further depleting the liquidation value of the shares of common stock.

Preemptive Rights

Owners of shares of common stock of Citizens do not have the preemptive right to purchase additional shares offered by Citizens in the future. That is, Citizens may sell additional shares to particular shareholders or to non-shareholders without first offering each then current shareholder the right to purchase the same percentage of such newly offered shares as is the shareholder’s percentage of the then outstanding shares of Citizens.

Redemption

The shares of common stock of Citizens may not be redeemed except upon consent of both the shareholder and Citizens’ board of directors.

Conversion Rights

The holders of shares of Citizens common stock have no conversion rights.

Liability to Further Calls or to Assessments by Citizens

The shares of common stock of Citizens are not subject to liability for further calls or to assessments by Citizens.

Preferred Stock

Unless required by law or by any stock exchange on which shares of Citizens common stock may be listed, the authorized shares of preferred stock will be available for issuance without further action by Citizens’ shareholders. Citizens’ articles of incorporation authorize its board of directors to issue preferred stock in one or more series and to fix the designations, powers, preferences, limitations and relative rights of any series of preferred stock that Citizens chooses to issue, including but not limited to the following:

•	the number of shares constituting that class or series and the distinctive designation of that class or series;

•

the dividend rate on the shares of that class or series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights and priorities, if any, of the right to the payment of dividends on shares of that class or series;

•	whether that class or series shall have voting rights in addition to any voting rights required by law, and, if so, the terms of such voting rights;

•

whether that class or series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate as a consequence of such events as the board of directors shall determine;

•

whether or not the shares of that class or series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date, dates or events upon or after which they shall be redeemable, and the amount or method of determining the amount payable in case of redemption;

•	whether that class or series shall have a sinking fund for the redemption or purchase of shares of that class or series, and, if so, the terms and amount of such sinking fund;

•

the rights of the shares of that class or series in the event of voluntary or involuntary liquidation, dissolution, or winding-up of Citizens, and the relative rights and priorities, if any, of payment of shares of that class or series; and

•	any other relative rights, preferences, and limitations of that class or series.

Prior to the issuance of a new series of preferred stock, Citizens will amend its articles of incorporation to designate the stock and terms of that series and Citizens will file a copy of the articles of amendment with the Secretary of State of Mississippi.

The issuance of shares of preferred stock could serve to dilute the voting rights or ownership percentage of holders of shares of Citizens common stock (or any other shares). The issuance of shares of preferred stock might also serve to deter or block any attempt to obtain control of Citizens or to facilitate any such attempt.

Unless the amendment to Citizens’ articles of incorporation to designate the stock and terms of a series of preferred stock provides otherwise, the preferred stock designated thereby, when issued, will not have, or be subject to, any preemptive or similar rights.

Equity Incentive Awards

Citizens has adopted two equity incentive plans for the benefit of its non-employee directors and executive officers, the 1999 Directors’ Stock Compensation Plan (the “1999 Plan”) and the 2013 Incentive Compensation Plan (the “2013 Plan”). Citizens currently has no plans to make any future equity awards under the 1999 Plan, but there are awards outstanding under such plan. The 2013 Plan provides for various forms of equity awards, including stock options and restricted stock, to incentivize the long-term performance of Citizens’ management and align their interests with its shareholders. The exercise price for stock options is set at the fair market value of Citizens’ common stock on the grant date, which is the closing market price of Citizens’ common stock on the date of the grant as quoted on the Nasdaq Global Market (or on the immediately preceding trading date if shares are not traded on the grant date). Unless Citizens’ compensation committee adopts different vesting criteria, all of Citizens’ restricted stock grants vest in one year and option grants vest in six months and one day after grant, and stock options lapse ten years after the grant date. The vesting of restricted stock and options is accelerated and an executive officer’s options remain exercisable for not less than six months following a change in control of Citizens.

As of March 31, 2019, all of Citizens’ outstanding options had a weighted average exercise price equal to $21.55. In addition, during 2018, Citizens issued 7,500 shares of restricted common stock to its directors under the 2013 Plan, which had an aggregate fair market value of $165,375.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Listing

Shares of Citizens common stock are listed on the Nasdaq Global Market under the symbol “CIZN.”

COMPARATIVE RIGHTS OF CITIZENS AND CHARTER SHAREHOLDERS

Both Citizens and Charter are incorporated under the laws of the State of Mississippi. The holders of shares of Charter common stock, whose rights as shareholders are governed by Mississippi law, the articles of incorporation of Charter and the bylaws of Charter, will, upon the exchange of their shares of Charter common stock for shares of Citizens common stock at the effective time of the merger, become holders of shares of Citizens common stock and their rights as such will be governed by Mississippi law, Citizens’ articles of incorporation and Citizens’ bylaws. The material differences between the rights of holders of shares of Charter common stock and Citizens common stock, which result from differences in their governing corporate documents, are summarized below. Because Charter is a Mississippi banking corporation that is not a member of the Federal Reserve System, it is subject to the supervision and regulation of the MDBCF as well as the FDIC. As a bank holding company, Citizens is primarily subject to supervision and regulation by the FRB and to a lesser extent by the MDBCF.

The following summary is not intended to be complete and is qualified in its entirety by reference to the MBCA, Citizens’ articles of incorporation, Citizens’ bylaws, Charter’s articles of incorporation and Charter’s bylaws, as appropriate. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. Copies of Citizens’ articles of incorporation, Citizens’ bylaws, Charter’s articles of incorporation and Charter’s bylaws are available upon request. To obtain copies of these documents, see “WHERE YOU CAN FIND MORE INFORMATION.”

Summary of Material Differences Between the Rights of Citizens Shareholders and the Rights of Charter Shareholders

	Citizens Shareholder Rights	Charter Shareholder Rights
Voting Rights	Each share of Citizens common stock carries one vote and has unrestricted voting rights. Cumulative voting is not allowed.	Same as Citizens.

Description of Common Stock	Citizens is authorized to issue up to 22,500,000 shares of common stock, $0.20 par value per share. Citizens’ common shares are fully paid and non-assessable.	Charter is authorized to issue up to 2,645,000 shares of common stock, par value $1.00 per share. Charter’s common shares are fully paid and non-assessable.

Description of Preferred Stock	Citizens’ articles of incorporation authorize the board of directors to issue up to 5,000,000 shares of preferred stock without a par value.	Charter’s articles of incorporation do not authorize Charter to issue preferred stock.

Number of Outstanding Common Shares Before the Merger	At July 29, 2019, Citizens has 4,912,030 shares of its common stock outstanding.	At July 29, 2019, Charter has 1,690,150 shares of its common stock outstanding.

Number of Outstanding Common Shares After the Merger	Immediately after the merger, it is expected that Citizens will have approximately 5,578,236 shares of its common stock outstanding.	Immediately after the merger, Charter will have no shares of any class issued or outstanding.

Estimated Voting Percentage of Citizens and Charter Shareholders with Respect to Shares of Citizens Common Stock After the Merger	Upon conclusion of the merger, it is expected that current Citizens shareholders will own approximately 88% of Citizens’ then out-standing common stock.	Upon conclusion of the merger, it is expected that current Charter shareholders will own approximately 12% of Citizens’ then-outstanding common stock.

	Citizens Shareholder Rights	Charter Shareholder Rights
Right to Receive Dividends	Citizens’ shareholders are entitled to receive dividends as and when declared by Citizens’ board of directors. Dividends currently require approval of Citizens’ primary regulatory agencies.	Charter shareholders are entitled to receive dividends as and when declared by the Charter board of directors. Dividends currently require approval of the MDBCF.

Rights of Holders of Stock Subject to Future Issuances of Common or Preferred Stock	The rights of holders of common stock or preferred stock may be affected by the future issuance of Citizens’ authorized equity securities.	The rights of holders of common stock may be affected by the future issuance of Charter’s authorized equity securities.

Pre-Emptive Rights	Citizens’ articles of incorporation do not provide for pre-emptive rights. However, the board of directors may grant pre-emptive rights to the shareholders with respect to a future issuance.	Same as Citizens.

Outstanding Preferred Stock	Citizens has no preferred stock outstanding.	Charter has no preferred stock authorized or outstanding.

Special Meeting of Shareholders

Under the MBCA, the board of directors, any person authorized by the articles of incorporation or bylaws, or (unless the articles of incorporation provide otherwise) the holders of at least 10% of the votes entitled to be cast may call a special meeting of shareholders.

Citizens’ bylaws allow for a special meeting of the shareholders to be called at any time by the President or a majority of the board of directors, or, upon written demand, by the holders of at least 10% of the shares entitled to be cast at the special meeting. The request must describe the purpose(s) for the meeting. Special meetings are held at the times, places and dates specified in the notice of the meeting. If no place is designated in the notice of the meeting, then the meeting must be held at the principal office of Citizens, which is located in Philadelphia, Mississippi.

Under the MBCA, the board of directors, any person authorized by the articles of incorporation or bylaws, or (unless the articles of incorporation provide otherwise) the holders of at least 10% of the votes entitled to be cast may call a special meeting of shareholders.

Charters’ bylaws allow for a special meeting of the shareholders to be called at any time by the President, or in his absence by the Secretary, by the board of directors or, upon written demand, by the holders of at least 10% of the shares entitled to be cast at the special meeting. Special meetings are held at the principal office of Charter, which is located in Biloxi, Mississippi, or at the place that is specified in the notice of the meeting or fixed by the shareholders present at the previous meeting or unanimously agreed upon by the shareholders.

	Citizens Shareholder Rights	Charter Shareholder Rights
Shareholder Rights Plan	Charter does not have a shareholder rights plan as a part of its articles of incorporation, bylaws, or by separate agreement.	Same as Citizens.

Election, Size, and Classification of Board of Directors

The board of directors must consist of not fewer than nine (9) nor more than twenty-five (25) directors. The exact number of directors may be fixed or changed from time to time by resolution of the board of directors, subject to the provisions in the articles of incorporation.

The board of directors is classified and is divided into three classes. Directors serve three-year, staggered terms, or until their successors are duly elected and qualified.

Presently, Citizens’ board of directors consists of ten members. After the merger, Citizens’ board of directors will have eleven members, including the addition of one director from the current Charter board.

Charter’s board of directors must consist of at least five (5) but not more than twenty (20) persons. The exact number of directors may be fixed or changed from time to time by a majority vote of the entire board of directors or the holders of a majority of the shares present and entitled to vote at any annual or special meeting of shareholders.

Charter’s board of directors is not classified. Each director serves until the next annual meeting of the shareholders or until her or his successor is elected and qualified.

Presently, Charter’s board of directors consists of twelve members.

Vacancies on the Board of Directors

The MBCA provides that vacancies on the board of directors may be filled by the shareholders, board of directors, or a majority of all the directors remaining in office if said directors constitute fewer than a quorum of the board, unless the articles of incorporation provide otherwise.

Citizens’ bylaws provide that a majority of the directors remaining in office, even though less than a quorum, may fill any vacancy on the board of directors, including a vacancy created by an increase in the number of directors or the removal of any director(s). Any appointment by the directors shall continue until the next annual meeting of the shareholders.

The MBCA provides that vacancies on the board of directors may be filled by the shareholders, board of directors, or a majority of all the directors remaining in office if said directors constitute fewer than a quorum of the board, unless the articles of incorporation provide otherwise.

Charter’s articles of incorporation provide that any vacancy on the board of directors may be filled by a majority of the remaining directors in office, even if less than quorum, between annual meetings of the shareholders. However, according to Charter’s bylaws, any vacancy resulting from an increase in the number of directors must be filled by a majority of the shares entitled to vote at the next annual or special meeting of the shareholders.

	Citizens Shareholder Rights	Charter Shareholder Rights
Removal of Directors

The MBCA provides that shareholders may remove directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. However, if a director is elected by a particular voting group, that director may only be removed by the requisite vote of that voting group.

Citizens’ articles of incorporation provide that a director may be removed, with or without cause, if 75% of the shares then entitled to vote at an election of directors vote in favor of the director’s removal at a special or annual meeting of the shareholders. In addition, a director may not be removed if the votes cast against his or her removal would be sufficient to elect him if then voted at an election of the class of directors of which he or she is a part.

The MBCA provides that shareholders may remove directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. However, if a director is elected by a particular voting group, that director may only be removed by the requisite vote of that voting group.

Charter’s articles of incorporation provide that one or more directors may be removed, with or without cause, at any special meeting of the shareholders called for that purpose, and by such vote as is required under the MBCA.

Indemnification

Citizens’ bylaws require Citizens to indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees) incurred by him or her in the defense or settlement of a third-party claim or a derivative action if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Citizens, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, Citizens is not permitted to indemnify its officers, employees or agents for losses incurred in a derivative action in which such persons are held liable for negligence or misconduct in the performance of their duties to Citizens unless and

The Charter articles of incorporation and bylaws require Charter to indemnify a director, officer, employee or agent against expenses incurred by him or her in the defense of a third-party claim or a derivative action to the fullest extent permitted by the MBCA. In addition, Charter is permitted to indemnify a director, officer, employee or agent, even if such person does not meet the standards of conduct in the MBCA, if any of the following bodies or persons determine that such director’s, officer’s, employee’s or agent’s actions did not constitute gross negligence or willful misconduct: (i) a majority of the disinterested directors constituting a quorum, (ii) if such a quorum cannot be obtained, a two or more person committee of the board of directors that consists solely of disinterested

	Citizens Shareholder Rights	Charter Shareholder Rights
	only to the extent that the court in which such action was brought determines that such persons are entitled to indemnity.	directors, (iii) special legal counsel (selected by the disinterested directors), (iv) the shareholders of Charter, and (v) a court of competent jurisdiction.

Citizens may advance expenses to its directors, officers, employees and agents to cover the cost of defending or settling third-party or derivative claims, but such persons must repay Citizens in the amount of any advances if it is determined that they are not entitled to indemnification.

The board of directors by a majority vote of a quorum consisting of independent directors, or if such quorum is not obtainable, independent legal counsel, or the stockholders are authorized to determine whether a particular person satisfies the requisite standard of conduct for receiving indemnification.

Charter’s articles of incorporation and bylaws also allow it to advance expenses to its directors, officers, employees and agents to cover the cost of defending any third-party or derivative action, provided that such an indemnified person must sign and deliver a written obligation to repay the full amount of any advancement if a court of competent jurisdiction determines his or her acts or omissions constituted gross negligence or willful misconduct.

Personal Liability of Directors

The MBCA provides that a corporation’s articles of incorporation may set forth a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Such a provision may not eliminate or limit the liability of a director for (1) the amount of a financial benefit received by a director to which he or she is not entitled, (2) an intentional infliction of harm on the corporation or its shareholders, (3) authorizing an unlawful distribution, or (4) an intentional violation of criminal law.

Citizens’ articles of incorporation do not contain a provision limiting or eliminating the personal

The Mississippi Banking Code provides that a bank director is not personally liable to the bank for monetary damages unless the director acted in a grossly negligent manner, which means a reckless disregard of, or a carelessness amounting to gross indifference to, the best interests of the bank or the shareholders thereof, and involves a substantial deviation below the standard of care expected to be maintained by a reasonably careful person under like circumstances.

Charter’s articles of incorporation include a provision eliminating the personal liability of a director to the corporation and its shareholders for monetary damages resulting from breach of fiduciary duty to the fullest extent permitted by the MBCA.

	Citizens Shareholder Rights	Charter Shareholder Rights
liability of a director to the corporation or its shareholders for monetary damages resulting from breach of fiduciary duty.

Appraisal Rights	The MBCA provides that a shareholder of a corporation is generally entitled to receive payment of the fair value of his or her stock if the shareholder dissents from certain transactions, including certain mergers, share exchanges or sales of substantially all of the assets of the corporation. However, appraisal rights generally are not available, for example, to holders of shares, such as shares of Citizens common stock, that are listed on a national securities exchange. Citizens’ board of directors does not think that Citizens’ shareholders have appraisal rights and has not granted such rights in connection with the proposed merger of Charter with and into Citizens’ subsidiary, Citizens Bank.

Under the MBCA, Charter’s shareholders have appraisal rights which entitle them to dissent from, and obtain payment of the fair value of the shareholders’ shares in the event of, certain extraordinary corporate transactions.

Charter’s shareholders have appraisal rights in connection with this merger.

Votes on Extraordinary Corporate Transactions

Under the MBCA, a sale or other disposition of all or substantially all of the corporation’s assets, a merger of the corporation with and into another corporation, or a share exchange involving one or more classes or series of the corporation’s shares or a dissolution of the corporation must be approved by the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of the holders of a majority of all shares of stock entitled to vote thereon.

Citizens’ articles of incorporation require the affirmative vote of holders of shares of Citizens common stock representing at least 80% of the votes entitled to

Under the MBCA, a sale or other disposition of all or substantially all of the corporation’s assets, a merger of the corporation with and into another corporation, or a share exchange involving one or more classes or series of the corporation’s shares or a dissolution of the corporation must be approved by the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of the holders of a majority of all shares of stock entitled to vote thereon.

Charter’s articles of incorporation contain no provisions addressing extraordinary transactions, so the merger must be approved by a majority of the shares entitled to

	Citizens Shareholder Rights	Charter Shareholder Rights
	be cast on the transaction to approve (1) a merger or consolidation of Citizens with an interested shareholder of Citizens, or (2) the sale, lease or exchange of substantially all of the assets of Citizens or such interested shareholder to the other party. For purposes of Citizens’ articles of incorporation, an interested shareholder is any person or its affiliates who are the record or beneficial owners of more than 10% of Citizens’ outstanding shares of common stock.	vote. All of Charter’s shares have appraisal rights in the merger.

Amendment of Articles of Incorporation

The MBCA provides that certain technical amendments to a corporation’s articles of incorporation may be adopted by the directors without shareholder action. Generally, the MBCA provides that a corporation’s articles of incorporation may be amended by a majority of votes entitled to be cast on an amendment, subject to any condition the board of directors may place on its submission of the amendment to the shareholders.

Certain amendments to Citizens’ articles of incorporation require a greater vote than a majority of the votes entitled to be cast on an amendment. Specifically, the affirmative vote of at least 75% of the total voting power of all shares of stock issued by Citizens is required to amend the provisions of its articles of incorporation related to the classified board of directors and the removal of directors. Further, the affirmative vote of at least 80% of the total voting power of all shares of stock issued by Citizens is required to amend the provision of its articles of incorporation that provides for an 80% vote of the outstanding shares of stock to approve a merger or acquisition with an interested shareholder.

The Mississippi Banking Code provides that a bank’s charter may be amended by the affirmative vote of the holders of a majority of the outstanding shares of the bank’s stock. Amendment of Charter’s charter is also subject to state regulatory approval.

	Citizens Shareholder Rights	Charter Shareholder Rights
Amendment of Bylaws	Under the MBCA, shareholder action is generally not necessary to amend the bylaws, unless the articles of incorporation provide otherwise or the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw. The affirmative vote of two-thirds of the directors then holding office is required to amend Citizens’ bylaws	Same as Citizens.

Control Share Acquisitions

The Mississippi Control Share Acquisition Act generally provides that, except as stated below, “control shares” will not have any voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth or more, or a majority of all voting power (to the extent such acquired shares cause such person to exceed one-fifth or one-third of all voting power) in the election of a Mississippi corporation’s directors. However, voting rights will be restored to control shares by resolution approved by the affirmative vote of the holders of a majority of the corporation’s voting stock, other than shares held by the owner of the control shares. If voting rights are granted to control shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at fair value.

The Mississippi Control Share Acquisition Act is not applicable to Citizens because its articles of incorporation do not contain a specific provision “opting in” to the Control Share Acquisition Act.

Same as Citizens.

	Citizens Shareholder Rights	Charter Shareholder Rights
Business Combinations Involving Interested Shareholders

The Mississippi Shareholder Protection Act requires, except in certain cases, a “business combination” to be approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by outstanding shares of voting stock of the corporation, and (ii) two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock held by the interested shareholder who is (or whose affiliate is) a party to the business combination, voting together as a single class.

For purposes of the Mississippi Shareholder Protection Act, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 20% or more of the voting power of any outstanding class or series of Citizens stock.

Citizens’ articles contain a provision that requires the affirmative vote of 80% of the total voting power of Citizens’ capital stock in order to approve a merger or acquisition with a person who, directly or indirectly, owns beneficially or of record more than 10% of the corporation’s outstanding capital stock.

Charter’s articles of incorporation do not contain any provision related to business combinations with interested shareholders.

Shareholder Right to Make Proposals and to Nominate Directors	Under Mississippi law and under Citizens’ bylaws, shareholders have the right to submit proposals to the board of directors and to submit nominations for directors. Citizens’ bylaws require advance notice and certain information for shareholder nominations.	Under Mississippi law and the bylaws of Charter, shareholders have the right to submit proposals to the board of directors and to submit nominations for directors. Charter’s bylaws do not contain an advance notice provision with respect to shareholder nominations and proposals.

	Citizens Shareholder Rights	Charter Shareholder Rights
Shareholder Ability to Act by Written Consent	The MBCA and Citizens’ bylaws expressly allow shareholders to act without a meeting. If all shareholders entitled to vote on an action consent to taking such action without a meeting, the affirmative vote of the number of shares that would be necessary to authorize or take such action at a meeting is the act of the shareholders.	Same as Citizens.

INFORMATION ABOUT CITIZENS AND CITIZENS BANK

General

Citizens is a bank holding company headquartered in Philadelphia, Mississippi. Through its wholly owned bank subsidiary, Citizens Bank, a Mississippi-chartered commercial bank, Citizens provides a full range of banking and related financial services with a focus on service to small businesses, corporate entities, local governments and individuals. Citizens Bank operates through 23 branches throughout the State of Mississippi.

As of March 31, 2019, Citizens had consolidated total assets of $1.06 billion, total loans, including loans held for sale, of $444 million, total deposits of $840 million and total shareholders’ equity of $90.58 million.

History

Citizens is a one-bank holding company incorporated under the laws of the State of Mississippi on February 16, 1982. The Company is the sole shareholder of Citizens Bank and does not have any subsidiaries other than the Bank. Citizens Bank was opened on February 8, 1908 as The First National Bank of Philadelphia. In 1917, Citizens Bank surrendered its national charter and obtained a state charter, at which time the name of the Bank was changed to The Citizens Bank of Philadelphia, Mississippi. At March 31, 2019, Citizens was the largest bank headquartered in Neshoba County, Mississippi.

Citizens’ Operations

Through its ownership of Citizens Bank, Citizens engages in a wide range of commercial and personal banking activities, including accepting demand deposits, savings and time deposit accounts, making secured and unsecured loans, issuing letters of credit, originating mortgage loans, and providing personal and corporate trust services. Citizens also provides certain services that are closely related to commercial banking such as credit life insurance and title insurance for its loan customers.

Citizens’ Market

Citizens’ market area is mainly rural, with Hattiesburg, population 50,233, Biloxi, population 50,644, and Meridian, population 38,314, being the largest markets. Agriculture and some light industry comprise a significant portion of the economy of this area. The largest employer in Citizens’ service area is the Mississippi Band of Choctaw Indians. Its schools, manufacturing plants and The Pearl River Resort (the “Resort”) generate a significant number of jobs in the area. The Resort and its related services employ approximately 2,400 people within Citizens’ market.

Citizens has historically made, and intends to continue to make, most types of real estate loans, including, but not limited to, single and multi-family housing, farm, residential and commercial construction, and commercial real estate loans. At March 31, 2019, approximately 81.1% of Citizens’ loan portfolio was attributed to real estate lending, 15.6% of Citizens’ loan portfolio was comprised of commercial, industrial and agricultural production loans, and consumer loans made up the remaining 3.3% of Citizens’ total loan portfolio.

Competition

The banking business is highly competitive. Citizens’ market consists principally of Neshoba, Newton, Leake, Lamar, Forrest, Scott, Attala, Lafayette, Lauderdale, Oktibbeha, Lafayette, Rankin, Harrison, Jackson, Winston and Kemper and contiguous counties in Mississippi. In 2008, Citizens entered the southern Mississippi market with the opening of a branch office in Hattiesburg, Mississippi, which is located in Lamar County, and in 2009, opened a loan production office in Biloxi, Mississippi, which in April 2014 was converted into a full-service branch. In 2011, Citizens opened a branch in Flowood, Mississippi. In 2014, Citizens established an additional branch in Biloxi to better serve the Gulf Coast. In 2016, Citizens entered North Mississippi with the establishment of a loan production office in Oxford, Mississippi. Citizens competes with local, regional and national financial institutions in these counties and in surrounding counties in Mississippi in obtaining deposits, lending activities and providing many types of financial services. Citizens also competes with larger regional banks for the business of companies located in Citizens’ market area.

All financial institutions, including Citizens, compete for customers’ deposits. Citizens also competes with savings and loan associations, credit unions, production credit associations, federal land banks, finance companies, personal loan companies, money market funds and other non-depository financial intermediaries. Many of these financial institutions have resources significantly greater than those of Citizens. In addition, financial intermediaries, such as money-market mutual funds and large retailers, are not subject to the same regulations and laws that govern the operation of traditional depository institutions. Citizens believes it benefits from a good reputation in the community and from the significant length of time it has provided needed banking services to its customers. Also, as a locally owned financial institution, Citizens believes it is able to respond to the needs of the community with services tailored to the particular demands of its customers. Furthermore, as a local institution, Citizens believes it can provide such services faster than a larger institution not based in Citizens’ market area.

Changes in federal and state law have resulted in, and are expected to continue to result in, increased competition. The reductions in legal barriers to the acquisition of banks by out-of-state bank holding companies resulting from implementation of the Dodd-Frank Act and other banking laws and regulations are expected to continue to further stimulate competition in the markets in which Citizens operates, although it is not possible to predict the extent or timing of such increased competition.

Currently, there are approximately thirty different financial institutions in Citizens’ market competing for the same customer base. According to the FDIC’s Summary of Deposits that is collected as of June 30 each year, Citizens’ market share in its market area was approximately 5.48% at June 30, 2018. Citizens competes in its market for loan and deposit products, along with many of the other services required by today’s banking customer, on the basis of availability, quality and pricing. Citizens believes it is able to compete favorably in its markets, in terms of both the rates Citizens offers and the level of service that Citizens provides to its customers.

Citizens’ and Citizens Bank’s Employees

Citizens has no employees other than three bank officers who provide services to Citizens. These officers receive no compensation from Citizens for their services to it as their compensation is paid by Citizens Bank. At March 31, 2019, Citizens Bank employed 235 full-time employees and 24 part-time employees.

Corporate Information

The mailing address of Citizens is 521 Main Street, Philadelphia, Mississippi 39350.

Additional Information Concerning Citizens

Certain additional information concerning directors and executive officers of, principal shareholders of, certain relationships and related transactions and other matters concerning Citizens is included in Citizens’ Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 15, 2019 (the “Citizens Form 10-K”). Additionally, Citizens’ financial statements and management’s discussion and analysis of financial condition and results of operations are included in Citizens’ Form 10-K and in Citizens’ quarterly report on Form 10-Q for the quarter ended March 31, 2019. These reports are incorporated by reference in this proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION.” Shareholders of either Charter or Citizens desiring a copy of such documents may contact Citizens at the address listed on the inside front cover page, or the SEC which also maintains a web site on the Internet at www.sec.gov that contains reports that Citizens files electronically with the SEC. These reports also are available at Citizens’ website at www.citizensholdingcompany.com. Information contained on Citizens’ website, other than the documents that Citizens files with the SEC that are incorporated by reference in this proxy statement/prospectus, is not incorporated by reference into this proxy statement/prospectus and, therefore, is not part of this proxy statement/prospectus.

INFORMATION ABOUT CHARTER

General

Charter is a Mississippi-chartered commercial bank headquartered in Biloxi, Mississippi. Charter is built around a relationship-based, full service business banking concept. Charter offers a broad range of commercial and consumer banking services to small- and medium-sized businesses, professional services firms, non-profit and civil organizations, individuals, governmental entities and other organizations. Charter has four locations along the Gulf Coast of Mississippi in the cities of Biloxi, Ocean Springs, Gulfport, and Pascagoula.

As of March 31, 2019, Charter had total assets of $160.5 million, total loans, including loans held for sale, of $109.7 million, total deposits of $134.1 million and total shareholders’ equity of $14.3 million.

Business of Charter

Charter provides a broad range of commercial and retail banking products and services. Retail banking products and services offered by Charter include checking accounts, savings accounts, individual retirement accounts, certificates of deposit, mortgage loans, home equity loans and lines of credit, automobile loans, and general secured and unsecured consumer-based loans and lines of credit. Commercial banking products and services offered by Charter include checking accounts, savings accounts, business lines of credit, term loans, real estate and construction loans, equipment loans, and Small Business Administration loans. Charter also offers debit cards, ATM services, online, mobile, and telephone banking services, lockbox and remote deposit services, and treasury management services. All of Charter’s products and services are directly or indirectly related to the business of community banking, and all activity is reported as one segment of operations.

Charter’s revenues are primarily derived from interest on, and fees received in connection with, real estate and other loans, interest and dividends from investment securities, service charge income generated from demand accounts, gains on sales of residential loans, ATM fees, and other services. The principal sources of funds for Charter’s lending activities are customer deposits, loan repayments, and proceeds from investment securities. Charter’s principal expenses include interest paid on deposits and general operating and administrative expenses.

As is the case with banking institutions generally, Charter’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the FDIC and the FRB. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds.

Competition

Charter’s market consists principally of Hancock, Harrison, and Jackson counties in Mississippi, where Charter, as of June 30, 2018, had approximately 2.21% of the deposit market share in its market area. The commercial banking environment is highly competitive, and Charter encounters strong competition both in making loans and in attracting deposits. In one or more aspects of its business, Charter competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Many of these competitors have substantially greater resources and lending limits, have more extensive and established branch networks, and offer certain products or services that Charter does not currently provide. Additionally, many of Charter’s non-bank competitors are not subject to the same extensive federal regulations that govern federally insured banks. Recent federal and state legislation has heightened the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly.

Legal Proceedings

Charter is from time to time a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens and claims relating to the servicing or collection of real estate and other loans. As of the date of this proxy statement/prospectus, Charter is not a party to or otherwise involved in any legal proceedings that Charter’s management believes are material to Charter’s business, financial condition, or results of operations.

Board of Directors and Executive Officers

Charter’s board of directors is composed of twelve individuals. Directors are elected to serve for a term of one year or until their successors are duly elected and qualified. Certain information regarding the current members of Charter’s board of directors is set forth in the table below.

Name	Position(s) with Charter	Principal Occupation
Gregory E. Cronin	Director	Banker

Dave Dennis	Director	Contractor

William J. Hough, Sr.	Director (Chairman)	Construction

Kirk Ladner	Director	Contractor

Carole Lynn Meadows	Director	Retired

John D. Myers	Director	Real Estate

Vincent J. Pisciotta	Director	Doctor

Tom Sawyer	Director	Insurance

James D. Sutton	Director	Doctor

W. Edward Trehern	Director	Investor

Eric D. Washington	Director	Doctor

Roy C. Williams	Director (Vice Chairman)	Attorney

Set forth in the table below is certain information regarding Charter’s current executive officers. Charter’s officers serve at the pleasure of Charter’s board of directors.

Name	Position(s) with Charter
Gregory E. Cronin	President and Chief Executive Officer; Director

Paulette Roberts	Executive VP, Chief Financial Officer and Chief Operating Officer

Ford Kinsey	Executive VP and Chief Lending Officer

Pam Lindsey	Executive VP and Area President

WHERE YOU CAN FIND MORE INFORMATION

Citizens has filed a registration statement on Form S-4 to register shares of Citizens common stock to be issued to Charter’s shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Citizens and a proxy statement of Charter for Charter’s special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

Citizens is subject to the information requirements of the Exchange Act, and in accordance with the Exchange Act, Citizens files annual, quarterly and special reports, proxy statements and other information with the SEC. You may be access and review any of these documents through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov). Citizens’ telephone number is (601) 656-4692. Citizens’ website is located at www.citizensholdingcompany.com. Information contained on Citizens’ website, other than the documents that Citizens files with the SEC that are incorporated by reference in this proxy statement/prospectus, is not incorporated by reference into this proxy statement/prospectus and, therefore, is not part of this proxy statement/prospectus.

The SEC allows Citizens to incorporate by reference the information and reports Citizens files with it, which means that Citizens can disclose important information to you by referring you to these documents. Citizens’ SEC file number is 001-15375. The information incorporated by reference is an important part of this proxy statement/prospectus, and information that Citizens files later with the SEC will automatically update and supersede the information already incorporated by reference herein. Citizens is incorporating by reference the documents listed below, which Citizens has already filed with the SEC, and any future filings Citizens makes with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this document and prior to the date of the Charter special meeting, except as to any portion of any future report or document that is not deemed filed under such provisions:

•	Citizens’ Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

•

The sections of Citizens’ Definitive Proxy Statement for the 2019 Annual Meeting of Shareholders filed with the SEC on March  18, 2019 that are incorporated by reference in Citizens’ Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

•	Citizens’ Quarterly Report on Form 10-Q for the three months ended March 31, 2019.

•	Citizens’ Current Report on Form 8-K filed with the SEC on May 21, 2019.

•

The description of Citizens’ common stock, which is registered under Section 12 of the Exchange Act in Citizens’ Form 8-A filed with the SEC on October 7, 1999, including any subsequently filed amendments and reports updating the same.

Upon request, Citizens will provide, without charge, to each person to whom a copy of this proxy statement/prospectus is delivered a copy of the documents incorporated by reference into this proxy statement/prospectus. You may request a copy of these filings, and any exhibits Citizens has specifically incorporated by reference as an exhibit in this proxy statement/prospectus, at no cost by writing or telephoning Citizens at the following address:

Citizens Holding Company

521 Main Street

Philadelphia, MS 39350

(601) 656-4692

Attention: Mark D. Taylor, Secretary

When deciding how to cast your vote, you should rely only on the information contained in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this proxy statement/prospectus.

This proxy statement/prospectus is dated July 30, 2019. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of the proxy statement/prospectus to shareholders nor the issuance of shares of Citizens common stock shall create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

LEGAL MATTERS

The validity of the shares of Citizens common stock to be issued in connection with the merger will be passed upon for Citizens by Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, Memphis, Tennessee. The material U.S. federal income tax consequences of the merger will also be passed upon by Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, Memphis, Tennessee.

EXPERTS

The consolidated financial statements of Citizens as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 have been audited by HORNE LLP, an independent registered public accounting firm, as set forth in its report appearing in Citizens’ Annual Report on Form 10-K for the year ended December 31, 2018, and are incorporated in this proxy statement/prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Appendix A

EXECUTION VERSION

AGREEMENT AND PLAN

OF

MERGER

BY AND AMONG

CITIZENS HOLDING COMPANY

THE CITIZENS BANK OF PHILADELPHIA

AND

CHARTER BANK

May 21, 2019

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of the 21st day of May, 2019, is made and entered into by and among Citizens Holding Company, a Mississippi corporation (“Citizens”), The Citizens Bank of Philadelphia, a Mississippi banking corporation and wholly-owned subsidiary of Citizens (“Citizens Bank”), and Charter Bank, a Mississippi banking corporation (“Charter”), under authority of resolutions of their respective boards of directors duly adopted.

R E C I T A L S

A. The board of directors of each of Citizens, Citizens Bank, and Charter has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Citizens, Citizens Bank, and Charter, respectively, and their respective shareholders.

B. As a material inducement for Citizens to enter into this Agreement, each Person (as defined below) set forth on Schedule 1 of the Charter Disclosure Memorandum has entered into a voting agreement dated as of the date hereof and substantially in the form attached hereto as Exhibit A pursuant to which such individual has agreed, among other things, to vote his, her, or its shares of Charter Common Stock (as defined below) in favor of approval of this Agreement and the transactions contemplated hereby.

C. For United States federal income tax purposes, the Parties (as defined below) intend for the Merger (as defined below) provided for herein to qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations and formal guidance issued thereunder (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants, representations, warranties, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. For purposes of and as used in this Agreement, the terms defined below shall, when capitalized, have the indicated meanings.

“Acquisition Proposal” means, with respect to a Party, any inquiry, indication, proposal, solicitation, or offer, or the filing of any regulatory application, notice, waiver, or request (whether in draft or final form), from or by any Person relating to (i) any direct or indirect sale, acquisition, purchase, lease, exchange, mortgage, pledge, transfer, or other disposition of 25% or more of such Party’s consolidated assets in a single transaction or series of transactions; (ii) any tender offer (including a self-tender) or exchange offer with respect to, or direct or indirect purchase or acquisition of, 25% or more of any class of equity or voting securities of such Party; or (iii) any merger, share exchange, consolidation, business combination, reorganization, recapitalization, or similar transaction involving such Party or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person. For this purpose, the terms “controls,” “controlled by,” and “under common control with” shall mean (i) the direct or indirect ownership, control, or power to vote 25% or more of the outstanding shares of any class of voting securities issued by a Person; (ii) the ability to elect, appoint, or otherwise control the election or appointment of a majority of the board of directors (or similar governing body) of a Person; or (iii) the possession, directly or indirectly, of the power to exercise a controlling influence over the direction of the management and policies of a Person.

1

“BHC Act” means the Bank Holding Company Act of 1956, as amended (12 U.S.C. § 1841 et seq.).

“Book-Entry Shares” means non-certificated shares of Charter Common Stock immediately prior to the Effective Time.

“Business Day” means Monday through Friday of each week, excluding legal holidays recognized as such by the United States government and any day on which banking institutions in the State of Mississippi are authorized or obligated to close.

“Certificate” means a certificate which prior to the Effective Time represents shares of Charter Common Stock.

“Charter Common Stock” means the common stock, par value $1.00 per share, of Charter.

“Charter Financial Statements” means, collectively, the Audited Charter Financials and the Interim Charter Financials.

“Charter Loan Property” means any property in which Charter or a Subsidiary of Charter holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Charter Material Adverse Effect” means an effect, circumstance, occurrence, event, development, or change that, individually or in the aggregate with one or more other effects, circumstances, occurrences, events, developments, or changes, (i) has had or could reasonably be expected to have a material and adverse effect on the business, condition (financial or otherwise), operations, or results of operations of Charter and its Subsidiaries taken as a whole; or (ii) materially impairs the ability of Charter to perform its obligations under this Agreement or prevents or materially impedes the consummation by Charter of the transactions contemplated by this Agreement; provided, however, that, with respect to clause (i), the term Charter Material Adverse Effect shall not be deemed to include the impact of any effect, circumstance, occurrence, event, development, or change resulting from (A) changes after the date of this Agreement in Laws of general applicability that apply to insured depository institutions and/or registered bank holding companies generally, or interpretations thereof by Governmental Entities; (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to insured depository institutions and/or registered bank holding companies generally; (C) changes in economic conditions, or changes in global, national, or regional political or market conditions (including changes in prevailing interest or exchange rates), in either case affecting banking and financial services industry generally; or (D) actions or omissions of Citizens, Citizens Bank, and Charter required under this Agreement or taken or omitted to be taken with the prior written consent of the Citizens Parties (in the case of actions or omissions by Charter) or Charter (in the case of actions or omissions by the Citizens Parties); provided that effects, circumstances, occurrences, events, developments, and changes resulting from the changes or other matters described in clauses (A), (B), and (C) shall not be excluded in determining whether there exists or has occurred a Charter Material Adverse Effect to the extent of any materially disproportionate impact they have on Charter and its Subsidiaries taken as a whole as measured relative to similarly situated companies in the banking and financial services industry.

“Charter Participation Facility” means any facility in which Charter or a Subsidiary of Charter participates in the management thereof (including all property held as trustee or in any other fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Citizens Bank Common Stock” means the common stock, par value $5.00 per share, of Citizens Bank.

“Citizens Common Stock” means the common stock, par value $0.20 per share, of Citizens.

2

“Citizens Material Adverse Effect” means an effect, circumstance, occurrence, event, development, or change that, individually or in the aggregate with one or more other effects, circumstances, occurrences, events, developments, or changes, (i) has had, or could reasonably be expected to have, a material and adverse effect on the business, condition (financial or otherwise), operations, or results of operations of Citizens and its Subsidiaries taken as a whole; or (ii) materially impairs the ability of the Citizens Parties to perform their obligations under this Agreement or prevents or materially impedes the consummation by the Citizens Parties of the transactions contemplated by this Agreement; provided, however, that, with respect to clause (i), the term Citizens Material Adverse Effect shall not be deemed to include the impact of any effect, circumstance, occurrence, event development, or change resulting from (A) changes after the date of this Agreement in Laws of general applicability that apply to insured depository institutions and/or registered bank holding companies generally, or interpretations thereof by Governmental Entities; (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to insured depository institutions and/or registered bank holding companies generally; (C) changes in economic conditions, or changes in global, national, or regional political or market conditions (including changes in prevailing interest or exchange rates), in either case affecting the banking and financial services industry generally; (D) actions or omissions of Citizens, Citizens Bank, and Charter required under this Agreement or taken or omitted to be taken with the prior consent of the Citizens Parties (in the case of actions or omissions by Charter) or Charter (in the case of actions or omissions by the Citizens Parties); (E) any failure by Citizens or Citizens Bank to meet any internal or published industry analyst projections, forecasts, or estimates of revenue, earnings, or other financial or operating metrics for any period (it being understood that any facts or circumstances giving rise to or contributing to any such failure that are not otherwise excluded from the definition of Citizens Material Adverse Effect may be taken into account in determining whether there exists or has occurred a Citizens Material Adverse Effect); or (F) changes in the trading price or trading volume of the Citizens Common Stock; provided that effects, circumstances, occurrences, events, developments, and changes resulting from the changes or other matters described in clauses (A), (B), and (C) shall not be excluded in determining whether there exists or has occurred a Citizens Material Adverse Effect to the extent of any materially disproportionate impact they have on Citizens and its Subsidiaries taken as a whole as measured relative to similarly situated companies in banking and financial services industry.

“Citizens Parties” means, collectively, Citizens and Citizens Bank.

“Citizens Preferred Stock” means the preferred stock, no par value, of Citizens.

“Citizens Stock” means, collectively, the Citizens Common Stock and the Citizens Preferred Stock.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated February 12, 2019, by and between Citizens and Charter.

“Contract” means any contract, lease, deed, deed of trust, mortgage, license, instrument, note, commitment, undertaking, indenture, or other agreement, understanding, or legally binding arrangement, whether written or oral.

“Disclosure Memoranda” means, collectively, the Citizens Disclosure Memorandum and the Charter Disclosure Memorandum.

“Environmental Law” means any Law relating to (i) pollution, the protection, preservation, or restoration of the indoor or outdoor environment, human health and safety, or natural resources; (ii) the handling, use, storage, recycling, treatment, generation, transportation, processing, production, presence, disposal, release, or threatened release of or exposure to any Hazardous Substance; or (iii) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, without limitation (i) the following statutes, as amended, any successors thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations, and the like addressing similar matters: the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the

3

Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and (ii) any common Law that may impose Liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is considered one employer with a Party or any of such Party’s Subsidiaries under Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” means shares of Charter Common Stock that, immediately prior to the Effective Time, are owned or held, other than in a bona fide fiduciary or agency capacity, by Citizens, Citizens Bank, or any Subsidiary of Citizens, Citizens Bank, or Charter.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System and the various Federal Reserve Banks.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any federal, state, provincial, local, or foreign court, agency, arbitrator, mediator, tribunal, commission, governmental, or regulatory authority, or other governmental or administrative body, instrumentality, or authority, including without limitation the SEC, the Federal Trade Commission, the United States Department of Justice, the United States Department of Labor, the IRS, the Federal Reserve, the FDIC, and the MDBCF.

“Hazardous Substance” means any and all substances (whether solid, liquid, or gas) defined, listed, designated, classified, or otherwise regulated as pollutants, hazardous or toxic wastes, hazardous or toxic substances, hazardous or toxic materials, extremely hazardous or toxic wastes, flammable or explosive materials, radioactive materials, or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including without limitation oil, petroleum and petroleum products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter, and airborne pathogens (naturally occurring or otherwise).

“Intellectual Property” means (i) all inventions, whether or not patentable and whether or not reduced to practice, and all improvements thereon, and all patents, patent applications, and patent disclosures, together with all re-issues, continuations, continuations-in-part, divisions, extensions, and re-examinations thereof; (ii) all trademarks, whether registered or unregistered, service marks, logos, domain names, rights in or to Internet web sites, and corporate, fictitious, assumed, and trade names; (iii) all copyrights, whether registered or unregistered, and all applications, registrations, and renewals relative thereto; (iv) all datasets, databases, and related information and documentation; and (v) any and all other intellectual property and proprietary rights.

“IRS” means the United States Internal Revenue Service.

4

“Knowledge” means, (i) with respect to Citizens and Citizens Bank, the actual knowledge after reasonable inquiry of the president, chief executive officer, chief financial officer, chief operating officer, chief lending officer, and chief credit officer of Citizens and Citizens Bank, as applicable; and (ii) with respect to Charter, the actual knowledge after reasonable inquiry of Greg Cronin, Paulette Roberts, Ford Kinsey, and Tabbetha Calvert.

“Laws” means any and all federal, state, provincial, local, and foreign laws, constitutions, common law principles, ordinances, codes, statutes, judgments, determinations, injunctions, decrees, orders, rules, and regulations.

“Liability” means any debt, liability, commitment, or obligation of any kind, character, or nature whatsoever (whether accrued, contingent, absolute, known, unknown, or otherwise and whether due or to become due).

“Lien” means any lien, claim, attachment, garnishment, imperfection of title, defect, pledge, mortgage, deed of trust, hypothecation, security interest, charge, option, restriction, easement, reversionary interest, right of refusal, voting trust arrangement, buy-sell agreement, preemptive right, or other adverse claim, encumbrance, or right of any nature whatsoever.

“Loan” means a loan, commitment, lease, advance, credit enhancement, guarantee, or other extension of credit or borrowing arrangement.

“MDBCF” means the Mississippi Department of Banking and Consumer Finance.

“Mississippi Banking Code” means the Title 81 of the Mississippi Code Annotated.

“Mississippi Business Corporation Act” means the Mississippi Business Corporation Act, Miss. Code Ann. § 79-4-1.01 et seq.

“Nasdaq” means the Nasdaq Global Market.

“Parties” means, collectively, Citizens, Citizens Bank, and Charter.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust, and any other entity or organization, whether or not incorporated, including without limitation any Governmental Entity.

“Proxy Statement/Prospectus” means the proxy statement prepared by Charter to solicit approval of this Agreement and the transactions contemplated hereby by the shareholders of Charter, which will include the prospectus of Citizens prepared by Citizens relating to the issuance by Citizens of Citizens Common Stock to holders of Charter Common Stock pursuant to and in accordance with Article III of this Agreement.

“Registration Statement” means the registration statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed by Citizens with the SEC under the Securities Act with respect to the shares of Citizens Common Stock to be issued by Citizens to the holders of Charter Common Stock in connection with the transactions contemplated by this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means any Person in which Citizens, Citizens Bank, or Charter has (i) the direct or indirect ownership, control, or power to vote 25% or more of the outstanding shares of any class of voting

5

securities issued by such Person; (ii) the ability to elect, appoint, or otherwise control the election or appointment of a majority of the board of directors (or similar governing body) of such Person; or (iii) the possession, directly or indirectly, of the power to exercise a controlling influence over the direction of the management and policies of such Person.

“Tax” or “Taxes” means any and all federal, state, provincial, local, and foreign taxes, including without limitation (i) any income, profits, alternative or add-on minimum, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, net worth, premium, real property, personal property, vehicle, airplane, boat, vessel, or other title or registration, environmental, or windfall profit tax, custom, or duty, or any other tax, fee, assessment, levy, tariff, or charge of any kind whatsoever, together with any interest or penalty, addition to tax, or other additional amount imposed by any Governmental Entity or other Person responsible for the imposition or collection of any such tax; and (ii) any Liability for the payment of any amounts of the type described in clause (i) above as a result of any express or implied agreement or obligation to indemnify any other Person or any contractual arrangement or agreement.

“Tax Return” means any return (including any amended return), declaration, or other report, including without limitation elections, claims for refunds, schedules, estimates, and information returns and statements, with respect to any Taxes (including estimated Taxes).

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, as amended.

Section 1.2 Other Definitions. Capitalized terms used in this Agreement and not defined in Section 1.1, but otherwise defined in this Agreement, shall have the meanings otherwise ascribed thereto.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Subject to and upon the terms and conditions set forth in this Agreement, at the Effective Time (as defined below), Charter shall be merged with and into Citizens Bank in accordance with, and with the effects provided in, this Agreement and applicable provisions of the Mississippi Banking Code and the Mississippi Business Corporation Act (the “Merger”). At the Effective Time, the separate corporate existence of Charter shall cease and Citizens Bank shall continue, as the surviving banking corporation of the Merger, as a banking corporation chartered under the laws of the State of Mississippi unaffected and unimpaired by the Merger (Citizens Bank in such capacity as the surviving banking corporation of the Merger is sometimes referred to herein as the “Surviving Banking Corporation”).

Section 2.2 Closing. Subject to the satisfaction or waiver (subject to applicable Law) of the conditions precedent set forth in Article VIII hereof (other than those conditions that by their nature are to be satisfied at the Closing), the closing of the transactions contemplated by this Agreement, including without limitation the Merger (the “Closing”), shall take place at the offices of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, 165 Madison Avenue, Suite 2000, Memphis, Tennessee 38103, at 10:00 a.m. Central Time on the first day of the month following the satisfaction or waiver (subject to applicable Law) of all of the conditions precedent set forth in Article VIII hereof (other than those conditions that by their nature are to be satisfied at the Closing), or at such other place, at such other time, or on such other date as the Parties may otherwise agree. Notwithstanding the foregoing, the Parties expressly agree that the Closing may take place by the electronic, facsimile, and/or overnight courier exchange of executed documents. The actual date on which the Closing shall occur is referred to in this Agreement as the “Closing Date.”

Section 2.3 Effective Time. Prior to or at the Closing, and in order to effect the Merger, the Citizens Parties and Charter shall duly execute and deliver articles of merger for filing with the MDBCF (the “Articles of Merger”), such Articles of Merger to be in such form and of such substance as is consistent with applicable

6

provisions of the Mississippi Banking Code and the Mississippi Business Corporation Act and otherwise mutually agreed upon by the Citizens Parties and Charter. The Merger shall become effective on such date and at such time as set forth in the Articles of Merger (the date and time the Merger becomes effective being referred to in this Agreement as the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and applicable provisions of the Mississippi Banking Code and the Mississippi Business Corporation Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, interests, privileges, powers, and franchises of Charter shall vest in the Surviving Banking Corporation, and all debts, liabilities, obligations, restrictions, disabilities, and duties of Charter shall become and be debts, liabilities, obligations, restrictions, disabilities, and duties of the Surviving Banking Corporation.

Section 2.5 Name of Surviving Banking Corporation. The legal name of the Surviving Banking Corporation at and after the Effective Time of the Merger will be “The Citizens Bank of Philadelphia”.

Section 2.6 Articles of Incorporation and Bylaws of Surviving Banking Corporation. The articles of incorporation and bylaws of Citizens Bank as in effect immediately prior to the Effective Time shall at and after the Effective Time be the articles of incorporation and bylaws of the Surviving Banking Corporation until such time as the same shall be amended and/or restated in accordance with applicable Law.

ARTICLE III

MERGER CONSIDERATION

Section 3.1 Conversion of Charter Common Stock. Subject to the other provisions of this Article III, solely by virtue and as a result of the Merger, each share of the 1,690,150 shares of Charter Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall at the Effective Time, automatically and without any action on the part of the holder(s) thereof, be converted into and canceled in exchange for the right to receive (i) $3.615 in cash, without interest (the “Cash Consideration”); and (ii) 0.39417 (the “Exchange Ratio”) shares of Citizens Common Stock (the “Stock Consideration”). The aggregate Cash Consideration and Stock Consideration payable or issuable by Citizens to holders of Charter Common Stock as consideration for the Merger in accordance with this Agreement, together with any cash payable by Citizens to holders of Charter Common Stock in lieu of fractional shares pursuant to Section 3.4, is referred to herein as the “Merger Consideration.”

Section 3.2 Exchange Procedures.

(a) Deposit with Exchange Agent. At or prior to the Closing, Citizens shall deliver or cause to be delivered to an exchange agent mutually agreed upon by Citizens and Charter, which the Parties agree may be Citizens’ customary stock transfer agent (the “Exchange Agent”), for the benefit of holders of Charter Common Stock (other than holders of Excluded Shares and holders of Dissenting Shares), (i) a certificate or certificates or, at Citizens’ option, evidence of shares in book entry form representing the number of shares of Citizens Common Stock issuable to holders of Charter Common Stock (other than holders of Excluded Shares and holders of Dissenting Shares) in the form of Merger Consideration; and (ii) the cash portion of the Merger Consideration payable to holders of Charter Common Stock (other than holders of Excluded Shares and holders of Dissenting Shares) in accordance with this Article III. The Exchange Agent shall not be entitled to vote or exercise any other rights of ownership with respect to the shares of Citizens Common Stock held by it from time to time hereunder; provided that the Exchange Agent shall receive and hold all dividends and other distributions payable or distributable with respect to such shares for the account of the Persons entitled thereto.

(b) Letter of Transmittal. As soon as reasonably practicable after the Effective Time but not later than 30 days after the Closing Date, Citizens shall cause the Exchange Agent to mail or deliver to each holder of record of shares of Charter Common Stock immediately prior to the Effective Time (other than holders of

7

Excluded Shares and holders of Dissenting Shares) a letter of transmittal in customary form and containing such provisions as Citizens shall reasonably require (including provisions confirming that delivery of Certificates and Book-Entry Shares shall be effected, and that risk of loss of and title to Certificates and Book-Entry Shares shall pass, only upon proper delivery of the Certificates or Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of Certificates and Book-Entry Shares in exchange for that portion of the Merger Consideration payable or issuable in respect of the shares of Charter Common Stock previously represented by such Certificates or in respect of such Book-Entry Shares, as applicable, pursuant to the provisions of this Agreement.

(c) Payment of Merger Consideration. Promptly upon proper surrender of a Certificate or Book-Entry Shares to the Exchange Agent for exchange and cancellation, together with a properly completed and duly executed letter of transmittal (or an “agent’s message” in the case of Book-Entry Shares held in street name) and such other documents as may reasonably be required by the Exchange Agent, (i) the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor, and the Exchange Agent shall deliver to such holder, the Merger Consideration to which such holder shall have become entitled pursuant to the provisions of this Article III, in full satisfaction of all rights pertaining to the shares of Charter Common Stock formerly represented by such Certificate or to such Book-Entry Shares, as applicable; and (ii) the Certificate or Book-Entry Shares so surrendered shall be canceled. In the event the Merger Consideration or any other amounts issuable or payable under this Agreement to a holder of shares of Charter Common Stock is to be issued in the name of or paid to a Person other than the Person in whose name such shares are registered, it shall be a condition to the issuance or payment of such Merger Consideration or other amounts that the Certificate formerly representing such shares, or, in the case of non-certificated shares, the Book-Entry Shares, be presented to the Exchange Agent, together with evidence of or appropriate documents or instruments for transfer and evidence that any applicable stock transfer or other Taxes have been paid or are not applicable, all in such form as the Exchange Agent shall reasonably require.

(d) Closing of Stock Transfer Books. At the Effective Time, the stock transfer books of Charter shall be closed and there shall thereafter be no further transfers of shares of Charter Stock on the books or records of Charter, and, if any shares of Charter Stock are thereafter presented to Citizens or the Exchange Agent for transfer, such shares shall be cancelled against delivery of that portion of the Merger Consideration payable or issuable in respect thereof as herein provided. Until duly surrendered to the Exchange Agent in accordance with the provisions of this Agreement, Certificates and Book-Entry Shares shall, at and after the Effective Time, evidence and represent only the right to receive that portion of the Merger Consideration payable or issuable in respect thereof (or the Charter Common Stock previously represented thereby) in accordance with this Agreement. No dividends or other distributions payable or distributable on or with respect to shares of Citizens Common Stock that are issued or issuable in connection with the Merger in accordance with this Agreement will be remitted to any Person entitled to receive such shares of Citizens Common Stock until such Person surrenders his or her Certificate(s) previously representing the shares of Charter Common Stock converted into such Citizens Common Stock, or his or her Book-Entry Shares converted into such Citizens Common Stock, as applicable, at which time such dividends and other distributions shall be remitted to such Person, without interest. No interest will be paid or will accrue on any amounts payable to holders of Charter Common Stock under or in accordance with this Agreement.

(e) Lost, Stolen, or Destroyed Certificates. In the event any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and the execution by such Person of an indemnity agreement and/or the posting by such Person of a bond in such form and amount as Citizens or the Exchange Agent may reasonably require as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed Certificate that portion of the Merger Consideration deliverable in respect of the shares of Charter Common Stock previously represented thereby pursuant to this Agreement.

(f) Unclaimed Merger Consideration. Any portion of the Merger Consideration, and any other amounts payable by Citizens to the holders of shares of Charter Common Stock in accordance with this Agreement, in

8

each case that remain(s) unclaimed by former shareholders of Charter for twelve months after the Effective Time (as well as any dividends or other distributions payable in respect thereof) shall at the request of Citizens be delivered by the Exchange Agent to Citizens. Any former shareholder of Charter who has not theretofore complied with the exchange procedures provided for in this Agreement shall thereafter look only to Citizens for that portion of the Merger Consideration (and any other amounts) deliverable in respect of the shares of Charter Common Stock previously held by such shareholder, as determined pursuant to this Agreement, without any interest thereon. If the Merger Consideration or any other amounts payable under this Agreement in respect of any shares of Charter Common Stock (or shares of Citizens Common Stock into which the same shall have been converted) is not claimed prior to the date on which such Merger Consideration or other amounts would otherwise escheat to any Governmental Entity, such Merger Consideration or other amounts shall, to the extent permitted by abandoned property, escheat, and other applicable Laws, become the property of Citizens (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interests of any Person previously entitled to such property. Neither the Exchange Agent nor any Party to this Agreement shall be liable to any holder of Charter Common Stock for any portion of the Merger Consideration (or any other amounts) properly paid to a Governmental Entity pursuant to applicable abandoned property, escheat, or similar Laws. Citizens and the Exchange Agent shall be entitled to rely upon the stock transfer books and records of Charter to establish the identity of those Persons entitled to receive the Merger Consideration (and any other amounts) specified in this Agreement, which books and records shall be conclusive with respect thereto. In the event of a dispute regarding the ownership of Charter Common Stock, Citizens and the Exchange Agent shall be entitled to deposit any portion of the Merger Consideration (or any other amounts) payable in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

Section 3.3 Rights as Charter Shareholders. Holders of Charter Common Stock immediately prior to the Effective Time shall, at and after the Effective Time, cease to be shareholders of Charter and have no further rights as shareholders of Charter, other than the right to receive the Merger Consideration and any other amounts payable or issuable in respect of such holders’ Charter Common Stock in accordance with this Article III.

Section 3.4 No Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, no fraction of a share of Citizens Common Stock, and no certificate or scrip therefor, will be issued in connection with the Merger to any holder of shares of Charter Common Stock. Instead, Citizens shall pay to each holder of Charter Common Stock who would otherwise be entitled to a fraction of a share of Citizens Common Stock (after aggregating and taking into account all Certificates and/or Book-Entry Shares delivered by such holder) cash, without interest, in an amount (rounded to the nearest whole cent) determined by multiplying (a) the fractional share interest (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise be entitled by (b) $21.40.

Section 3.5 Availability of Dissenters’ Rights; Dissenting Shares.

(a) Holders of shares of Charter Common Stock shall have such rights to dissent from the Merger and obtain payment of the fair value of their shares as are afforded to such holders by Article 13 of the Mississippi Business Corporation Act.

(b) Notwithstanding any provision of this Agreement to the contrary, but subject to Section 3.5(c), each issued and outstanding share of Charter Common Stock the holder of which has perfected his or her right to dissent from the Merger pursuant to Article 13 of the Mississippi Business Corporation Act and has not effectively withdrawn or lost such right as of the Effective Time (collectively, the “Dissenting Shares”) shall not be converted into and canceled in exchange for, or represent a right to receive, any portion of the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are afforded to such holder by the Mississippi Banking Code and the Mississippi Business Corporation Act. Subject to Citizens’ obligations with respect to the Dissenting Shares pursuant to the Mississippi Banking Code and the Mississippi Business Corporation Act, Citizens shall be entitled to retain any Merger Consideration not paid on account of Dissenting Shares, and the shareholders of Charter shall not be entitled to any portion of such retained Merger

9

Consideration. Any payments made in respect of Dissenting Shares shall be made by Citizens within the time periods set forth in, and otherwise in accordance with, the Mississippi Banking Code and the Mississippi Business Corporation Act.

(c) If any holder of shares of Charter Common Stock who asserts such holder’s right to dissent from the Merger pursuant to Article 13 of the Mississippi Business Corporation Act shall have effectively withdrawn or lost his or her right to dissent (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever occurs later, the shares of Charter Common Stock held by such holder shall be converted into and canceled in exchange for, on a share by share basis, the right to receive the Merger Consideration payable or issuable in respect thereof in accordance with the applicable provisions of this Agreement.

Section 3.6 Excluded Shares. At the Effective Time, each Excluded Share shall, for no consideration, be automatically canceled and retired and shall cease to exist, and, for the avoidance of doubt, no exchange or payment shall be made with respect thereto or in respect thereof.

Section 3.7 Adjustments Upon Change in Capitalization. The Exchange Ratio and the per share Cash Consideration are calculated based upon 1,690,150 outstanding shares of Charter Common Stock. If during the period from the date of this Agreement until immediately prior to the Effective Time the outstanding shares of Charter Common Stock are increased, decreased, or changed into or exchanged for a different number or kind of securities as a result of the exercise of any options, warrants, or other rights to purchase shares of Charter Common Stock, a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an equitable and proportionate adjustment shall be made to the Exchange Ratio and the per share Cash Consideration. If during the period from the date of this Agreement until immediately prior to the Effective Time the outstanding shares of Citizens Common Stock are increased, decreased, or changed into or exchanged for a different number or kind of securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an equitable and proportionate adjustment shall be made to the Exchange Ratio. For the avoidance of doubt, neither the issuance of shares of Citizens Common Stock upon the exercise of any options, warrants, or other rights to purchase Citizens Common Stock, the grant of or lapse of restrictions on restricted stock awards in respect of shares of Citizens Common Stock, or the issuance of shares of Citizens Common Stock in settlement of stock appreciation rights or under or pursuant to a Citizens Benefit Plan, shall cause or result in an adjustment of or to the Exchange Ratio or the per share Cash Consideration.

Section 3.8 Withholding Rights. Citizens (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Charter Common Stock such amounts as Citizens is required under the Code or any other applicable Law to deduct and withhold. Any amounts so deducted and withheld shall be timely remitted to the appropriate Governmental Entity and, to the extent so remitted, shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 3.9 Citizens Stock and Citizens Bank Common Stock. The shares of Citizens Stock and Citizens Bank Common Stock issued and outstanding immediately prior to the Effective Time shall not be affected by the Merger, and, accordingly, each share of Citizens Stock and Citizens Bank Common Stock issued and outstanding immediately prior to the Effective Time shall, at and after the Effective Time, remain issued and outstanding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CHARTER

Section 4.1 Charter Disclosure Memorandum. Prior to or simultaneously with the Parties’ execution and delivery of this Agreement, Charter has delivered to the Citizens Parties a confidential memorandum (the

10

“Charter Disclosure Memorandum”) setting forth, among other things, items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties of Charter contained in this Article IV or to one or more covenants of Charter contained in Article VI, making specific reference in such Charter Disclosure Memorandum to the Section(s) of this Agreement to which such items relate.

Section 4.2 Charter Representations and Warranties. Charter hereby represents and warrants to the Citizens Parties as follows:

(a) Organization and Qualification. Charter is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of Mississippi. Charter has the power and authority to own, lease, and operate its properties and assets and to conduct its business as presently conducted. Charter is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing and qualification necessary, except, as to good standing only, where the failure to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Charter Material Adverse Effect. The copies of the articles of incorporation, bylaws, and other organizational and governing documents of Charter and its Subsidiaries previously provided or made available to the Citizens Parties are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Neither Charter nor any Subsidiary of Charter is in violation of its respective articles of incorporation, bylaws, or other organizational or governing documents. The minute books of Charter and its Subsidiaries constitute, in all material respects, a true, complete, and correct record of all meetings of and material corporate actions taken by their respective boards of directors (and each committee thereof) and other governing bodies and their respective shareholders, members, partners, and other securityholders, in each case for the periods covered thereby.

(b) Subsidiaries and Other Interests. Except as set forth on Schedule 4.2(b) of the Charter Disclosure Memorandum, Charter has no Subsidiaries. Except (i) as set forth on Schedule 4.2(b) of the Charter Disclosure Memorandum, and (ii) for securities and other interests held in a fiduciary capacity and beneficially owned by third parties, neither Charter nor any Subsidiary of Charter owns, beneficially or of record, directly or indirectly, any equity securities of or any other equity or ownership interest in any Person.

(c) Capitalization. The authorized capital stock of Charter consists of 2,645,000 shares of Charter Common Stock, of which 1,690,150 shares were issued and outstanding as of the date of this Agreement. There are no other classes or series of authorized, issued, or outstanding capital stock of Charter. No shares of Charter Stock are held in treasury by Charter or otherwise owned, directly or indirectly, by Charter. All of the issued and outstanding shares of Charter Common Stock have been duly and validly authorized and issued in full compliance with all applicable Laws and are fully paid and non-assessable with no personal Liability attaching to the ownership thereof, and none of the issued and outstanding shares of Charter Common Stock have been issued in violation of the preemptive or other rights of any Person. There are no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate Charter to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of Charter capital stock, or securities convertible into or exercisable for shares of Charter capital stock, or that require or obligate or could require or obligate Charter to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment. There are no outstanding obligations of Charter to repurchase, redeem, or otherwise acquire any shares of its capital stock. No bonds, debentures, notes, or other indebtedness having the right to vote on any matters on which shareholders of Charter may vote are issued or outstanding. Set forth on Schedule 4.2(c) of the Charter Disclosure Memorandum is a listing of all cash, stock, and other dividends or distributions on or with respect to Charter Common Stock that have been declared, set aside, or paid since January 1, 2017, as well as all shares of Charter capital stock that have been purchased, redeemed, or otherwise acquired, directly or indirectly, by Charter since January 1, 2017.

(d) Authority. Charter has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the consents, approvals, waivers, and filings referred to in Section 4.2(f), to perform

11

its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Charter and the consummation by Charter of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the board of directors of Charter, and no other corporate actions or proceedings on the part of Charter are necessary to authorize the execution and delivery of this Agreement by Charter and the consummation by Charter of the transactions contemplated hereby, other than the approval of this Agreement by the shareholders of Charter in accordance with the articles of incorporation and bylaws of Charter and applicable Law. The board of directors of Charter has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Charter and its shareholders and has directed that this Agreement be submitted to the shareholders of Charter for approval, and has duly and validly adopted resolutions to the foregoing effect and to recommend that the shareholders of Charter approve this Agreement. This Agreement has been duly and validly executed and delivered by Charter and constitutes a valid and legally binding obligation of Charter enforceable against Charter in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, and similar Laws affecting creditors’ rights and remedies generally or general principles of equity, whether applied in a court of law or a court of equity (collectively, the “Enforceability Exceptions”).

(e) No Violations. Neither the execution, delivery, or performance of this Agreement by Charter nor the consummation of the transactions contemplated by this Agreement will (i) violate the articles of incorporation, bylaws, or other organizational or governing documents of Charter or any of its Subsidiaries; or (ii) assuming that the consents, approvals, waivers, and filings referred to in Section 4.2(f) have been obtained and made and all applicable waiting periods have expired, (A) violate any Law, permit, or license to which Charter or any of its Subsidiaries (or the properties or assets of Charter or any of its Subsidiaries) are subject or by which Charter or any of its Subsidiaries (or the properties or assets of Charter or any of its Subsidiaries) are bound; or (B) constitute a breach or violation of or a default under (or an event which, with notice or lapse of time or both, could constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Charter or any of its Subsidiaries under, any of the terms, conditions, or provisions of any Contract to which Charter, or any of its Subsidiaries, is a party, or to or by which any of the properties or assets of Charter, or any of its Subsidiaries, may be subject or bound.

(f) Consents and Approvals. No consents or approvals of, waivers by, notices to, or filings or registrations with any Governmental Entity or other Person are required to be obtained, given, or made by Charter, or any of its Subsidiaries, in connection with the execution and delivery of this Agreement by Charter or the consummation by Charter of the Merger or the other transactions contemplated hereby, except (i) applications, notices, and waiver requests required to be filed with or given or made to and consents, approvals, and waivers required from, and the expiration of related waiting periods imposed by, the FDIC, the Federal Reserve, the MDBCF (together with related approvals of the offices of the Governor, the Attorney General, and the Secretary of State of the State of Mississippi), and the United States Department of Justice (collectively, the “Regulatory Approvals”); (ii) the filing of the Articles of Merger with the MDBCF; (iii) the approval of this Agreement by the shareholders of Charter; and (iv) as set forth on Schedule 4.2(f) of the Charter Disclosure Memorandum. As of the date hereof, Charter has no Knowledge of any reason why any of the consents, approvals, or waivers referred to in this Section 4.2(f) will not be obtained or received in a timely manner without the imposition of any Burdensome Condition (as defined in Section 8.1(b)).

(g) Reports. Charter, and each of its Subsidiaries, have timely filed or furnished, as applicable, all reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments (together with any amendments required to be made with respect thereto) that they have been required to file or furnish since January 1, 2017, with or to the FDIC, the MDBCF, or any other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments were complete and accurate in all material respects and complied in all material respects with all applicable Laws.

12

(h) Reserved.

(i) Financial Statements. Charter has previously delivered to the Citizens Parties true, complete, and correct copies of (i) the consolidated balance sheets of Charter and its Subsidiaries as of the fiscal years ended December 31, 2018, 2017, and 2016, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the fiscal years then ended, together with the notes thereto, accompanied by the audit reports of Charter’s independent registered public accounting firm (the “Audited Charter Financials”); and (ii) the unaudited consolidated balance sheet of Charter and its Subsidiaries as of March 31, 2019 (the “Interim Financials Date”), and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the three-month period ended March 31, 2019 (the “Interim Charter Financials”). The Charter Financial Statements were prepared from and in accordance with the books and records of Charter and its Subsidiaries, fairly present in all material respects the consolidated financial position of Charter and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows of Charter and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto or as otherwise required by regulatory accounting requirements applicable to insured depository institutions generally, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations. No financial statements of any entity or enterprise other than Charter and its Subsidiaries are required by GAAP to be included in the financial statements of Charter. The books and records of Charter and its Subsidiaries have been, and are being, maintained in accordance with GAAP, or, where otherwise required, regulatory accounting requirements applicable to insured depository institutions generally, consistently applied and other legal, accounting, and regulatory requirements and reflect only actual transactions. True, complete, and correct copies of the Interim Charter Financials are included as Schedule 4.2(i) of the Charter Disclosure Memorandum.

(j) Undisclosed Liabilities. Neither Charter nor any of its Subsidiaries has, or has incurred, any material Liability required to be reflected or disclosed on, or reserved against in, a balance sheet prepared in accordance with GAAP, or regulatory accounting requirements applicable to insured depository institutions generally, or a Consolidated Report of Condition and Income (Call Report), other than (i) Liabilities reflected on or reserved against in the Interim Charter Financials; (ii) Liabilities incurred since the Interim Financials Date in the ordinary course of business consistent with past practice that, either individually or in the aggregate, have not had, and would not reasonably be expected to have, a Charter Material Adverse Effect; (iii) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby; or (iv) as set forth on Schedule 4.2(j) of the Charter Disclosure Memorandum.

(k) Absence of Certain Changes or Events.

(i) Since December 31, 2018, there has been no effect, circumstance, occurrence, event, development, or change that, individually or taken together with all other effects, circumstances, occurrences, events, developments, and changes, has had or could reasonably be expected to have a Charter Material Adverse Effect.

(ii) Since December 31, 2018, Charter and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices. Since December 31, 2018, neither Charter nor any of its Subsidiaries has taken or permitted, or entered into any Contract with respect to, or otherwise agreed or committed to do or take, or failed or omitted to take, any action that, if taken or omitted after the date hereof, would constitute a breach of any of the covenants set forth in Section 6.1, except as set forth on Schedule 4.2(k)(ii) of the Charter Disclosure Memorandum.

(l) Litigation. Except as set forth on Schedule 4.2(l)(i) of the Charter Disclosure Memorandum, there are no suits, actions, claims, investigations, or legal, administrative, arbitration, or other proceedings pending or, to the Knowledge of Charter, threatened against or affecting Charter or any of its Subsidiaries or any property,

13

asset, right, or interest of Charter or any of its Subsidiaries, which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Charter Material Adverse Effect, and, to the Knowledge of Charter, there are no facts or circumstances that could reasonably be expected to give rise to any such suit, action, claim, investigation, or legal, administrative, arbitration, or other proceeding. Set forth on Schedule 4.2(l)(ii) of the Charter Disclosure Memorandum is a true, correct, and complete list, as of the date of this Agreement, of each suit, action, claim, investigation, or legal, administrative, arbitration, or other proceeding pending or, to the Knowledge of Charter, threatened against or affecting Charter or any of its Subsidiaries or any property, asset, right, or interest of Charter or any of its Subsidiaries. Neither Charter or any of its Subsidiaries, nor any of the properties or assets of Charter or any of its Subsidiaries, is a party or subject to or bound by any judgment, decree, injunction, order, or ruling of any Governmental Entity.

(m) Regulatory Actions. Since January 1, 2017, neither Charter nor any of its Subsidiaries, has been a party to or subject to any cease and desist order, prompt corrective action directive, written agreement, or memorandum of understanding issued by or with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order, or directive by, any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, cease and desist order, prompt corrective action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. To the Knowledge of Charter, there are no facts or circumstances which could reasonably be expected to result in any Governmental Entity issuing or requesting any such action, proceeding, order, directive, cease and desist order, prompt corrective action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. There are no material unresolved violations, criticisms, or exceptions noted by any Governmental Entity in or with respect to any report or statement relating to any examination or inspection of Charter or any of its Subsidiaries. Since January 1, 2017, there have been no material formal or informal inquires by (other than in the ordinary course of routine regulatory examinations and visitations), or material disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies, or procedures of Charter or any of its Subsidiaries.

(n) Compliance with Laws; Deposit Insurance.

(i) Charter and its Subsidiaries have at all times since January 1, 2017, complied with, and are currently in compliance with, in all material respects, all applicable Laws, including without limitation Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto; the Equal Credit Opportunity Act, as amended; the Fair Housing Act, as amended; the Fair Credit Reporting Act, as amended; the Truth in Lending Act of 1968, as amended; the Community Reinvestment Act of 1977, as amended (the “CRA”); the Home Mortgage Disclosure Act of 1975, as amended; the Bank Secrecy Act of 1970, as amended; the USA PATRIOT Act; the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended; all Laws relating to data protection or privacy; and all other applicable anti-money laundering Laws, fair lending Laws, and Laws relating to discriminatory lending, financing, leasing, or business practices or the origination, sale, or servicing of mortgage loans. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Charter Material Adverse Effect, Charter and its Subsidiaries have, and have at all times had, all permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals, and have made all filings, applications, and registrations with all Governmental Entities, that are required in order to permit them to own, lease, and operate their properties and assets and to carry on their respective businesses as heretofore or presently conducted, and all such permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals are in full force and effect and, to the Knowledge of Charter, no suspension or cancellation of any of them is threatened.

(ii) The deposits of Charter are insured by the FDIC in accordance with the Federal Deposit Insurance Act (the “FDIA”) to the fullest extent permitted by Law, and Charter has paid all premiums and assessments and filed all reports required by the FDIA. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Charter, threatened.

14

(o) Taxes.

(i) Charter and its Subsidiaries have timely filed all Tax Returns required to be filed by or with respect to them (the “Charter Returns”). Neither Charter nor any of its Subsidiaries currently are the beneficiary of any extension of time within which to file any Charter Returns. All of the Charter Returns are true, correct, and complete in all material respects, and all Taxes due and payable by Charter and its Subsidiaries with respect to the periods covered by such Charter Returns have been paid (whether or not shown on any Charter Returns). The accruals and reserves for Taxes reflected in the Interim Charter Financials are adequate, in accordance with GAAP, to cover all unpaid Taxes of Charter and its Subsidiaries for periods ending on or prior to the date(s) of the Interim Charter Financials, and all such accruals and reserves for Taxes, as adjusted for operations and transactions and the passage of time for periods ending on or prior to the Closing Date in accordance with past custom and practice of Charter and its Subsidiaries, will be adequate, in accordance with GAAP, to cover all unpaid Taxes of Charter and its Subsidiaries accruing through the Closing Date. No written claim has ever been made against Charter or any of its Subsidiaries by a Governmental Entity in a jurisdiction where Charter or its Subsidiaries do not file Tax Returns that Charter or any of its Subsidiaries are or may be subject to taxation in that jurisdiction (other than transaction taxes associated with making loans in the ordinary course of Charter’s business such as mortgage and indebtedness taxes, which taxes have been paid as they were due). No outstanding agreement, arrangement, extension, or waiver of or with respect to the limitation period applicable to any Charter Return has been agreed to or entered into or granted (by Charter or any other Person), and no such agreement, arrangement, extension, or waiver has been requested, formally or informally, by or from Charter or any of its Subsidiaries, and neither Charter nor any of its Subsidiaries has executed or is bound by any extension or waiver of any statute of limitations on the assessment or collection of any Tax.

(ii) Any estimated income Taxes for the 2019 taxable year required to be paid by or with respect to, or in respect of the operations of, Charter or any of its Subsidiaries have been paid to the proper taxing authorities, except to the extent the failure to make any such payment, individually or in the aggregate, would not reasonably be expected to have a Charter Material Adverse Effect. All Taxes that Charter or any of its Subsidiaries are or were required to withhold or collect in connection with any amounts paid or owing to any employee, director, independent contractor, shareholder, nonresident, creditor, or other third party (including amounts paid or owing by or to Charter or any of its Subsidiaries and any such Taxes due as a result of a plan intended to be a “nonqualified deferred compensation plan” under Section 409A(d)(1) of the Code that has not been operated in good faith compliance with Section 409A of the Code and associated guidance) have been duly withheld or collected and have been paid, to the extent required, to the proper taxing authorities; Charter and its Subsidiaries have complied with all information reporting and backup withholding requirements, including the maintenance of required records, with respect to such amounts; and Charter and its Subsidiaries have paid all employer contributions and premiums and filed all Tax Returns with respect to any employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code and other applicable Laws, except for failures to withhold, collect, pay, or file and such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Charter Material Adverse Effect.

(iii) Set forth on Schedule 4.2(o)(iii) of the Charter Disclosure Memorandum is a true, correct, and complete list of all Charter Returns filed by or with respect to Charter or any of its Subsidiaries with respect to any taxable periods ended on or after December 31, 2015, and Charter has delivered or made available to the Citizens Parties true, correct, and complete copies of all of such Charter Returns. Charter has delivered or made available to the Citizens Parties true, correct, and complete copies of all audit reports, statements of deficiencies, and similar documents issued by a Governmental Entity relating to the Charter Returns which Charter has in its possession or control. Set forth on Schedule 4.2(o)(iii) of the Charter Disclosure Memorandum is a true, correct, and complete list of all deficiencies proposed as a result of Governmental Entity audits, all of which have been paid or, as set forth on such schedule, have been settled or are being contested in good faith in appropriate proceedings.

15

(iv) No audit, investigation, examination, deficiency assessment, refund litigation, or other proceeding is pending or, to the Knowledge of Charter, threatened against or with respect to Charter or any of its Subsidiaries in respect of any Taxes or Tax matters, and to the Knowledge of Charter there are no facts or circumstances that could reasonably be expected to give rise to any such audit, investigation, examination, deficiency assessment, refund litigation, or other proceeding. There are no unsatisfied Liabilities for Taxes with respect to any notice of deficiency or similar document received by Charter or its Subsidiaries with respect to any Taxes. No deficiencies have been asserted against Charter or its Subsidiaries as a result of an examination by a taxing authority and no issue has been raised by any examination conducted by any taxing authority that, by application of the same principles, might result, individually or in the aggregate, in a proposed material deficiency for any other period not so examined. There are no Liens for Taxes upon any of the properties or assets of Charter or its Subsidiaries, other than statutory Liens for current Taxes not yet due and payable for which adequate reserves have been established.

(v) Neither Charter nor any of its Subsidiaries, has granted to any Person a power of attorney with respect to any Taxes or Tax matters that is currently in effect. Neither Charter nor any of its Subsidiaries, is subject to any private letter ruling of the IRS or any comparable ruling of any other taxing authority, and no request for any such ruling is pending. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision), or any similar provision of Law, has been entered into by or with respect to Charter or its Subsidiaries.

(vi) There is no Contract or plan (including without limitation this Agreement and the arrangements contemplated hereby) covering any director, officer, employee, or independent contractor, or any former director, officer, employee, or independent contractor, of Charter or its Subsidiaries that, individually or collectively with any other such Contracts or plans, will, or could reasonably be expected to, (A) give rise, directly or indirectly, to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code (as determined without regard to Section 280G(b)(4) of the Code), except those payments that will not be made in the absence of shareholder approval in accordance with the requirements of Section 280G(b)(5)(B) of the Code; or (B) subject any such Person to additional taxes under Section 409A of the Code. Neither Charter nor any of its Subsidiaries, is a party to or bound by any Contract or plan, or has any obligation (current or contingent), to compensate any Person for Tax-related payments, including Taxes paid pursuant to Section 4999 of the Code and Taxes under Section 409A of the Code.

(vii) Except as set forth on Schedule 4.2(o)(vii) of the Charter Disclosure Memorandum, (A) neither Charter nor any of its Subsidiaries, has at any time been a member of a group with which it has filed or been included in a combined, consolidated, or unitary Tax Return; (B) neither Charter nor any of its Subsidiaries, is or has ever been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, or similar Contract; and (C) neither Charter nor any of its Subsidiaries, is liable for the Taxes of any other Person, whether as a transferee or successor, by Contract (including any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement), or otherwise.

(viii) Charter and its Subsidiaries are, and have at all times been, in compliance with the provisions of Section 6011, Section 6111, and Section 6112 of the Code relating to tax shelter disclosure, registration, list maintenance, and record keeping, and with the Treasury Regulations thereunder (including any predecessor or successor Code provisions or Treasury Regulations, as applicable), and neither Charter nor its Subsidiaries have at any time engaged in or entered into (A) any transaction that would be defined as a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b); (B) any confidential corporate tax shelter within the meaning of Treasury Regulations Section 1.6111-2; or (C) any “listed transaction” within the meaning of Treasury Regulations Section 1.6011, Section 301.6111, or Section 301.6112, or any transaction that would have been such a “listed transaction” if current Law was in effect at the time the transaction was entered into. No IRS Form 8886 has been filed with respect to Charter or its Subsidiaries. Neither Charter nor any of its Subsidiaries, has entered into any tax shelter or listed transaction with the sole or dominant purpose of the avoidance or reduction of a Tax Liability in a jurisdiction outside the United States with respect to

16

which there is a significant risk of challenge of such transaction by a Governmental Entity in a jurisdiction outside the United States. Charter and its Subsidiaries have disclosed on all Charter Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code. Neither Charter nor any of its Subsidiaries, has incurred, and no state of affairs exist that could result in Charter, or any of its Subsidiaries, incurring, any penalty under Section 6662(e) of the Code.

(ix) None of the assets, properties, or rights of Charter or its Subsidiaries (A) are “tax-exempt use property” within the meaning of Section 168(h) of the Code; (B) are assets, properties, or rights required to be treated as owned by any other Person pursuant to the so-called “safe harbor lease” provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986; or (C) directly or indirectly secure any debt the interest on which is Tax-exempt under Section 103(a) of the Code. Neither Charter nor any of its Subsidiaries have participated in or cooperated with an international boycott within the meaning of Section 999 of the Code. Neither Charter nor any of its Subsidiaries, has a “permanent establishment” within the meaning of any applicable Tax law in any foreign jurisdiction, nor is Charter, or any of its Subsidiaries, required to file any Tax Returns in any foreign jurisdiction. No Subsidiary of Charter which is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code has a permanent establishment within the United States or derives any income effectively connected with the conduct of a trade or business within the United States.

(x) Set forth on Schedule 4.2(o)(x) of the Charter Disclosure Memorandum is a true, correct, and complete list of (i) all Tax abatement, Tax reduction, Tax credit, and similar agreements or programs to which Charter or its Subsidiaries are parties or in which Charter or its Subsidiaries participate; and (ii) the amount of each Tax abatement, Tax reduction, Tax credit, or similar benefit that Charter or its Subsidiaries have received as of the date hereof and the period(s) to which each such Tax abatement, Tax reduction, Tax credit, or similar benefit applied. The consummation of the transactions contemplated by this Agreement will not result in any recoupment, claw-back, or decrease in any such Tax abatement, Tax reduction, Tax credit, or similar benefit.

(xi) Neither Charter nor any of its Subsidiaries has ever distributed stock of another Person or had its stock distributed by another Person in a transaction that purported or was intended to be governed in whole or in part by Section 355 or Section 361 of the Code. Neither Charter nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Charter or its Subsidiaries, and the IRS has not proposed any such change in accounting method. Neither Charter nor any of its Subsidiaries is or, during the five-year period immediately preceding the date of this Agreement, has been an “S” corporation within the meaning of Section 1361(a)(1) of the Code.

(xii) For purposes of this Section 4.2(o), (A) references to Charter shall be deemed to include any predecessor to Charter, any Person which merged or was liquidated with or into Charter, any direct or indirect Subsidiary of Charter, and any Person from which Charter has incurred any Liability for Taxes as a result of transferee liability; and (B) references to Charter shall be deemed to include any predecessor to Charter, any Person which merged or was liquidated with or into Charter, any direct or indirect Subsidiary of Charter, and any Person from which Charter has incurred any Liability for Taxes as a result of transferee liability.

(p) Material Contracts.

(i) Set forth on Schedule 4.2(p)(i) of the Charter Disclosure Memorandum, in paragraphs corresponding to each lettered paragraph below, is a true, correct, and complete list of the following Contracts to which Charter, or any of its Subsidiaries, is a party, by which Charter, or any of its Subsidiaries, is bound, or to which Charter, or any of its Subsidiaries, or any of the properties or assets of Charter or any of its Subsidiaries, are subject (whether or not actually set forth on such schedule, collectively, the “Charter Material Contracts”):

(A) Any Contract (other than Contracts for Charter Loans made in the ordinary course of business) that involves, or could reasonably be expected to involve, annual receipts or disbursements of $15,000 or more or aggregate receipts or disbursements of $75,000 or more over the life of the Contract;

17

(B) Any Contract that requires Charter or any of its Subsidiaries, to purchase all of its requirements for a given product, good, or service from a given Person;

(C) Any Contract that provides for the indemnification by Charter or any of its Subsidiaries, of any Person, or the express assumption by Charter or any of its Subsidiaries, of any Tax, environmental, or other Liability of any Person;

(D) Any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by Charter or any of its Subsidiaries, after the date of this Agreement of properties, assets, or securities with a fair market value of $15,000 or more;

(E) Any employment agreement, consulting agreement, severance agreement, change of control agreement, bonus agreement, salary continuation agreement, deferred compensation agreement, stock option agreement, restricted stock agreement, non-competition agreement, non-solicitation agreement, confidentiality or non-disclosure agreement, or other Contract with any current or former director, officer, employee, or independent contractor of or to Charter or its Subsidiaries (excluding commercially standard confidentiality and non-disclosure provisions included in vendor agreements entered into by Charter in the ordinary course of business);

(F) Any Contract not disclosed under Section 4.2(p)(i)(E) with or for the benefit of any shareholder, director, officer, employee, independent contractor, or Affiliate of Charter or its Subsidiaries, or any Affiliate of or member of the immediate family of any such Person;

(G) Any Contract under which any payment (whether change of control, severance, or otherwise) will become due to any current or former director, officer, employee, independent contractor, or other service provider as of result of or upon the execution or delivery of this Agreement or the consummation of the any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events);

(H) Any Contract that provides for compensation or benefits that will be increased, or under which compensation or benefits will be accelerated, as of result of or upon the execution or delivery of this Agreement or the consummation of the any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events), or that provides for compensation or benefits the value of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(I) Any Contract that provides for any payments by Charter or any of its Subsidiaries, upon a change of control;

(J) Any Contract that limits or purports to limit the right of Charter or any of its Subsidiaries, to engage in any line of business, compete with any Person, or operate in any geographic location;

(K) Any partnership, joint venture, limited liability company, or similar Contract;

(L) Any Contact with respect to the ownership, occupancy, management, lease (as lessor, lessee, or otherwise), or operation of real property;

(M) Any data processing or information technology Contract other than (i) non-exclusive end user license agreements granted in the ordinary course of business and (ii) cell phone contracts, internet service contracts, and other similar arrangements in the ordinary course of business;

(N) Any Contract that grants to any Person any right of first refusal, right of first offer, or similar right with respect to any assets, rights, properties, or securities of Charter or its Subsidiaries;

18

(O) Any Contract that relates to indebtedness of or borrowings of money by Charter or any of its Subsidiaries, in excess of $15,000 (other than Federal Home Loan Bank borrowings and repurchase agreements with customers entered into in the ordinary course of business);

(P) Any Contract relating to the acquisition, transfer, sale, or issuance of, or affecting or dealing with, any securities of Charter or its Subsidiaries, including without limitation any voting, shareholders, or underwriting agreement; and

(Q) Any Contract not terminable on 30 days or less notice without any payment or penalty and involving disbursements or payments by Charter or its Subsidiaries in excess of $15,000 per annum or in excess of $75,000 over the life of the Contract.

(ii) A true, correct, and complete copy (or, in the case of any oral Contract, a complete and accurate written description) of each Charter Material Contract, as amended through the date of this Agreement, has been previously provided or made available to the Citizens Parties. Each of the Charter Material Contracts is in full force and effect and is a valid and binding obligation of Charter or its Subsidiaries, as applicable, and each of the other parties thereto, enforceable against Charter or its Subsidiaries, as applicable, and each of the other parties thereto in accordance with its terms. Charter and its Subsidiaries have performed all duties and obligations required to be performed by them under each Charter Material Contract. Neither Charter, its Subsidiaries, nor any other party thereto is in breach or violation of or default under any Charter Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach, violation, or default. No event has occurred and no circumstance or condition exists that, with or without notice or lapse of time or both, gives any Person, or will or could give any Person, (A) the right to declare a breach or default or exercise any remedy under any Charter Material Contract; (B) the right to accelerate the maturity of or performance under any Charter Material Contract; or (C) the right to cancel, terminate, or modify any Charter Material Contract.

(iii) Except as set forth on Schedule 4.2(p)(iii) of the Charter Disclosure Memorandum, (A) no consents, approvals, waivers, or notices are required to be obtained, given, or delivered pursuant to the terms of any Charter Material Contract as a result of Charter’s execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby; and (B) assuming the consents, approvals, waivers, and notices referred to in clause (A) are obtained, given, and delivered, neither Charter’s execution, delivery, or performance of this Agreement nor the consummation of the transactions contemplated hereby will result in any Person having the right to declare a breach or default or exercise any remedy under any Charter Material Contract, accelerate the maturity of or performance under any Charter Material Contract, or cancel, terminate, or modify any Charter Material Contract.

(q) Intellectual Property; Information Technology Systems.

(i) Set forth on Schedule 4.2(q)(i) of the Charter Disclosure Memorandum is a true, correct, and complete list, and where appropriate a description, of all of the Intellectual Property owned, leased, or licensed by Charter or its Subsidiaries, or used by Charter or its Subsidiaries in the conduct of their respective businesses (collectively, the “Charter Intellectual Property”). All required filings and fees related to Charter Intellectual Property registrations have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Charter Intellectual Property registrations are in good standing.

(ii) There is no breach or default or alleged breach or default by Charter or its Subsidiaries or, to the Knowledge of Charter, any third party of or under any such license or other Contract, and to the Knowledge of Charter, there is no state of facts or circumstances which, with or without notice or lapse of time or both, would constitute such a breach or default.

(iii) Charter or one of its Subsidiaries, is the sole and exclusive owner of all of the Charter Intellectual Property not leased or licensed to Charter or one of its Subsidiaries, free and clear of any Liens, and,

19

with respect to any Charter Intellectual Property leased or licensed to Charter or one of its Subsidiaries, has a valid and enforceable lease, license, or other right to use such Charter Intellectual Property, and except as set forth on Schedule 4.2(q)(iii) of the Charter Disclosure Memorandum, no leases, licenses, or other rights have been granted by Charter or its Subsidiaries to third Persons with respect to any such Charter Intellectual Property. Charter and its Subsidiaries own or possess rights to use the Charter Intellectual Property without any conflict with the rights of others or any known use by others which conflicts with the rights of Charter or its Subsidiaries. Neither Charter nor any of its Subsidiaries, owes any royalties, honoraria, or fees to any Person by reason of the use by Charter or its Subsidiaries of any of the Charter Intellectual Property. Neither Charter nor any of its Subsidiaries, has received notice of, and to the Knowledge of Charter there is no basis for, any claimed conflict with respect to any of the Charter Intellectual Property or any claim against Charter or its Subsidiaries that their respective operations, activities, products, publications, goods, or services infringe upon any patent, trademark, trade name, copyright, or other intellectual property or proprietary right of a third party, or that Charter or its Subsidiaries is illegally or otherwise impermissibly using any patent, trademark, trade name, copyright, trade secret, or other intellectual property or proprietary right of others, nor has there been any claim or assertion that any of the Charter Intellectual Property is invalid or defective in any way.

(iv) Set forth on Schedule 4.2(q)(iv) of the Charter Disclosure Memorandum is a true, correct, and complete list of all consents, waivers, authorizations, and approvals with respect to or involving the Charter Intellectual Property that must be obtained, and all filings that must be made and all other actions that must be taken in respect of the Charter Intellectual Property, in connection with the Parties’ execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated by this Agreement; provided that the need to record the transactions contemplated by this Agreement against all registered or recorded Charter Intellectual Property does not have to be expressly identified on Schedule 4.2(q)(iv) of the Charter Disclosure Memorandum.

(v) All information technology and computer systems (including software, information technology and telecommunications hardware, and other equipment) relating to or for the transmission, storage, maintenance, organization, presentation, generation, processing, or analysis of data and information, whether or not in electronic format, necessary for or used in the conduct of the businesses of Charter and its Subsidiaries (collectively, the “Charter IT Systems”) have, to the Knowledge of Charter, been properly maintained by technically competent personnel, in accordance with standards set by manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring, and use. The Charter IT Systems are in good working condition to effectively perform all information technology (including data processing) operations necessary to conduct business as currently conducted. Since January 1, 2017, neither Charter nor any of its Subsidiaries, has experienced any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown, or other failure or deficiency in or of the Charter IT Systems. Charter and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary for the conduct of their respective businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses. Neither Charter nor any of its Subsidiaries, is in breach of or default under any Contract relating to any of the Charter IT Systems.

(vi) Charter and its Subsidiaries have in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard, and maintain the confidentiality, integrity, and security of (A) their information technology systems and software owned or purported to be owned by them; and (B) all information, data, and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable Laws (the “Charter Data”), against any unauthorized or improper use, access, transmittal, interruption, modification, or corruption. Charter and its Subsidiaries are in compliance with applicable federal and state confidentiality and data security Laws, including without limitation Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Charter pursuant to 12 C.F.R. Part 364, and all industry standards

20

applicable to the Charter Data, including card association rules and the payment card industry data security standards. There currently are not any, and since January 1, 2017, there have not been any, pending or, to the Knowledge of Charter, threatened claims or written complaints with respect to unauthorized access to or breaches of the security of (A) any of Charter’s or its Subsidiaries’ information technology systems; or (B) Charter Data or any other such information collected, maintained, or stored by or on behalf of Charter or its Subsidiaries (or any unlawful acquisition, use, loss, destruction, compromise, or disclosure thereof).

(r) Labor and Employment Matters.

(i) Charter and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither Charter nor any of its Subsidiaries, is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement or contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Charter or any of its Subsidiaries, the subject of any proceeding in which it is asserted that Charter or any of its Subsidiaries, has committed an unfair labor practice or seeking to compel Charter or any of its Subsidiaries, to bargain with any labor organization as to wages and conditions of employment, nor, to the Knowledge of Charter, has any such proceeding been threatened, nor is there any strike, labor dispute, or organizational effort involving Charter or any of its Subsidiaries, pending or, to the Knowledge of Charter, threatened.

(ii) Set forth on Schedule 4.2(r)(ii) of the Charter Disclosure Memorandum is (A) a true, correct, and complete list of all employees (including any leased or temporary employees) of Charter or its Subsidiaries; (B) each such employee’s current rate of compensation and bonus or incentive compensation arrangements; and (C) each such employee’s date of hire and accrued vacation, sick leave, personal leave, and paid time off, as applicable. Set forth or identified on Schedule 4.2(r)(ii) of the Charter Disclosure Memorandum are the names of any employees of Charter or its Subsidiaries who are absent from work due to a leave of absence (including without limitation in accordance with the requirements of the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act) or a work-related injury, or who are receiving workers’ compensation or disability compensation. There are no unpaid wages, salaries, bonuses, commissions, or other amounts owed to any employee or former employee of Charter or its Subsidiaries.

(iii) To the Knowledge of Charter, no director, officer, employee, or independent contractor of Charter or its Subsidiaries is a party to or otherwise bound by any Contract, including without limitation any confidentiality, non-competition, non-solicitation, or proprietary rights agreement, that could adversely affect the ability of Charter or its Subsidiaries to conduct its business as currently conducted or the ability of such Person to perform and carry out such Person’s duties or responsibilities.

(iv) Neither Charter nor any of its Subsidiaries, has classified any Person as an “independent contractor” or any similar status who, under applicable Law or the provisions of any Charter Benefit Plan (as defined below), should have been classified as an employee. Neither Charter nor any of its Subsidiaries, has any Liability for improperly excluding any Person who provides or has provided services to Charter or its Subsidiaries in any capacity from participating in any Charter Benefit Plan.

(v) Except as set forth on Schedule 4.2(r)(v) of the Charter Disclosure Memorandum, as of the date of this Agreement, none of the officers or other employees of Charter (or any of its Subsidiaries) with a title of branch manager or higher have informed Charter (or any of its Subsidiaries) of their intent, and Charter does not have Knowledge that any of the officers or other employees of Charter (or any of its Subsidiaries) with a title of branch manager or higher have an intention, to terminate their employment with Charter (or any of its Subsidiaries) during the next 12 months, including in connection with the transactions contemplated by this Agreement.

(vi) There is no pending or, to the Knowledge of Charter, threatened suit, action, claim, or legal, administrative, arbitration, or other proceeding by or on behalf of any current or former employee of Charter or

21

its Subsidiaries, including without limitation any suit, action, claim, or legal, administrative, arbitration, or other proceeding alleging noncompliance with applicable Laws respecting employment, employment practices, wages and hours, or terms and conditions of employment (but excluding workers’ compensation matters), which if adversely determined would, individually or in the aggregate, reasonably be expected to have a Charter Material Adverse Effect, and to the Knowledge of Charter, there are no facts or circumstances that could reasonably be expected to give rise to any such suit, action, claim, or legal, administrative, arbitration, or other proceeding.

(s) Benefit Plans.

(i) Set forth on Schedule 4.2(s)(i) of the Charter Disclosure Memorandum is a true, correct, and complete list of all pension, retirement, salary continuation, stock option, restricted stock, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, disability, severance, change of control, fringe benefit, incentive, cafeteria or Code Section 125, welfare, and other benefit plans, contracts, agreements, and arrangements, including without limitation “employee benefit plans” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans, and arrangements, including split dollar life insurance arrangements, and all trust agreements and funding arrangements related thereto, which are or have been maintained, sponsored, or contributed to (or required to be contributed to) by Charter or an ERISA Affiliate for the benefit of or with respect to any present or former directors, officers, employees, independent contractors, or consultants of Charter or its Subsidiaries, or any spouse or dependent of any such Person, or under which Charter or an ERISA Affiliate has or may have any Liability or with respect to which Citizens or an ERISA Affiliate could reasonably be expected to have any Liability, contingent or otherwise (herein referred to collectively as the “Charter Benefit Plans”), including any and all plans or policies offered to employees of Charter or any of its Subsidiaries, with respect to which Charter or an ERISA Affiliate has claimed or is claiming the safe harbor for “voluntary plans” under ERISA for group and group-type insurance arrangements (“Charter Voluntary Plans”). Charter has previously delivered or made available to the Citizens Parties true, correct, and complete copies of all Charter Benefit Plans. There has been no announcement or commitment by Charter or any of its Subsidiaries, to create any additional Charter Benefit Plan, to amend any Charter Benefit Plan (except for amendments required by applicable Law which do not materially increase the cost of such Charter Benefit Plan), or to terminate any Charter Benefit Plan.

(ii) There is no pending, threatened, or suspected claim, litigation, action, administrative action, suit, audit, arbitration, mediation, or other proceeding relating to any Charter Benefit Plan. All of the Charter Benefit Plans comply in all material respects with applicable requirements of ERISA and the Code and other applicable Laws (including without limitation the portability, privacy, and security provisions of the Health Insurance Portability and Accountability Act of 1996, as amended; the Patient Protection and Affordable Care Act of 2009, as amended; the coverage continuation requirements of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act, as amended; the Mental Health Parity Act of 1996, as amended; the Mental Health Parity and Addiction Equity Act of 2008, as amended; the Uniformed Services Employment and Reemployment Rights Act, as amended; the Newborns’ and Mothers’ Health Protection Act of 1996, as amended; the Women’s Health and Cancer Rights Act, as amended; and the Genetic Information Nondiscrimination Act of 2008, as amended), and have been established, maintained, and administered in compliance, in all material respects, with all applicable requirements of ERISA and the Code and other applicable Laws and the terms and provisions of all documents, contracts, or agreements establishing the Charter Benefit Plans or pursuant to which they are maintained or administered. There are no existing circumstances and no event has occurred that would reasonably be expected to adversely affect the qualified status of any Charter Benefit Plan. No audit of any Charter Benefit Plan by the IRS or the United States Department of Labor is ongoing or, to the Knowledge of Charter, threatened or was ongoing or closed, or to the Knowledge of Charter threatened, at any time during the past five years. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Charter Benefit Plan that is likely to result in, or has already resulted in, the imposition of any penalties or Taxes upon Charter or its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code.

22

(iii) No Liability to the Pension Benefit Guaranty Corporation has been, or is expected by Charter or its Subsidiaries to be, incurred with respect to any Charter Benefit Plan that is subject to Title IV of ERISA (a “Charter Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Charter or any ERISA Affiliate. No Charter Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Charter Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Charter Pension Plan as of the end of the most recent plan year ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Charter Pension Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the reporting requirement has not been waived has been required to be filed for any Charter Pension Plan within the 12-month period ending on the date of this Agreement. Neither Charter nor any of its Subsidiaries, has provided or is required to provide security to any Charter Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Neither Charter nor any of its Subsidiaries or any ERISA Affiliate, has contributed to or been obligated to contribute to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(iv) Each Charter Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “Charter Qualified Plan”) has received a current favorable determination letter from the IRS (or, in the case of an IRS pre-approved plan, the pre-approved plan has a current IRS opinion or advisory letter upon which Charter is entitled to rely under applicable IRS guidance), and to the Knowledge of Charter there are no facts or circumstances that could result in the revocation of any such favorable determination letter.

(v) Except as set forth on Schedule 4.2(s)(v) of the Charter Disclosure Memorandum, neither Charter nor any of its Subsidiaries, has any obligations for post-retirement or post-employment benefits under any Charter Benefit Plan that cannot be amended or terminated upon 60 days or less notice without incurring any Liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code or similar state Laws, the cost of which is borne by the insured individuals.

(vi) All contributions and payments (both employer and employee) required to be made with respect to any Charter Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable (both employer and employee) with respect to insurance policies funding any Charter Benefit Plan, for any period through the date hereof have been timely made or paid in full by the applicable due date, with extensions, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected or reserved against in the Interim Charter Financials to the extent required by GAAP or regulatory accounting requirements. Each Charter Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code; or (B) is unfunded. Any unfunded Charter Benefit Plan pays benefits solely from the general assets of Charter, or their applicable Subsidiary, for which arrangement the establishment of a trust under ERISA is not required. All unfunded benefits for which claims have been filed under a Charter Benefit Plan have been or are being processed for payment or otherwise adjudicated in accordance with the terms of the applicable Charter Benefit Plan and paid (to the extent payment is due), or will be paid, within the customary, normal, and routine claims processing and payment time frames followed by the Charter Benefit Plan and as required by ERISA. No unfunded Charter Benefit Plan is delinquent in the payment of benefits, and neither Charter nor any of its Subsidiaries, is delinquent in making its required contributions to any such unfunded Charter Benefit Plan so that the Charter Benefit Plan can pay benefits on a timely basis.

(vii) All required reports, notice, disclosures, and descriptions (including without limitation Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1, and summary plan descriptions) have been timely filed or distributed in accordance with applicable Law with respect to each Charter Benefit Plan. All required Tax filings with respect to each Charter Benefit Plan have been made,

23

and any Taxes due in connection with such filings have been paid. Since January 1, 2017, neither Charter nor any of its Subsidiaries, has filed or been required to file with the IRS a Form 8928 in order to self-report any health plan violations which are subject to excise taxes under applicable provisions of the Code, and there are no facts or circumstances that could reasonably be expected to result in Charter or any of its Subsidiaries, being required by the Code to file any such Form 8928.

(viii) Except as set forth on Schedule 4.2(s)(viii) of the Charter Disclosure Memorandum, neither Charter nor any of its Subsidiaries, is a party to or bound by any Contract (including without limitation any severance, change of control, salary continuation, or employment agreement) that will, as a result or consequence of the execution or delivery of this Agreement, shareholder approval of this Agreement, the transactions contemplated hereby, or the consummation of the transactions, including the Merger, contemplated hereby, either alone or in connection with any other event, (A) entitle any current or former director, officer, employee, independent contractor, or consultant of Charter, or of any of its Subsidiaries, to severance pay or change of control or other benefits, or any increase in severance pay or other benefits (whether upon termination of employment or termination of such Contract after the date hereof or otherwise); (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any withdrawal liability under or any other material obligation pursuant to any of the Charter Benefit Plans excepting full vesting required on the termination of the Charter 401(k) plan; (C) result in any breach or violation of, or a default under, any of the Charter Benefit Plans; or (D) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or the imposition of any Tax under Section 409A of the Code or the forgiveness of any indebtedness.

(ix) Each Charter Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with Section 409A of the Code and has been administered (A) in good faith compliance with Section 409A of the Code during the period beginning October 1, 2004, through December 31, 2008 in all material respects; and (B) in compliance with Section 409A of the Code since January 1, 2009 in all material respects.

(x) Persons being provided coverage under each Charter Benefit Plan are described in such Charter Benefit Plan as being eligible for coverage under such Charter Benefit Plan, and neither Charter nor any of its Subsidiaries, has any Liability for improperly including any Person as a participant in any Charter Benefit Plan in which such Person is or was not eligible for coverage.

(xi) No Person is entitled to receive any additional payment (including without limitation any Tax gross-up or similar payment) from Charter or its Subsidiaries as a result of the imposition of any excise Taxes under Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(xii) To the extent required by applicable Law, all of the Charter Benefit Plans have been approved by the shareholders of Charter, as applicable, or the shareholders of corporations Charter has acquired.

(t) Real and Personal Property.

(i) Set forth on Schedule 4.2(t)(i) of the Charter Disclosure Memorandum is a true, correct, and complete list (by street address) as of the date of this Agreement of all real property owned by Charter or its Subsidiaries, including without limitation property carried on the books of Charter as “Other Real Estate Owned” (the “Owned Real Property”), and all real property leased by Charter or its Subsidiaries (the “Leased Real Property” and together with the Owned Real Property, collectively, the “Charter Properties”). Except for the Charter Properties, as of the date of this Agreement, neither Charter nor any of its Subsidiaries holds any interest (fee, leasehold, or otherwise) in any real property. Charter and its Subsidiaries have good and marketable title to all of the Owned Real Property (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any and all Liens, except Liens for current Taxes and assessments not yet due and payable for which adequate reserves have been established.

24

There are no unpaid bills or claims for work performed on or at the Charter Properties other than bills for work that has been performed but which are not yet due and payable. Each lease pursuant to which Charter or its Subsidiaries lease the Leased Real Property is valid, binding, enforceable, and in full force and effect, and neither Charter nor any of its Subsidiaries, nor any other party to any such lease, is in breach or default under or in violation of any provision of any such lease. Charter has previously delivered or made available to the Citizens Parties a true, correct, and complete copy of each such lease, including all amendments thereto. Each of the Charter Properties is in good condition (normal wear and tear excepted), conforms in all material respects with all applicable ordinances, regulations, and zoning and other Laws, and is reasonably considered by Charter to be adequate for the current business of Charter and its Subsidiaries. To the Knowledge of Charter, none of the buildings, structures, or other improvements located on any of the Charter Properties encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way and none of the buildings, structures, or other improvements located on any parcel adjoining the Charter Properties encroaches upon or over any portion of the Charter Properties.

(ii) Charter and its Subsidiaries are entitled to and have exclusive possession of the Leased Real Property. The Charter Properties are not subject to any other legally binding lease, tenancy, or license or any legally binding agreement to grant any such lease, tenancy, or license that materially interferes with Charter’s or its Subsidiaries’ use of the Charter Properties. There is no Person in possession or occupation of, or who has any current right to possession or occupation of, the Charter Properties other than Charter and its Subsidiaries. There are no easements of any kind on, in respect of, or affecting the Charter Properties that materially and adversely affect the rights of Charter and its Subsidiaries to use the Charter Properties for the conduct of their business.

(iii) None of the Charter Properties, nor any building, structure, fixture, or improvement thereon, is the subject of, or affected by, any condemnation, taking, eminent domain, or inverse condemnation proceeding currently instituted or pending, and Charter has no Knowledge that any of the Charter Properties, or any such building, structure, fixture, or improvement, will or may be the subject of, or affected by, any such proceeding. There are no special, general, or other assessment proceedings affecting the Charter Properties which, if as a result of which a special, general, or other assessment were imposed, would materially increase the cost of using and operating the Charter Properties as currently used and operated by Charter and its Subsidiaries.

(iv) Except as set forth on Schedule 4.2(t)(iv), none of the Charter Properties are located in any special flood hazard area or zone on any official flood hazard map published by the United States Federal Emergency Management Agency or in any wetland area as designated by the United States Army Corps of Engineers, the United States Environmental Protection Agency, or any applicable state or local agency. The Charter Properties are appropriately zoned for each of the purposes for which they are being used by Charter and its Subsidiaries.

(v) Neither Charter nor any of its Subsidiaries, has experienced any material restriction in access to or from public roads or any material restriction in access to any utilities, including without limitation water, sewer, drainage, gas, electric, telephone, cable, and internet, used by Charter or its Subsidiaries in the operation of their business as presently conducted; there is no pending or, to the Knowledge of Charter, threatened governmental action that could prohibit or materially interfere with such access; and, to the Knowledge of Charter, no fact or condition exists which, with the passage of time or the giving of notice, or both, may result in the termination of or material reduction or impairment of such access. All existing utilities provided at the Charter Properties are adequate in all material respects for Charter’s and its Subsidiaries’ existing use and operation of the Charter Properties.

(vi) Charter and its Subsidiaries have good and marketable title to all personal property owned by them, in each case free and clear of any and all Liens. Each lease pursuant to which Charter or any of its Subsidiaries leases personal property is valid, binding, enforceable (subject to the Enforceability Exceptions), and in full force and effect, and neither Charter nor any of its Subsidiaries, nor to the Knowledge of Charter any other party to any such lease, is in default under or in breach or violation of any provision of any such lease. The

25

personal property owned or leased by Charter and its Subsidiaries is in good condition, normal wear and tear excepted.

(u) Environmental Matters.

(i) Each of the Charter Properties, each of the Charter Participation Facilities, and, to the Knowledge of Charter, each of the Charter Loan Properties is, and as applicable has been during the period of Charter’s or its Subsidiaries’ ownership or operation thereof, in compliance with all Environmental Laws in all material respects. There is no suit, claim, action, demand, executive or administrative order, investigation, directive, or proceeding pending or, to the Knowledge of Charter, threatened against Charter or its Subsidiaries, or any Charter Participation Facility, (A) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law; or (B) relating to the presence of or release into the environment of any Hazardous Substance, whether or not occurring at or on a site owned, leased, or operated by Charter or its Subsidiaries, or any Charter Participation Facility. To the Knowledge of Charter, there is no suit, claim, action, demand, executive or administrative order, directive, investigation, or proceeding pending or threatened against or relating to any Charter Loan Property (or Charter or any of its Subsidiaries in respect of any Charter Loan Property) and (A) relating to alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law; or (B) relating to the presence of or release into the environment of any Hazardous Substance, whether or not occurring at or on a Charter Loan Property. Neither Charter nor any of its Subsidiaries, has received any notice, demand letter, executive or administrative order, directive, or request for information from any Governmental Entity or other third party indicating that it is or may be in material violation of or have any material Liability under any Environmental Law.

(ii) To the Knowledge of Charter, there are no underground storage tanks at or on any of the Charter Properties, any other property operated by Charter or its Subsidiaries, or any Charter Participation Facility.

(iii) To Charter’s Knowledge, during the period of (A) Charter’s and its Subsidiaries’ ownership or operation of the Charter Properties; and (B) Charter’s or its Subsidiaries’ participation in the management of any Charter Participation Facility, there has been no contamination by or release of Hazardous Substances in, on, under, or affecting such properties, except for releases of Hazardous Substances, individually or in the aggregate, in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release(s). To the Knowledge of Charter, prior to the period of (A) Charter’s or its Subsidiaries’ ownership or operation of the Charter Properties; or (B) Charter’s or its Subsidiaries’ participation in the management of any Charter Participation Facility, there was no contamination by or release of Hazardous Substances in, on, under, or affecting such properties, except for releases of Hazardous Substances, individually or in the aggregate, in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release(s).

(iv) Charter and its Subsidiaries have all permits, licenses, consents, orders, authorizations, and approvals required by the Environmental Laws for the use and occupancy of, and for all operations and activities conducted on, any properties owned, leased, operated, or occupied by Charter or its Subsidiaries, and Charter and its Subsidiaries are in compliance in all material respects with all such permits, licenses, consents, orders, authorizations, and approvals. All such permits, licenses, consents, orders, authorizations, and approvals were duly issued, are in full force and effect.

(v) Fairness Opinion. Prior to the Parties’ execution of this Agreement, the board of directors of Charter has received from FIG Partners, LLC, an opinion (which, if initially rendered verbally, has been or will be confirmed in a written opinion dated the same date) to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Charter Common Stock.

26

(w) Broker Fees. Except as set forth on Schedule 4.2(w) of the Charter Disclosure Memorandum, neither Charter or its Subsidiaries, nor any of their respective officers, directors, employees, or agents, has engaged or employed any broker, investment banker, or finder or incurred any Liability for any financial advisory, investment banking, brokerage, or finder’s fees, commissions, or expenses, and no broker, investment banker, or finder has acted directly or indirectly for or on behalf of Charter or its Subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

(x) Loan Matters.

(i) All Loans made, originated, or held by Charter or its Subsidiaries (collectively, the “Charter Loans”) (A) were made or originated for good, valuable, and adequate consideration in the ordinary course of business; and (B) were solicited and originated, and are and have been administered and, where applicable, serviced, and the relevant Loan files are and have been being maintained in all material respects, in accordance (i) with the relevant notes or other credit or security documents, the applicable underwriting and servicing standards of Charter (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), and (ii) with all applicable Laws. To the Knowledge of Charter, none of the Charter Loans are subject to any defenses, setoffs, or counterclaims, including without limitation any of such as are afforded by usury or truth in lending Laws, subject, however, to any rescission rights afforded by truth in lending Laws and the Enforceability Exceptions. The notes or other evidences of indebtedness evidencing the Charter Loans and all pledges, mortgages, deeds of trust, and other collateral documents and security agreements related thereto are legal, valid, binding, and enforceable (except as enforceability may be limited by the Enforceability Exceptions).

(ii) Except as set forth on Schedule 4.2(x)(ii) of the Charter Disclosure Memorandum, neither the terms of any Loan held, originated, made, administered, or serviced by Charter or its Subsidiaries, any of the documentation for any such Loan, the manner in which any such Loan has been administered or serviced, nor Charter’s or its Subsidiaries’ practices of approving or rejecting Loan applications violate any Law applicable thereto in any material respect, including without limitation the Truth in Lending Act of 1968, as amended; Regulation B, Regulation O, and Regulation Z of the Federal Reserve; the CRA; the Equal Credit Opportunity Act, as amended; and any state Laws relating to consumer protection, installment sales, or usury.

(iii) Charter’s allowance for loan and lease losses is, and shall be as of the Effective Time, in compliance with its existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board, and is and shall be adequate under all such standards.

(iv) Except as set forth on Schedule 4.2(x)(iv) of the Charter Disclosure Memorandum, none of the Contracts pursuant to which Charter or its Subsidiaries has sold Loans or pools of Loans, or participations in Loans or pools of Loans, contain any Liability on the part of Charter or its Subsidiaries to repurchase such Loans or interests therein.

(v) Set forth on Schedule 4.2(x)(v) of the Charter Disclosure Memorandum is a true, correct, and complete list of all Loans, as of the date hereof, by Charter or its Subsidiaries to any director, executive officer, or principal shareholder (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Charter or its Subsidiaries. All such Loans are, and were originated, in compliance with all applicable Laws.

(vi) Set forth on Schedule 4.2(x)(vi) of the Charter Disclosure Memorandum is a true, correct, and complete listing, as of April 30, 2019, by account of (A) each borrower, customer, or other Person who has notified Charter or its Subsidiaries during the past 12 months of, or has asserted against Charter or its Subsidiaries, any “lender liability” or similar claim of which Charter has Knowledge; and (B) all Loans of Charter and its Subsidiaries (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “special mention,” “substandard,” “doubtful,”

27

“loss,” or words of similar import, (4) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the origination of the Loans due to concerns regarding the borrowers’ ability to pay in accordance with the Loans’ original terms, or (5) where a specific reserve allocation exists in connection therewith; and (C) all assets classified by Charter or its Subsidiaries as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure, in each case including the book value thereof as of April 30, 2019.

(vii) Each Loan held by Charter or its Subsidiaries (A) is evidenced by notes, agreements, or other evidences of indebtedness that are true, genuine, and what they purport to be; (B) to the extent secured, has been secured by valid Liens which have been perfected; and (C) is a legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions for each of clauses (A), (B), and (C).

(viii) There are no material oral modifications or amendments related to any Loans held by Charter or its Subsidiaries that are not reflected in the written records of Charter or its Subsidiaries. All Loans held by Charter or its Subsidiaries are owned by Charter or its Subsidiaries free and clear of any Liens, except for Liens on Loans granted to the Federal Home Loan Bank of Dallas. No claims of defense as to the enforcement of any Loan held by Charter or its Subsidiaries have been asserted in writing against Charter or its Subsidiaries for which there is a reasonable possibility of an adverse determination. None of the Loans held by Charter or its Subsidiaries are presently serviced by third parties, and there is no obligation which could result in any such Loan becoming subject to any third party servicing.

(ix) Neither Charter nor its Subsidiaries is now or has been since January 1, 2017, subject to any material fine, suspension, or settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale, or servicing of mortgage or consumer Loans.

(y) Material Interests of Certain Persons. Except for deposit and loan relationships entered into in the ordinary course of business in compliance with applicable Law and except as otherwise set forth on Schedule 4.2(y) of the Charter Disclosure Memorandum, no current or former officer or director of Charter or its Subsidiaries, or any Affiliate of any such Person, has any material direct or indirect interest in any Contract or property, real or personal, tangible or intangible, of, used in or pertaining to the business of, or owned or leased by Charter or its Subsidiaries.

(z) Insurance. Set forth on Schedule 4.2(z) of the Charter Disclosure Memorandum is a true, correct, and complete list of all policies of insurance currently held or maintained by or providing coverage for Charter or its Subsidiaries, including without limitation bank-owned life insurance (collectively, the “Charter Insurance Policies”), including for each such Charter Insurance Policy (i) the name of the insurer; (ii) the named insured(s); (iii) the nature of the coverage; (iv) the policy limits (on a per occurrence and aggregate basis); (v) the annual premiums; and (vi) the expiration date. All of the Charter Insurance Policies are in full force and effect. Neither Charter nor any of its Subsidiaries is in default under any Charter Insurance Policy, and no event has occurred which, with notice or lapse of time or both, would constitute a default or permit a termination, modification, or acceleration under any of the Charter Insurance Policies. All premiums due and payable with respect to the Charter Insurance Policies have been timely and fully paid, and all claims thereunder have been filed in a timely fashion. There is no claim for coverage by Charter or its Subsidiaries pending under any of the Charter Insurance Policies as to which coverage has been questioned, denied, or disputed. Neither Charter nor any of its Subsidiaries has received notice of any termination of (actual or threatened), material premium increase with respect to, or material alteration of coverage under any of the Charter Insurance Policies.

(aa) Investment Securities. Charter and its Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Charter

28

and their Subsidiaries. Such securities and commodities are valued on the books of Charter and its Subsidiaries in accordance with GAAP. Charter and its Subsidiaries employ investment, securities, commodities, risk management, and other policies, practices, and procedures that are prudent and reasonable in the context of their respective businesses, and prior to the date of this Agreement, Charter has made available to the Citizens Parties true, correct, and complete copies of or the material terms of such policies, practices, and procedures. Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by Charter or its Subsidiaries are subject to any restriction (whether contractual, statutory, or otherwise) that could materially impair the ability of the entity holding such investment securities freely to dispose of such investment securities at any time. Neither Charter nor any of its Subsidiaries is a party to or has agreed to enter into any exchange-traded or over-the-counter equity, interest rate, foreign exchange, or other swap, forward, future, option, cap, floor, or collar, or any other Contract that is a derivative contract (including various combinations thereof), or owns securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes,” or “capped floating rate mortgage derivatives”; or (ii) are likely to have changes in value as a result of interest or exchange rate changes that materially exceed normal changes in value attributable to interest or exchange rate changes.

(bb) Securities Transactions. All offers and sales of securities by Charter were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act, and the rules and regulations promulgated thereunder, and applicable state securities or “blue sky” Laws. Neither Charter nor, to the Knowledge of Charter, any director, officer, or employee of Charter, any Person related to any such director, officer, or employee by blood, marriage, or adoption and residing in the same household, or any Person who has been knowingly provided material nonpublic information by any one or more of any of the foregoing Persons has purchased or sold, or caused to be purchased or sold, any shares of Charter Common Stock (or other securities issued by Charter) in violation of any applicable provision of federal or state securities Laws.

(cc) Transactions with Affiliates. All “covered transactions” between Charter and any “affiliate” within the meaning of Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto have been in compliance with such provisions of Law.

(dd) Fiduciary Accounts. Charter and its Subsidiaries have properly administered all accounts for which they serve or act as a fiduciary, including without limitation accounts for which they serve as trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor, in accordance with the terms of all governing documents and applicable Laws. Neither Charter nor any of its Subsidiaries, nor to the Knowledge of Charter any of its or its Subsidiaries’ respective directors, officers, or employees, have committed any breach of trust with respect to any fiduciary account, and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(ee) Tax Treatment of Transaction. Charter has no Knowledge of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” under the provisions of Section 368(a) of the Code.

(ff) CRA, Anti-Money Laundering, OFAC, and Customer Information Security. Charter received a rating of “Satisfactory” or better during its most recent examination or interim review with respect to the CRA. Charter does not have Knowledge of any facts or circumstances that would be expected to cause Charter (i) to be deemed not to be in satisfactory compliance with the CRA and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal banking regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in violation of the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law; or (iii) to be deemed not to be in satisfactory compliance with applicable privacy of customer or consumer information requirements contained in any federal or state privacy Laws, including without limitation in Title V of the Gramm-Leach-Bliley Act of 1999, as amended, and the regulations promulgated thereunder, as well as the provisions of the information

29

security program adopted by Charter. To the Knowledge of Charter, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which could, or could be expected to, cause Charter to undertake any remedial action. The board of directors of Charter has adopted, and Charter has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act, and such anti-money laundering program meets the requirements of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Charter has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(gg) Internal Controls. The records, systems, controls, data, and information of Charter and its Subsidiaries are recorded, stored, maintained, and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Charter and its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that has not had and would not reasonably be expected to have a material adverse effect on Charter’s or its Subsidiaries’ system of internal accounting controls. Charter and its Subsidiaries have devised and maintained a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) access to assets is permitted only in accordance with management’s general or specific authorizations. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect the ability of Charter or its Subsidiaries to record, process, summarize, and report financial information. Since January 1, 2017, (i) neither Charter nor its Subsidiaries, nor any director, officer, or employee of Charter or its Subsidiaries, has received any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of Charter or its Subsidiaries or internal accounting controls, including any complaint, allegation, assertion, or claim that Charter or its Subsidiaries have engaged in questionable accounting or auditing practices; and (ii) no attorney representing Charter or its Subsidiaries, or any other Person, whether or not employed by Charter or its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty, or violation of banking or other Laws by Charter or its Subsidiaries, or any of the officers, directors, or employees of Charter or its Subsidiaries, to the board of directors of Charter or its Subsidiaries (or any committee thereof) or, to the Knowledge of Charter, to any director or executive officer of Charter or its Subsidiaries. To the Knowledge of Charter, there has occurred no fraud, whether or not material, that involves management or other employees who have a role in Charter’s internal controls over financial reporting.

(hh) Regulatory Capital. Charter is “well-capitalized” as such term is defined in 12 C.F.R. § 325.103.

(ii) Required Shareholder Vote. The affirmative vote of a majority of the issued and outstanding shares of Charter Common Stock is required for the approval of this Agreement and the Merger by the shareholders of Charter under the articles of incorporation and bylaws of Charter and applicable Law.

(jj) State Antitakeover Laws. Charter has taken (through its board of directors or otherwise) all action required to render inapplicable to this Agreement and the transactions contemplated hereby any otherwise applicable state antitakeover Laws, including without limitation any “moratorium,” “control share,” “fair price,” or “interested shareholder” Law.

(kk) No Further Representations. Except for the representations and warranties made by Charter in this Article IV (including the related portions of the Charter Disclosure Memorandum), neither Charter nor any other Person, makes or has made any express or implied representation or warranty with respect to Charter or its Subsidiaries or the respective businesses, operations, assets, liabilities, or conditions (financial or otherwise) of

30

Charter and its Subsidiaries, and Charter hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Charter nor any other Person, makes or has made any representation or warranty to the Citizens Parties or any of their Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget, or prospective information relating to Charter or its Subsidiaries or the respective businesses of Charter and its Subsidiaries; or (ii) except for the representations and warranties made by Charter in this Article IV, any oral or written information presented, delivered, or made available to the Citizens Parties or any of their Affiliates or representatives in the course of their due diligence investigation of Charter or their negotiation of this Agreement or otherwise in the course of the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE CITIZENS PARTIES

Section 5.1 Citizens Disclosure Memorandum. Prior to or simultaneously with the Parties’ execution and delivery of this Agreement, the Citizens Parties have delivered to Charter a confidential memorandum (the “Citizens Disclosure Memorandum”) setting forth, among other things, items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties of the Citizens Parties contained in this Article V, making specific reference in such Citizens Disclosure Memorandum to the Section(s) of this Agreement to which such items relate.

Section 5.2 The Citizens Parties’ Representations and Warranties. Subject to and except as disclosed in the Citizens Securities Filings (as defined below) filed prior to the date hereof (but excluding any risk factor disclosures under the heading “Risk Factors,” any forward-looking statement disclosures or disclaimers, and any other disclosures that are cautionary, predictive, or forward-looking in nature), the Citizens Parties hereby represent and warrant to Charter as follows:

(a) Organization and Qualification. Citizens is a corporation duly organized, validly existing, and in good standing under the laws of the State of Mississippi and is duly registered as a bank holding company under the BHC Act. Citizens Bank is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of Mississippi. Each of Citizens and Citizens Bank has the corporate power and authority to own, lease, and operate its properties and assets and to conduct its respective business as presently conducted. Each of Citizens and Citizens Bank is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing and qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not have a Citizens Material Adverse Effect. Neither Citizens or Citizens Bank nor any Subsidiary of Citizens or Citizens Bank is in violation of its respective articles of incorporation, bylaws, or other organizational documents.

(b) Capitalization. As of the date of this Agreement, the authorized capital stock of Citizens consists of (i) 22,500,000 shares of Citizens Common Stock, of which 4,904,530 shares are issued and outstanding, and (ii) 5,000,000 shares of Citizens Preferred Stock, no shares of which are issued and outstanding. The authorized capital stock of Citizens Bank consists of 120 shares of Citizens Bank Common Stock, of which 120 shares are issued and outstanding and owned by Citizens. As of the date of this Agreement, there are no other classes or series of authorized, issued, or outstanding capital stock of Citizens or Citizens Bank. All of the issued and outstanding shares of Citizens Stock and Citizens Bank Common Stock have been duly and validly authorized and issued in compliance in all material respects with all applicable Laws and are fully paid and non-assessable with no personal liability attaching to the ownership thereof, and none of the issued and outstanding shares of Citizens Stock or Citizens Bank Common Stock have been issued in violation of the preemptive rights of any Person. All of the shares of Citizens Stock that will be issued in connection with the Closing will be duly and validly authorized and issued in compliance in all material respects with all applicable Laws and will be fully

31

paid and non-assessable with no personal liability attaching to the ownership thereof and no restrictions on the transferability thereof, and none of such shares will have been issued in violation of the preemptive rights of any Person.

(c) Authority. The Citizens Parties have all requisite corporate power and authority to execute and deliver this Agreement and, subject to the consents, approvals, waivers, notices, and filings and registration referred to in Section 5.2(e), to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Citizens Parties and the consummation by the Citizens Parties of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the boards of directors of the Citizens Parties, and no other corporate actions or proceedings on the part of the Citizens Parties are necessary to authorize the execution and delivery of this Agreement by the Citizens Parties and the consummation by the Citizens Parties of the transactions contemplated hereby. The boards of directors of the Citizens Parties have determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Citizens Parties and their respective shareholders. This Agreement has been duly and validly executed and delivered by the Citizens Parties and constitutes a valid and legally binding obligation of the Citizens Parties enforceable against the Citizens Parties in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(d) No Violations. Neither the execution, delivery, or performance of this Agreement by the Citizens Parties nor the consummation of the transactions contemplated by this Agreement will (i) violate the articles of incorporation or bylaws of either of the Citizens Parties; or (ii) assuming that the consents, approvals, waivers, notices, and filings and registrations referred to in Section 5.2(e) have been obtained, given, and made and all applicable waiting periods have expired, violate any Law to which the Citizens Parties or any of their respective Subsidiaries (or the properties or assets of the Citizens Parties or any of their respective Subsidiaries) are subject or by which the Citizens Parties or any of their respective Subsidiaries (or the properties or assets of the Citizens Parties or any of their respective Subsidiaries) are bound.

(e) Consents and Approvals. No consents or approvals of, waivers by, notices to, or filings or registrations with any Governmental Entity are required to be obtained, given, or made by Citizens or Citizens Bank in connection with the execution and delivery of this Agreement by the Citizens Parties or the consummation of the Merger or the other transactions contemplated hereby, except (i) the Regulatory Approvals; (ii) the filing of the Articles of Merger with the MDBCF; (iii) the filing with the SEC of the Proxy Statement/Prospectus in definitive form and the Registration Statement (in which the Proxy Statement/Prospectus will be included as a prospectus), and declaration of effectiveness of the Registration Statement by the SEC; (iv) such other filings, notices, registrations, consents, declarations, and approvals as are required to be made, given, or obtained under or pursuant to applicable federal or state securities Laws or the rules of Nasdaq, including without limitation those required to be made, given, or obtained in connection with the issuance by Citizens of shares of Citizens Common Stock as Merger Consideration pursuant to this Agreement; and (v) the approval of the listing on Nasdaq of the shares of Citizens Common Stock to be issued as Merger Consideration. As of the date hereof, the Citizens Parties are not aware of any reason why any of the consents, approvals, or waivers referred to in this Section 5.2(e) will not be obtained or received without the imposition of any Burdensome Condition (as defined in Section 8.1(b)).

(f) Securities Filings. Citizens has filed with the SEC all reports, schedules, registration statements, definitive proxy statements, exhibits, and other filings and materials that Citizens has been required to file under the Securities Act or the Exchange Act, or the rules and regulations promulgated thereunder, since January 1, 2016 (collectively, the “Citizens Securities Filings”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), none of the Citizens Securities Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing with the SEC (or, if amended or superseded

32

by a filing prior to the date hereof, as of the date of such filing), the Citizens Securities Filings complied in all material respects with applicable requirements of the Securities Act and/or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder applicable to such Citizens Securities Filings.

(g) Litigation. There are no suits, actions, claims, investigations, or legal, administrative, arbitration, or other proceedings pending or, to the Knowledge of the Citizens Parties, threatened against Citizens or Citizens Bank or any of their respective Subsidiaries as to which there is a reasonable probability of an adverse determination and which if adversely determined would, individually or in the aggregate, reasonably be expected to have a Citizens Material Adverse Effect, and to the Knowledge of the Citizens Parties there are no facts or circumstances that would reasonably be expected to give rise to any such suit, action, claim, investigation, or legal, administrative, arbitration, or other proceeding. Neither Citizens nor Citizens Bank nor any of their respective Subsidiaries, nor any of the properties or assets of Citizens or Citizens Bank or any of their respective Subsidiaries, is a party or subject to or bound by any judgment, decree, injunction, order, or ruling of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Citizens Material Adverse Effect.

(h) Compliance with Laws; Deposit Insurance.

(i) The Citizens Parties and their respective Subsidiaries have at all times since January 1, 2017, complied with, and are currently in compliance with, all applicable Laws, including without limitation Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto; the Equal Credit Opportunity Act, as amended; the Fair Housing Act, as amended; the Fair Credit Reporting Act, as amended; the Truth in Lending Act of 1968, as amended; the CRA; the Home Mortgage Disclosure Act of 1975, as amended; the Bank Secrecy Act of 1970, as amended; the USA PATRIOT Act; the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended; all Laws relating to data protection or privacy; and all other applicable anti-money laundering Laws, fair lending Laws, and Laws relating to discriminatory lending, financing, leasing, or business practices or the origination, sale, or servicing of mortgage loans, except where noncompliance with such applicable Laws would not, individually or in the aggregate, reasonably be expected to have a Citizens Material Adverse Effect. Except in each case as would not reasonably be expected to have a Citizens Material Adverse Effect, the Citizens Parties and their respective Subsidiaries have, and have at all times had, all permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals, and have made all filings, applications, and registrations with all Governmental Entities, that are required in order to permit them to own, lease, and operate their properties and assets and to carry on their respective businesses as presently conducted, and all such permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals are in full force and effect and, to the Knowledge of the Citizens Parties, no suspension or cancellation of any of them is threatened.

(ii) The deposits of Citizens Bank are insured by the FDIC in accordance with the FDIA to the full extent permitted by Law, and Citizens Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of the Citizens Parties, threatened.

(i) Broker Fees. Except for Keefe, Bruyette & Woods, Inc., and fees and expenses payable thereto, neither the Citizens Parties nor any of their officers, directors, employees, or agents has engaged or employed any broker, investment banker, or finder or incurred any Liability for any financial advisory, investment banking, brokerage, or finder’s fees, commissions, or expenses, and no broker, investment banker, or finder has acted directly or indirectly for or on behalf of the Citizens Parties in connection with this Agreement or the transactions contemplated hereby.

(j) Reports. The Citizens Parties, and each of their Subsidiaries, have timely filed or furnished, as applicable, all reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments (together with any amendments required to be made with respect thereto) that they

33

have been required to file or furnish since January 1, 2017, with or to the FDIC, the MDBCF, or any other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments were complete and accurate in all material respects and complied in all material respects with all applicable Laws.

(k) Absence of Citizens Material Adverse Effect. Since March 31, 2019, there has been no effect, circumstance, occurrence, event, development, or change that, individually or taken together with all other effects, circumstances, occurrences, events, developments, and changes, has had or could reasonably be expected to have a Citizens Material Adverse Effect.

(l) Tax Treatment of Transaction. The Citizens Parties have no Knowledge of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” under the provisions of Section 368(a) of the Code.

(m) Internal Controls. The Citizens Parties and their Subsidiaries have devised and maintained a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) access to assets is permitted only in accordance with management’s general or specific authorizations. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect the ability of the Citizens Parties or their Subsidiaries to record, process, summarize, and report financial information. Since January 1, 2017, (i) neither the Citizens Parties nor their Subsidiaries, nor any director, officer, or employee of the Citizens Parties or their Subsidiaries, has received any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of the Citizens Parties or their Subsidiaries or internal accounting controls, including any complaint, allegation, assertion, or claim that the Citizens Parties or their Subsidiaries have engaged in questionable accounting or auditing practices; and (ii) no attorney representing the Citizens Parties or their Subsidiaries, or any other Person, whether or not employed by the Citizens Parties or their Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty, or violation of banking or other Laws by the Citizens Parties or their Subsidiaries, or any of the officers, directors, or employees of the Citizens Parties or their Subsidiaries, to the board of directors of the Citizens Parties or their Subsidiaries (or any committee thereof) or, to the Knowledge of the Citizens Parties, to any director or executive officer of the Citizens Parties or their Subsidiaries. To the Knowledge of the Citizens Parties, there has occurred no fraud, whether or not material, that involves management or other employees who have a role in the Citizens Parties’ internal controls over financial reporting.

(n) Regulatory Capital. The Citizens Parties each are “well-capitalized” as such term is defined in 12 C.F.R. §§ 225.2(r), 325.103, as applicable.

(o) Required Shareholder Vote. The affirmative vote of a majority of the issued and outstanding shares of Citizens Bank Stock is required for the approval of this Agreement and the Merger under the articles of incorporation and bylaws of Citizens Bank and applicable Law. No approval of the shareholders of Citizens is required under the articles of incorporation and bylaws of Citizens or applicable Law.

(p) No Further Representations. Except for the representations and warranties made by the Citizens Parties in this Article V (including the related portions of the Citizens Disclosure Memorandum), neither the Citizens Parties nor any other Person makes or has made any express or implied representation or warranty with respect to Citizens or Citizens Bank or their respective Subsidiaries or the respective businesses, operations, assets, liabilities, or conditions (financial or otherwise) of the Citizens Parties and their respective Subsidiaries,

34

and Citizens hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Citizens nor any other Person makes or has made any representation or warranty to Charter or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget, or prospective information relating to the Citizens Parties or any of their respective Subsidiaries or the respective businesses of the Citizens Parties and their respective Subsidiaries; or (ii) except for the representations and warranties made by Citizens in this Article V, any oral or written information presented, delivered, or made available to Charter or any of its Affiliates or representatives in the course of their due diligence investigation of the Citizens Parties or their negotiation of this Agreement or otherwise in the course of the transactions contemplated hereby.

ARTICLE VI

CONDUCT PENDING THE MERGER

Section 6.1 Charter Forbearances. Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or at the direction of a Governmental Entity, or with the prior written consent of Citizens, which consent will not be unreasonably withheld, from the date of this Agreement until the Effective Time, Charter shall not and cause each of its Subsidiaries not to:

(a) Conduct its business other than in the regular, ordinary, and usual course consistent with past practice; fail to use commercially reasonable efforts to maintain and preserve intact its business organizations and customer and other business relationships, and retain the services of its current officers and employees; or take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b) Incur, renew, modify, extend, or renegotiate any indebtedness for borrowed money or assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of any other Person, other than (i) the creation of deposit liabilities in the ordinary course of business consistent with past practice, (ii) purchases of federal funds, and (iii) Federal Home Loan Bank advances with a maturity of not more than one year; prepay any indebtedness or other similar arrangements so as to cause Charter or its Subsidiaries to incur any prepayment penalty thereunder; or purchase, accept, or renew any brokered deposits, except in the ordinary course of business consistent with past practice and with maturities of 24 months or less;

(c) Adjust, split, combine, or reclassify any of its capital stock; make, declare, pay, or set aside for payment any dividend or other distribution on or in respect of its capital stock; grant any Person any right to acquire any shares of its capital stock or any securities or rights convertible into or exercisable for its capital stock; issue any additional shares of capital stock or any securities or obligations convertible into or exercisable for any shares of its capital stock; or directly or indirectly redeem, purchase, repurchase, or otherwise acquire any shares of its capital stock;

(d) Other than in the ordinary course of business consistent with past practice, (i) sell, transfer, mortgage, encumber, or otherwise dispose of any of its properties, assets, or business (including without limitation “Other Real Estate Owned”); or (ii) cancel, release, or assign any material indebtedness or claims or waive any rights of substantial value;

(e) Make any equity investment, either by purchase of stock or other securities, contributions to capital, property transfers, purchase of any property or assets of any other Person, or otherwise, or form any new Subsidiary or dissolve, liquidate, or terminate any existing Subsidiary;

(f) Except as set forth on Schedule 6.1(f) of the Charter Disclosure Memorandum, enter into, renew, fail to renew, amend, modify, cancel, or terminate any new or existing Charter Material Contract;

35

(g) Make, renew, increase the amount of, extend the term of, or modify any Loan, or commit to make, renew, increase the amount of, extend the term of, or modify any Loan, except (i) in conformity with existing lending practices and where the principal amount of the subject Loan does not exceed $1,000,000; or (ii) Loans as to which Charter and its Subsidiaries have binding obligations to make such Loans (including, without limitation, lines of credit and letters of credit) as of the date of this Agreement and which are disclosed on Schedule 6.1(g) of the Charter Disclosure Memorandum; provided, however, that neither Charter nor any of its Subsidiaries, shall make, renew, increase the amount of, extend the term of, or modify any Loan, or commit to make, renew, increase the amount of, extend the term of, or modify any Loan, to any Person, if when aggregated with all other outstanding Loans and commitments for Loans to such Person and such Person’s family members and Affiliates, the aggregate principal amount of all such Loans and commitments would exceed $1,000,000;

(h) Extend credit to, directly or indirectly, any Person who has a Loan with Charter or its Subsidiaries that is classified by Charter (or any of their respective Subsidiaries) or the FDIC or the MDBCF as “doubtful,” “substandard,” or “special mention” or that is on non-accrual status (a “Charter Classified Borrower”);

(i) Renegotiate, renew, increase the amount of, extend the term of, or modify any Loan with or to a Charter Classified Borrower, except (i) in conformity with existing lending practices and regulatory requirements; and (ii) where all outstanding Loans and commitments for Loans to such Charter Classified Borrower and such Charter Classified Borrower’s family members and Affiliates do not and would not exceed $300,000 in the aggregate;

(j) Except in strict compliance with Regulation O of the Federal Reserve (12 C.F.R. Part 215), make or increase the amount of any Loan, or commit to make or increase the amount of any Loan, to any director, executive officer, or principal shareholder (as such terms are defined in Regulation O) of Charter or its Subsidiaries, or any entity controlled, directly or indirectly, by any such Person;

(k) Commence any claim, action, suit, or proceeding, other than to enforce an obligation owed to Charter or its Subsidiaries and in accordance with past practice, or enter into any settlement or similar agreement with respect to any claim, action, suit, or proceeding, which claim, action, suit, proceeding, or settlement or other agreement (i) involves the payment by it of an amount in excess of $15,000 or (ii) would impose any material restriction on its business or operations or the operations of any of its Subsidiaries;

(l) Increase in any manner the salary, wages, bonuses, compensation, or other benefits of, for, or payable to any of its directors, officers, or employees (except for normal employee wage and salary increases in the ordinary course of business consistent with past practice not exceeding 3% per year on a per employee basis), or pay any bonus, pension, retirement allowance, or contribution not required by or accrued for under any existing plan, agreement, or arrangement to any such directors, officers, or employees; become a party to, establish, adopt, amend, renew, terminate, extend, or commit to any pension, retirement, profit-sharing, welfare, or other benefit plan, agreement, or arrangement, or any employment, severance, salary continuation, retention, change of control, consulting, or other Contact, with or for the benefit of any director, officer, or employee, except as required by applicable Law; amend, modify, or revise the terms of any outstanding stock option or voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other equity-based compensation; elect or appoint to any office with the title of executive vice president or higher any Person who does not hold such office as of the date of this Agreement or elect or appoint, or propose or recommend for election or appointment, to its board of directors any Person who is not a member of its board of directors as of the date of this Agreement; or hire any employee with annualized base compensation (excluding health insurance and retirement plan benefits) in excess of $35,000, except as may be necessary to replace an employee (other than an officer with a title of executive vice president or higher) whose employment is terminated, whether voluntarily or involuntarily;

(m) Amend its articles of incorporation, bylaws, or other organizational or governing documents, or enter into any stock or asset purchase agreement or any plan or agreement of consolidation, merger, share

36

exchange, or reorganization with any Person or any indication of interest, letter of intent, or agreement in principle with respect thereto;

(n) Increase or decrease the rates of interest paid on time deposits or certificates of deposit, except in the ordinary course of business consistent with past practice;

(o) Purchase any debt security, including mortgage-backed and mortgage-related securities, other than United States government and United States government agency securities with final maturities of less than two years;

(p) Make any capital expenditures in excess of $30,000 individually or $75,000 in the aggregate, other than in the ordinary course of business consistent with past practice or pursuant to binding commitments existing on the date hereof which are disclosed on Schedule 6.1(p) of the Charter Disclosure Memorandum;

(q) Establish or commit to the establishment of any new branch office, loan or deposit production office, or other banking office or facility, or file any application or notice to relocate or close or terminate the operations of any banking office or facility;

(r) Except for interest rate caps and interest rate floors for individual Loans entered into in the ordinary course of business consistent with past practice, enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, or interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

(s) Make any material changes in policies or procedures in existence on the date of this Agreement with regard to extensions of credit (or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon), investments, or asset/liability management, or in any other material banking policies or procedures, except as may be required by changes in applicable Law or GAAP or at the direction of a Governmental Entity;

(t) Except with respect to foreclosures in process as of the date of this Agreement, foreclose upon or take a deed or title to any real property without providing prior written notice to Citizens;

(u) Make or change any material election in respect of Taxes, settle or compromise any material Tax Liability, agree to an extension or waiver of the statute of limitations with respect to the assessment, collection, or determination of any Taxes, enter into any closing agreement with respect to any Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return;

(v) Take any action that is intended or would reasonably be expected to result in (i) any of the conditions to the Merger set forth in Article VIII not being satisfied or (ii) a breach or violation of any provision of this Agreement;

(w) Adopt or implement any change in its accounting principles, practices, or methods, other than as may be required by GAAP or regulatory guidelines;

(x) Enter into any new line of business, introduce any new products or services, or change the manner in which its investment securities or loan portfolio is classified or reported;

(y) Make any written communications to the officers or employees of Charter or its Subsidiaries, or any oral communications presented to a significant portion of the officers or employees of Charter or its Subsidiaries, pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, without first providing Citizens a copy or written description of the intended communication and providing Citizens with a reasonable period of time to review and comment on the communication;

37

(z) Engage in or conduct any demolition, remodeling, or material modifications or alterations to any of its business premises unless required by applicable Law, or fail to use commercially reasonable efforts to maintain its business premises or other assets in substantially the same condition as of the date hereof, ordinary wear and tear excepted;

(aa) Subject any of its properties or assets to any Lien (other than Liens existing as of the date of this Agreement, Liens for current Taxes that are not yet due, and other than in connection with securing advances, repurchase agreements, and other borrowings from a Federal Home Loan Bank and transactions in federal funds);

(bb) Take any action or fail to take any action, which action or failure to act would prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(cc) Agree to do, make any commitment to do, or adopt any resolutions of its board of directors (or other governing body) in support of, recommending, or proposing any of the foregoing.

Section 6.2 The Citizens Parties Forbearances. Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or at the direction of a Governmental Entity, or with the prior written consent of Charter, which consent will not be unreasonably withheld, from the date of this Agreement until the Effective Time, the Citizens Parties shall not, and the Citizens Parties shall cause their respective Subsidiaries not to:

(a) Fail to use commercially reasonable efforts to maintain and preserve intact their business organizations and advantageous customer and other business relationships;

(b) Amend its articles of incorporation, bylaws, or other organizational or governing documents, which amendments require the prior approval of the Citizens shareholders;

(c) Take any action that is intended or would reasonably be expected to result in (i) any of the conditions to the Merger set forth in Article VIII not being satisfied; or (ii) a breach or violation of any provision of this Agreement;

(d) Take any action or fail to take any action, which action or failure to act would prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(e) Adjust, split, combine, or reclassify any of its capital stock;

(f) Adopt or implement any change in its accounting principles, practices, or methods, other than as may be required by GAAP or regulatory guidelines;

(g) Agree to do, make any commitment to do, or adopt any resolutions of their boards of directors (or other governing body) in support of, recommending, or proposing any of the foregoing.

Section 6.3 Absence of Control. It is the mutual intent of the Parties that (a) Citizens shall not, by reason of this Agreement, be deemed to control, directly or indirectly, Charter or to exercise, directly or indirectly, a controlling influence over the management or policies of Charter; and (b) Charter shall not, by reason of this Agreement, be deemed to control, directly or indirectly, Citizens or any of its Subsidiaries, or to exercise, directly or indirectly, a controlling influence over the management or policies of Citizens or any of its Subsidiaries.

38

ARTICLE VII

COVENANTS

Section 7.1 Acquisition Proposals.

(a) Charter shall, and shall direct and use its commercially reasonable efforts to cause its Subsidiaries and their Affiliates, directors, officers, employees, agents, and representatives (including without limitation any investment banker, financial advisor, attorney, accountant, or other representative retained by Charter or its Subsidiaries) to, immediately cease and cause to be terminated any activities, discussions, or negotiations with any Person other than Citizens and Citizens Bank with respect to the possibility, consideration, or consummation of any Acquisition Proposal, and will use its commercially reasonable efforts to enforce, and will direct and use their commercially reasonable efforts to cause its Subsidiaries to use their commercially reasonable efforts to enforce, any confidentiality, nondisclosure, or similar agreement relating to any Acquisition Proposal, including by requesting any other party or parties thereto to promptly return or destroy any confidential information previously furnished by or on behalf of Charter or its Subsidiaries thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction.

(b) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Charter shall not, and shall direct and use its commercially reasonable efforts to cause its Subsidiaries and Affiliates, directors, officers, employees, agents, and representatives (including without limitation any investment banker, financial advisor, attorney, accountant, or other representative retained by Charter or its Subsidiaries) not to, directly or indirectly through another Person, (i) solicit, initiate, or encourage (including by way of furnishing information or assistance), or take any other action to facilitate or that could result in, any inquiries or discussions regarding, or the making of any proposal or offer that constitutes or could be expected to lead to, an Acquisition Proposal; (ii) provide any non-public information or data regarding Charter or its Subsidiaries to any Person other than Citizens and Citizens Bank relating to or in connection with any Acquisition Proposal or any inquiry or indication of interest that could be expected to lead to an Acquisition Proposal; (iii) continue or participate in any discussions or negotiations, or otherwise communicate in any way with any Person other than Citizens and Citizens Bank, regarding any Acquisition Proposal; (iv) approve, endorse, or recommend, or execute, enter into, or consummate, any indication of interest, letter of intent, or other Contract relating to any Acquisition Proposal or requiring Charter to abandon, terminate, or fail to consummate the transactions contemplated by this Agreement, or propose to do any of the foregoing; or (v) make or authorize any statement, recommendation, or solicitation in support of any Acquisition Proposal.

(c) In addition to the obligations of Charter set forth above, Charter shall promptly (within not more than 24 hours) advise Citizens orally and in writing of their receipt of any Acquisition Proposal, or any request for information or inquiry which could be expected to lead to an Acquisition Proposal, and shall keep Citizens informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto, and shall provide to Citizens any written materials received by Charter or any of the Subsidiaries in connection therewith. Additionally, Charter shall contemporaneously provide or make available to Citizens all materials provided or made available to any third party pursuant to this Section 7.1 which have not been previously provided or made available to Citizens.

(d) Reserved.

(e) Charter agrees that irreparable damage would occur in the event any of the provisions of this Section 7.1 are breached or violated. Accordingly, it is agreed that the Citizens Parties shall be entitled to an injunction or injunctions to prevent breaches or violations of this Section 7.1 and to enforce specifically the terms and provisions of this Section 7.1 in any state or federal court having jurisdiction, this being in addition to any other remedy or relief to which the Citizens Parties may be entitled at law or in equity.

(f) Nothing contained in this Section 7.1 shall prevent Charter or its board of directors from informing any Person who submits an unsolicited Acquisition Proposal of their obligations pursuant to this Section 7.1.

39

Section 7.2 Notice of Certain Matters. Prior to the Effective Time, each Party shall promptly notify the other Parties of any fact, event, occurrence, circumstance, or condition known to it that (a) constitutes or has caused, or could reasonably be expected to cause, a material breach of any of the representations, warranties, covenants, or agreements of such Party set forth in this Agreement; provided, however, that no such notification shall (i) affect the representations, warranties, covenants, or agreements of the Parties, or the conditions to the obligations of the Parties, contained in this Agreement, or (ii) be deemed to amend or supplement the Disclosure Memoranda; (b) has had, or is reasonably likely to have, either individually or taken together with all other facts, events, occurrences, circumstances, and conditions known to such Party, a Charter Material Adverse Effect (as to any notice required to be given by Charter) or a Citizens Material Adverse Effect (as to any notice required to be given by the Citizens Parties); or (c) would, or could reasonably be expected to, prohibit or materially impede or delay the consummation of the transactions contemplated by this Agreement. Further, each Party shall promptly give written notice to the other Parties of any notice or other communication from any third party alleging that the consent or approval of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

Section 7.3 Access and Information.

(a) Prior to the Effective Time, upon reasonable notice and subject to applicable Laws relating to the exchange of information, for the purpose of verifying the representations and warranties of Charter and compliance by Charter with their covenants and agreements set forth herein, and preparing for the Merger and the other matters contemplated by this Agreement, Charter shall, and shall cause its Subsidiaries to, afford to Citizens and Citizens Bank and their representatives (including without limitation their directors, officers, and employees and financial advisors, legal counsel, accountants, and other professionals retained by Citizens and Citizens Bank) reasonable access during normal business hours to the books, records, Contracts, properties, assets, personnel, and information technology systems of Charter and its Subsidiaries, as well as such other information relating to Charter or its Subsidiaries as Citizens and Citizens Bank may reasonably request. Prior to the Effective Time, upon reasonable notice and subject to applicable Laws relating to the exchange of information, for the purpose of verifying the representations and warranties of the Citizens Parties and compliance by the Citizens Parties with their covenants and agreements set forth herein, the Citizens Parties shall, and shall cause their Subsidiaries to, afford to Charter and its representatives (including without limitation its directors, officers, and employees and financial advisors, legal counsel, accountants, and other professionals retained by Charter) reasonable access during normal business hours to such information relating to Citizens or its Subsidiaries as Charter may reasonably request.

(b) From the date of this Agreement until the Effective Time, Charter shall promptly furnish to the Citizens Parties (i) a copy of any report, application, notice, schedule, or other document or instrument filed with or received from any Governmental Entity (other than any such materials which Charter is not permitted to disclose under applicable Law); and (ii) such other information regarding its and its Subsidiaries’ business, properties, assets, or personnel as the Citizens Parties may reasonably request. Additionally, prior to the Effective Time, Charter shall deliver to the Citizens Parties (i) as soon as practicable, but in no event more than 30 days, after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31) its unaudited consolidated balance sheet and the related unaudited consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows as of the end of and for such quarter prepared in accordance with GAAP; and (ii) as soon as practicable, but in no event more than 90 days, after the end of each fiscal year ending after the date of this Agreement, its audited consolidated balance sheet and the related audited consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows as of the end of and for such year (together with the notes thereto and accompanied by the audit reports of Charter’s independent registered public accounting firm) prepared in accordance with GAAP.

(c) Any investigation by a Party or its representatives pursuant to this Section 7.3 shall be conducted in a manner that does not unreasonably interfere with the business operations of the Party being investigated. No investigation by the Parties or their representatives pursuant to this Section 7.3 shall affect or be deemed to

40

modify any of the representations, warranties, covenants, or agreements of the Parties set forth in this Agreement. Neither Charter or Citizens nor their respective Subsidiaries shall be required to provide access to or to disclose information pursuant to this Section 7.3 where such access or disclosure would violate or prejudice the rights of Charter’s or the Citizens Parties,’ as the case may be, customers, jeopardize the attorney-client privilege of the Party in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense, or similar agreement between the Parties), or contravene any Law, fiduciary duty, or binding Contract entered into prior to the date of this Agreement. The Parties agree to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(d) The Confidentiality Agreement, to the extent the same is not inconsistent with the terms of this Agreement, will remain in full force and effect following the date of this Agreement, whether or not the Merger occurs, in accordance with its terms, and each of Charter, on the one hand, and the Citizens Parties, on the other hand, shall hold all information furnished by or on behalf of any other Party or any of such other Party’s respective Subsidiaries or representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

Section 7.4 Regulatory Filings; Consents and Approvals.

(a) Citizens shall prepare and the Parties shall cooperate with each other and use commercially reasonable efforts to prepare all documentation, to make all filings, and to obtain all permits, consents, approvals, waivers, and authorizations of all Governmental Entities and other third parties, including the Regulatory Approvals, necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Each Party shall have the right to review in advance, and to the extent practicable each Party shall consult with the other Parties with respect to, in each case subject to applicable Laws relating to the exchange of information, all written applications, notices, and waiver requests, and any other written information, submitted to any Governmental Entity or other third party in connection with the transactions contemplated by this Agreement; provided that the Citizens Parties shall not be required to provide or make available to Charter the confidential portions of any filing made with a Governmental Entity or third party. In exercising the foregoing rights, each Party agrees to act reasonably and as promptly as practicable, and Citizens agrees that it shall submit all regulatory applications to the appropriate Governmental Entity no later than the 30 days after the date of this Agreement. Each Party agrees that it shall consult with the other Parties with respect to the obtaining of all permits, consents, approvals, waivers, and authorizations of all Governmental Entities and other third parties, including the Regulatory Approvals, necessary or advisable to consummate the Merger and other transactions contemplated by this Agreement, and each Party shall keep the other Parties reasonably apprised of the status of material matters relating to the consummation of such transactions.

(b) To the extent permitted by law, each Party agrees to, upon request, furnish the other Parties with all information concerning itself, its Subsidiaries, and its and its Subsidiaries’ directors, officers, and shareholders, as well as such other matters, as may be necessary, advisable, or appropriate in connection with any filing, notice, or application made or given by or on behalf of such other Parties or any of their respective Subsidiaries with or to any Governmental Entity or other third party.

Section 7.5 Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts to promptly take, or cause to be promptly taken, all actions, and to promptly do, or cause to be promptly done, all things, necessary, proper, or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as expeditiously as reasonably possible, including using commercially reasonable efforts to obtain all necessary actions or non-actions, extensions, waivers, consents, and approvals from Governmental Entities, effecting all necessary registrations, applications, and filings (including without limitation filings under any applicable federal or state securities Laws), and obtaining any required contractual consents and regulatory approvals.

41

Section 7.6 Publicity. The Parties shall consult with each other before issuing any press release or making any public statements or disclosures (including without limitation written communications to shareholders) with respect to this Agreement or the transactions, including the Merger, contemplated hereby and shall not issue any such press release or make any such public statements or disclosures without the prior consent of the other Parties, which consent shall not be unreasonably withheld; provided, however, that nothing contained in this Section 7.6 shall prohibit a Party from making any disclosure that is necessary in order to satisfy such Party’s disclosure obligations under applicable Law.

Section 7.7 Charter Shareholders Meeting.

(a) Charter and its board of directors shall take, in accordance with applicable Law and Charter’s articles of incorporation and bylaws, all action necessary to call, give notice of, convene, and hold, as promptly as reasonably practicable after the date on which the Registration Statement becomes effective under the Securities Act, a meeting of Charter’s shareholders (including any adjournment or postponement thereof, the “Charter Meeting”) for the purpose of Charter’s shareholders considering and voting on approval of this Agreement and any other matters required to be approved by Charter’s shareholders in order to consummate the transactions contemplated by this Agreement. Except with the prior approval of Citizens (which will not be unreasonably withheld), no other matters shall be submitted for consideration by or the approval of Charter’s shareholders at the Charter Meeting. Charter and its board of directors (i) shall at all times prior to and during the Charter Meeting recommend to Charter’s shareholders the approval of this Agreement and the transactions contemplated hereby and shall take all reasonable and lawful action to solicit and obtain such approval; and (ii) shall not withdraw, modify, or qualify in any manner adverse to the Citizens Parties its recommendation that Charter’s shareholders approve this Agreement and the transactions contemplated hereby, or take any other action or make any other public statement inconsistent with such recommendation (the actions prohibited by this clause (ii) being referred to as a “Change of Recommendation”). Notwithstanding any Change of Recommendation, this Agreement shall be submitted to the shareholders of Charter at the Charter Meeting for the purpose of Charter’s shareholders considering and voting on approval of this Agreement and any other matters required to be approved by Charter’s shareholders in order to consummate the transactions contemplated by this Agreement. Additionally, Charter shall not submit to or for a vote of its shareholder(s) any Acquisition Proposal.

(b) Charter shall adjourn or postpone the Charter Meeting if (i) as of the date of the Charter Meeting there are insufficient shares of Charter Common Stock represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of the Charter Meeting; or (ii) as of the date of the Charter Meeting, Charter has not received proxies representing a sufficient number of shares necessary for the approval of this Agreement by the shareholders of Charter in accordance with Charter’s articles of incorporation and bylaws and applicable Law.

Section 7.8 Indemnification.

(a) For a period of six years immediately following the Effective Time, the Surviving Banking Corporation shall indemnify, defend, and hold harmless each of the current and former directors, officers, and employees of Charter, determined as of immediately prior to the Effective Time (each, an “Indemnified Party”), against any and all costs and expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, and liabilities incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising out of matters existing or occurring prior to the Effective Time, whether asserted or claimed prior to, at, or after the Effective Time, and based on or pertaining to the fact that he or she was a director, officer, or employee of Charter or was serving at the request of Charter as a director, officer, employee, agent, trustee, or partner of another corporation, partnership, trust, joint venture, employee benefit plan, or other entity, to the fullest extent such Indemnified Party would have been entitled to be so indemnified, defended, and held harmless, subject to applicable Law, under the charter and bylaws of Charter as in effect as of the date of this Agreement (including the provisions thereof, if any, relating to the advancement of expenses).

42

(b) Any Indemnified Party wishing to claim indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding, or investigation, shall promptly notify the Surviving Banking Corporation of the same; provided that the failure of the Indemnified Party to so notify the Surviving Banking Corporation shall not relieve the Surviving Banking Corporation of any Liability it may have to such Indemnified Party if such failure does not actually and materially prejudice the Surviving Banking Corporation. In the event of any such claim, action, suit, proceeding, or investigation (whether arising before or after the Effective Time), (i) the Surviving Banking Corporation shall have the right to assume the defense thereof and the Surviving Banking Corporation shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that, (A) if the Surviving Banking Corporation elects not to assume such defense; or (B) if counsel for the Indemnified Party advises the Surviving Banking Corporation in writing that there are legal defenses available to the Indemnified Party that are different from or in addition to those available to the Surviving Banking Corporation or that there are issues which raise conflicts of interest between the Surviving Banking Corporation and the Indemnified Party that make joint representation inappropriate, the Indemnified Party may retain its own legal counsel and the Surviving Banking Corporation shall pay, as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction unless there are multiple Indemnified Parties who have conflicts of interest); (ii) the Indemnified Party will cooperate in the defense thereof; (iii) the Surviving Banking Corporation shall not be liable for any settlement effected without its prior written consent; and (iv) the Surviving Banking Corporation shall have no obligation hereunder in the event a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c) Prior to the Effective Time, Charter shall obtain, and after the Effective Time the Surviving Banking Corporation shall maintain, a “tail” policy under Charter’ existing directors’ and officers’ liability insurance policy providing coverage for a period of six years immediately after the Effective Time for Persons who are immediately prior to the Effective Time covered by Charter’ existing directors’ and officers’ liability insurance policy (the “Tail Insurance”), which Tail Insurance shall provide for at least the same coverage and coverage amounts as, and contain terms and conditions no less advantageous than, those currently provided for by Charter’ existing directors’ and officers’ liability insurance policy; provided, however, that, without the prior written consent of Citizens, Charter shall not expend for such Tail Insurance (for said six-year period) an amount in excess of 125% of the most recent annual premium paid by Charter for its existing directors’ and officers’ liability insurance policy.

(d) In the event the Surviving Banking Corporation or any of its successors or assigns shall consolidate with or merge with or into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or shall transfer all or substantially all of its properties and assets to any other Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Banking Corporation assume the obligations of the Surviving Banking Corporation set forth in this Section 7.8.

(e) Any indemnification payments made pursuant to this Section 7.8 are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. § 1828(k)) and the regulations promulgated thereunder by the FDIC (12 C.F.R. Part 359).

Section 7.9 Estoppel Letters. Charter shall use its commercially reasonable efforts to obtain and deliver to Citizens prior to or at the Closing a customary estoppel letter, dated as of the Closing Date, executed by the lessor of each parcel of Leased Real Property, the form and substance of such estoppel letters to be satisfactory to Citizens in its reasonable discretion.

Section 7.10 Registration Statement.

(a) As soon as reasonably practicable after the date of this Agreement, the Parties will prepare and file with the SEC the Proxy Statement/Prospectus and the Registration Statement (which will include the Proxy

43

Statement/Prospectus), which shall comply with all of the requirements of the Securities Act and the Exchange Act (and the rules and regulations thereunder) applicable thereto, for the purpose, among other things, of registering the Citizens Common Stock that will be issued to holders of Charter Common Stock in connection with the Merger pursuant to Article III of this Agreement. Citizens shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable after the filing thereof, to register or exempt from registration the Citizens Common Stock to be issued to holders of Charter Common Stock under the securities Laws of all applicable jurisdictions (federal and state), and to keep the Registration Statement and such registrations or exemptions current and in effect for so long as is necessary to consummate the transactions contemplated by this Agreement. Citizens shall have primary responsibility for preparing and filing the Registration Statement; provided that Citizens shall to the extent practicable afford Charter and its legal, financial, and accounting advisors a reasonable opportunity to review and provide comments on (i) the Registration Statement before it is filed with the SEC; and (ii) all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments relating to the Registration Statement before the same are filed with or submitted to the SEC. Each Party, to the extent permitted by Law, shall deliver to the other Parties copies of all material filings, correspondence, orders, and documents with, to, or from Governmental Entities, and shall promptly relay to the other Parties the substance of any material oral communications with, to, or from Governmental Entities, in each case pertaining or relating to the Registration Statement or any documents or materials related thereto.

(b) The Parties shall cooperate in the preparation of the Registration Statement and the Proxy Statement/Prospectus for the purpose of submitting this Agreement and the transactions contemplated hereby to the shareholders of Charter for approval. Each Party will as promptly as reasonably practicable after the date of this Agreement furnish all data and information relating to it and its Subsidiaries, and its and its Subsidiaries’ directors, officers, and shareholders, as the other Parties may reasonably request for the purpose of including such data and information in the Registration Statement and/or the Proxy Statement/Prospectus. Charter expressly agrees to cooperate with Citizens and its legal and accounting advisors in requesting and obtaining appropriate opinions, consents, and letters from its legal and financial advisors and independent auditors, and in taking such other actions as may be reasonably requested by Citizens, in connection with the Registration Statement or the Proxy Statement/Prospectus. Each Party covenants and agrees that none of the information supplied or to be supplied by such Party for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement or any amendment or supplement thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; (ii) the Proxy Statement/Prospectus or any amendment or supplement thereto will, on the date the same is first mailed to shareholders of Charter or at the time of the Charter Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; or (iii) any other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement will, at the time such document is filed, fail to comply as to form, in all material respects, with the provisions of applicable Law. The Proxy Statement/Prospectus will comply as to form, in all material respects, with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by any Party with respect to statements made or incorporated by reference therein based on information supplied by any other Party for inclusion or incorporation by reference in the Proxy Statement/Prospectus. Each Party covenants and agrees that, in the event such Party becomes aware of any information furnished by it that would cause any of the statements in the Registration Statement or the Proxy Statement/Prospectus, or any other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, such Party will promptly inform the other Parties thereof in writing and take all necessary steps to correct the Registration Statement or Proxy Statement/Prospectus, or other document, as applicable.

44

Section 7.11 Nasdaq Listing. Citizens shall use its commercially reasonable efforts to cause the shares of Citizens Common Stock to be issued as Merger Consideration in accordance with this Agreement to be authorized for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

Section 7.12 Notice of Dissenters’ Rights Matters. Prior to the Effective Time, Charter shall give Citizens prompt written notice of their receipt of any notice, demand, or other instrument or communication relating to dissenters’ rights (including any notice of intent to demand payment or any withdrawal of any such notice) provided by or behalf of any shareholder of Charter pursuant to Article 13 of the Mississippi Business Corporation Act.

Section 7.13 Appointment of Director. Prior to the Effective Time, Citizens and Citizens Bank shall take all action necessary in compliance with applicable Law to increase the size of their respective boards of directors by one member and appoint one member of the Charter board of directors, as constituted immediately prior to the Effective Time (the “Charter Designee”), to each of the Citizens board of directors and Citizens Bank board of directors, effective as of the Effective Time. The parties shall work in good faith to come to a mutual agreement as to whom to appoint as the Charter Designee.

Section 7.14 Employee and Benefit Matters.

(a) Subject to applicable Law and the terms of Citizens’ and Citizens Bank’s employee benefit plans, Citizens or Citizens Bank will, as soon as reasonably practicable after the Effective Time, provide employees of Charter who become employees of Citizens or Citizens Bank at or immediately following the Effective Time (the “Continuing Employees”) with benefits that are no less favorable, in the aggregate, than those provided to similarly situated employees of Citizens or Citizens Bank as of the date of this Agreement; provided, however, no Continuing Employee shall be eligible for participation in the supplemental executive retirement plan maintained by Citizens as of the date of this Agreement (the “SERP”). With respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) maintained by Citizens or Citizens Bank, excluding both any retiree health care plans or programs maintained by Citizens or Citizens Bank and any equity compensation or deferred compensation plans or arrangements maintained by Citizens or Citizens Bank (collectively, “Employee Plans,” which definition explicitly excludes the SERP), in which any Continuing Employees will participate effective as of or after the Effective Time, Citizens or Citizens Bank, as appropriate, will recognize all years of full-time service of Continuing Employees with Charter for vesting and eligibility purposes (but not for benefit accrual purposes or purposes of early retirement subsidies under any Employee Plan that is a defined benefit pension plan) in any Employee Plan in which such Continuing Employees may be eligible to participate at or after the Effective Time; provided that such service shall not be recognized to the extent that (i) such recognition of service would result in a duplication of benefits; or (ii) such service was not recognized under a corresponding Charter Benefit Plan. With respect to Employee Plans providing health care, dental, or vision coverage, Citizens or Citizens Bank, as appropriate, will use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to the Continuing Employees or their eligible spouses and eligible dependents who were covered under a similar Charter Benefit Plan immediately prior to the Effective Time. Further, if Continuing Employees experience a transition in health care, dental, or vision coverage during the middle of a plan year, Citizens or Citizens Bank, as appropriate, will use commercially reasonable efforts to cause any successor Employee Plan providing health care, dental, or vision coverage for Continuing Employees to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment, or other cost-sharing amounts previously paid by Continuing Employees in respect of their participation in the corresponding Charter Benefit Plan during the plan year of the successor Employee Plan prior to the transition effective date. The Parties acknowledge and agree that, to the extent permitted by applicable Law and the terms of any pertinent plan documents, Citizens and its Subsidiaries may after the Effective Time maintain multiple benefit plans providing health care, dental, or vision coverage and/or multiple retirement savings plans.

45

(b) At the request of Citizens, Charter shall take, and shall cause its Subsidiaries to take, prior to the Effective Time, all actions reasonably requested by the Citizens Parties that are necessary or appropriate to (i) cause one or more of the Charter Benefits Plans to terminate or be frozen as of or immediately prior to the Effective Time; (ii) cause benefit accruals and entitlements under any Charter Benefit Plan to cease as of or immediately prior to the Effective Time; (iii) cause the continuation at and after the Effective Time of any insurance policy or other Contract relating to any Charter Benefit Plan for such period as may be requested by the Citizens Parties; or (iv) facilitate the merger of any Charter Benefit Plan into any employee benefit plan maintained by Citizens or its Subsidiaries. All resolutions, notices, or other documents adopted, issued, or executed in connection with the implementation of this Section 7.14(b) shall be subject to Citizens’ prior review and approval, which approval shall not be unreasonably withheld.

(c) This Section 7.14 shall be binding upon and inure solely to the benefit of the Parties, and nothing in this Section 7.14, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.14. Nothing contained in this Section 7.14, express or implied, (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; or (ii) shall alter or limit the ability of the Surviving Banking Corporation, Citizens, or Citizens Bank, or any of their respective Subsidiaries or Affiliates, to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them. The Parties acknowledge and agree that the provisions of this Section 7.14 shall not create any right in any employee of Charter or any of its Subsidiaries, or any other Person, to continued employment with the Surviving Banking Corporation, Citizens, or Citizens Bank, or any of their respective Subsidiaries or Affiliates (and shall not limit the right of the Surviving Banking Corporation, Citizens, or Citizens Bank, or any of their respective Subsidiaries or Affiliates, to terminate the employment of any employee), or any compensation or benefits of any nature or kind whatsoever.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF MERGER

Section 8.1 Conditions to Each Party’s Obligation to Consummate Merger. The respective obligation of each Party to consummate the Merger and the other transactions contemplated by this Agreement is subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by such Party prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a) Shareholder Approval. This Agreement shall have been duly approved by the shareholders of Charter in accordance with the articles of incorporation and bylaws of Charter and applicable Law.

(b) Governmental Approvals. All approvals, consents, and waivers of or from Governmental Entities (including without limitation the Regulatory Approvals) required to consummate the transactions contemplated by this Agreement (including without limitation the Merger) shall have been obtained and shall be in full force and effect, and all statutory waiting periods in respect thereof shall have expired, and no such approval, consent, or waiver shall contain any condition, restriction, or requirement that the Citizens board of directors determines, in its reasonable discretion, would, individually or in the aggregate with one or more other conditions, restrictions, or requirements, materially reduce the benefits of the transactions contemplated by this Agreement to such a degree that the Citizens Parties would not have entered into this Agreement had such condition(s), restriction(s), or requirement(s) been known as of the date of this Agreement (any such condition, restriction, or requirement, a “Burdensome Condition”); provided, however, that (i) any condition, restriction, or requirement imposed by a Governmental Entity which is customarily imposed in published orders or approvals for transactions such as the Merger shall not be deemed to be a Burdensome Condition; and (ii) prior to declaring a Burdensome Condition and electing not to consummate the transactions contemplated hereby as a result thereof, Citizens shall use commercially reasonable efforts to negotiate with the relevant Governmental Entity a modification to the condition, restriction, or requirement to reduce the burdensome nature thereof such that the condition, restriction, or requirement no longer constitutes a Burdensome Condition.

46

(c) No Injunction; Illegality. There shall not be in effect any order, decree, or injunction of any Governmental Entity that enjoins or prohibits the consummation of the Merger, and no Governmental Entity shall have instituted any action, suit, or proceeding for the purpose of enjoining or prohibiting the consummation of the Merger. No Law shall have been enacted, entered, promulgated, or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated, continuing, or threatened and unresolved.

(e) Nasdaq Listing. The shares of Citizens Common Stock that will be issued to holders of Charter Common Stock as Merger Consideration in the Merger pursuant to this Agreement shall have been authorized for listing on Nasdaq (subject to official notice of issuance).

Section 8.2 Conditions to Obligations of Charter. The obligation of Charter to consummate the Merger and the other transactions contemplated hereby is also subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by Charter prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a) Representations and Warranties of the Citizens Parties. The representations and warranties of the Citizens Parties contained in Section 5.2(b) (Capitalization) shall be true and correct in all respects (other than inaccuracies which, individually and in the aggregate, are de minimis in both amount and impact) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such dates). The representations and warranties of the Citizens Parties contained in Section 5.2(a) (Organization and Qualification), Section 5.2(c) (Authority), Section 5.2(d) (No Violations), and Section 5.2(f) (Securities Filings) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). All other representations and warranties of the Citizens Parties contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a Citizens Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties containing or subject to a materiality or Citizens Material Adverse Effect qualifier shall be read without, and shall be deemed not to include or be subject to, any such qualifier.

(b) Performance of Obligations of the Citizens Parties. The Citizens Parties shall have performed and complied with, in all material respects, all obligations and covenants required to be performed and complied with by the Citizens Parties under this Agreement prior to or at the Closing.

(c) Officers’ Certificate. Charter shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer and the chief financial officer of Citizens and Citizens Bank, and otherwise in form and substance reasonably satisfactory to Charter, to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d) Tax Opinion. Charter shall have received an opinion from Butler Snow LLP, legal counsel to Charter, dated as of the Closing Date and in form and substance reasonably satisfactory to Charter, to the effect

47

that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of Charter and the Citizens Parties, reasonably satisfactory in form and substance to such counsel.

Section 8.3 Conditions to Obligations of the Citizens Parties. The obligation of the Citizens Parties to consummate the Merger and the other transactions contemplated hereby is also subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by the Citizens Parties prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a) Representations and Warranties of Charter. The representations and warranties of Charter contained in Section 4.2(c) (Capitalization), Section 4.2(k)(i) (Absence of Certain Changes or Events), Section 4.2(v) (Fairness Opinion), Section 4.2(w) (Broker Fees), Section 4.2(hh) (Regulatory Capital), and Section 4.2(ii) (Required Shareholder Vote) shall be true and correct in all respects (other than, in the case of Section 4.2(c) (Capitalization) only, inaccuracies which, individually and in the aggregate, are de minimis in both amount and impact) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). The representations and warranties of Charter contained in Section 4.2(a) (Organization and Qualification), Section 4.2(d) (Authority), and Section 4.2(e) (No Violations) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). All other representations and warranties of Charter contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a Charter Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties containing or subject to a materiality, Charter Material Adverse Effect, or Knowledge qualifier shall be read without, and shall be deemed not to include or be subject to, any such qualifier.

(b) Performance of Obligations of Charter. Charter shall have performed and complied with, in all material respects, all obligations and covenants required to be performed and complied with by it under this Agreement prior to or at the Closing.

(c) Officers’ Certificate. The Citizens Parties shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer and the chief financial officer of Charter, and otherwise in form and substance reasonably satisfactory to the Citizens Parties, to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d) Third Party Consents. All of the consents, approvals, and waivers required to be obtained by Charter in connection with the consummation of the transactions contemplated by this Agreement (including without limitation those set forth on Schedule 4.2(f) of the Charter Disclosure Memorandum or otherwise required by or under any Charter Material Contract, but excluding those contemplated by Section 8.1(b)), as well as the estoppel letters contemplated by Section 7.9, shall have been obtained and Charter shall have delivered to the Citizens Parties such evidence of the same as Citizens may reasonably request.

(e) Dissenting Shareholders. The holders of not more than 5% of the outstanding shares of Charter Common Stock shall have perfected and not effectively withdrawn or lost their rights to dissent from the Merger pursuant to Article 13 of the Mississippi Business Corporation Act.

48

(f) Tax Opinion. The Citizens Parties shall have received an opinion from Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, legal counsel to the Citizens Parties, dated as of the Closing Date and in form and substance reasonably satisfactory to the Citizens Parties, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of Charter and the Citizens Parties, reasonably satisfactory in form and substance to such counsel.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time or as otherwise indicated:

(a) By mutual written consent of Citizens, Citizens Bank, and Charter.

(b) By the Citizens Parties (provided that the Citizens Parties are not then in material breach of any representation, warranty, covenant, or agreement contained herein), in the event of a breach by Charter of any representation, warranty, covenant, or agreement contained in this Agreement, or by Charter (provided that Charter is not then in material breach of any representation, warranty, covenant, or agreement contained herein), in the event of a breach by the Citizens Parties of any representation, warranty, covenant, or agreement contained in this Agreement, in either case which breach (i) individually or in the aggregate with all other such breaches would, if occurring or continuing on the Closing Date, result in the failure of any of the conditions set forth in Article VIII; and (ii) has not been cured by the earlier of May 21, 2020, or 30 days after written notice to the breaching Party of such breach.

(c) By either the Citizens Parties or Charter, in the event the shareholders of Charter fail to approve, by the requisite vote, this Agreement and the transactions contemplated hereby at the Charter Meeting, provided that Charter shall only be entitled to exercise their right of termination under this Section 9.1(c) if Charter has complied with, and there has been no breach or violation by Charter of, its obligations and covenants set forth in Section 7.7.

(d) By either the Citizens Parties or Charter, in the event any of the Regulatory Approvals shall have been denied by final and non-appealable action of a Governmental Entity or any application therefor shall have been permanently withdrawn at the request of a Governmental Entity.

(e) By either the Citizens Parties or Charter, in the event any court or other Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

(f) By either the Citizens Parties or Charter, in the event the Merger is not consummated by May 21, 2020, unless (i) in the event of termination by the Citizens Parties, the failure to consummate the Merger by such date shall be due to the failure of the Citizens Parties to perform or observe their obligations and covenants set forth in this Agreement; and (ii) in the event of termination by Charter, the failure to consummate the Merger by such date shall be due to the failure of Charter to perform or observe its obligations and covenants set forth in this Agreement.

(g) By the Citizens Parties, in the event (i) of any breach by Charter of Section7.7 of this Agreement; or (ii) the board of directors of Charter does not publicly recommend in the Proxy Statement/Prospectus the approval of this Agreement and the transactions contemplated hereby by the shareholders of Charter or, after having made such recommendation, subsequently makes a Change of Recommendation.

49

(h) By the Citizens Parties, in the event a tender offer or exchange offer for 10% or more of the outstanding shares of Charter Common Stock is commenced (other than by the Citizens Parties) and the Charter board of directors recommends that the shareholders of Charter tender their shares in such tender offer or exchange offer or otherwise fails to timely recommend that such shareholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall, subject to Section 9.3, become null and void and have no further force or effect and the Parties shall have no further or continuing liability or obligations under this Agreement, except that (a) Section 7.3(d), Section 7.6, this Section 9.2, Section 9.3, and Article X of this Agreement shall survive any termination of this Agreement; and (b) notwithstanding anything to the contrary contained in this Agreement, no Party shall be relieved of or released from any liability or damages arising out of such Party’s fraud or willful or intentional breach of any provision of this Agreement.

Section 9.3 Termination Fee.

(a) In the event (i) this Agreement is terminated by the Citizens Parties pursuant to Section 9.1(b) as a result of a breach or violation by Charter of, its obligations and covenants set forth in Section 7.7; and (ii) within 12 months of the date of termination of this Agreement, Charter enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal; then Charter shall pay to Citizens a termination fee of $800,000 on the earlier date of Charter’s execution of such definitive agreement or consummation of such Acquisition Proposal.

(b) In the event (i) this Agreement is terminated by the Citizens Parties pursuant to Section 9.1(b) as a result of a result of the intentional, willful, or reckless breach by Charter of any representation, warranty, covenant, or agreement contained herein; and (ii) within 12 months of the date of termination of this Agreement, Charter enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal; then Charter shall pay to Citizens a termination fee of $800,000 on the earlier date of Charter’s execution of such definitive agreement or consummation of such Acquisition Proposal.

Any termination fee and other amounts payable in accordance with this Section 9.3 shall be paid by wire transfer of immediately available funds to an account designated by Citizens. Charter acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that absent such agreements Citizens would not have entered into this Agreement. In the event Charter fails to timely make payment of any amounts due and payable by it under this Section 9.3, Charter shall pay or reimburse Citizens all costs and expenses (including reasonable attorneys’ fees and expenses and court costs) incurred by Citizens in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such amounts unpaid at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. The termination fees and other amounts payable by Charter pursuant to this Section 9.3 constitute liquidated damages and not a penalty and, except in the case of fraud or willful or intentional breach of this Agreement, shall be the sole monetary remedy of Citizens in the event this Agreement is terminated under the circumstances described in Sections 9.3(a)-(b).

ARTICLE X

MISCELLANEOUS

Section 10.1 Survival. None of the representations, warranties, covenants, or agreements contained in this Agreement shall survive the Effective Time (other than those covenants and agreements contained herein that by their express terms are to be observed or performed after the Effective Time) or the termination of this Agreement (other than Section 7.3(d), Section 7.6, Section 9.2, Section 9.3, and this Article X, each of which

50

shall survive any such termination). Notwithstanding the foregoing or anything else in this Agreement to the contrary, none of the representations, warranties, covenants, or agreements contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive any Party hereto or any of its Affiliates of any defense, at law or in equity, which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 10.2 Interpretation. When reference is made in this Agreement to an Article, Section, Exhibit, or Schedule, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement, unless otherwise indicated. The headings appearing in this Agreement have been inserted for purposes of convenience of reference only and shall not affect the meaning of, or be given any force or effect in the construction or interpretation of, this Agreement. Whenever the words “include,” “includes,” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not actually followed by such words. Any singular term used in this Agreement shall be deemed to include the plural, and any plural term the singular. Any gender reference in this Agreement shall be deemed to include either gender. All references in this Agreement to a specific statute shall be deemed to refer to all regulations and authoritative guidance issued thereunder, and all references in this Agreement to a statute, regulation, or other guidance shall also be deemed to refer to any superseding statute, regulation or guidance. Any document or item will be deemed “delivered,” “provided,” or “made available” to a Party within the meaning of this Agreement if such document or item is (a) contained and accessible by such Party for a continuous period of at least 48 hours immediately prior to the Parties’ execution of this Agreement (if to be delivered, provided, or made available prior to the date hereof) or the Closing Date (if to be delivered, provided, or made available prior to Closing) in the electronic data room hosted by Firmex established by the Parties in connection with the transactions contemplated hereby (to which the Parties and their designated representatives had access rights during such period) or (b) filed by a Party with the SEC and publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC at least 48 hours immediately prior to the Parties’ execution of this Agreement (if to be delivered, provided, or made available prior to the date hereof) or the Closing Date (if to be delivered, provided, or made available prior to Closing). All references to “dollars” or “$” in this Agreement are to United States dollars. Whenever the words “as of the date hereof” are used in this Agreement, such date shall be deemed the date of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.3 Amendment; Waiver. This Agreement may be amended, modified, or supplemented at any time, either before or after approval of this Agreement by any Party’s shareholders, by, but only by, a written instrument executed by each of the Parties; provided, however, that, after the approval of this Agreement by a Party’s shareholders, there may not be, without further approval of such shareholders, any amendment, modification, or supplement of or to this Agreement that requires further approval of or by such shareholders under applicable Law. Prior to the Effective Time, any provision of this Agreement may be waived by the Party or Parties entitled to the benefits thereof; provided that any such waiver shall be in writing and executed by the Party or Parties granting such waiver.

Section 10.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile, PDF, or other electronic copy of a signature page to this Agreement shall be deemed to be, and shall have the same force and effect as, an original signature page.

Section 10.5 Governing Law. This Agreement shall be governed by, and construed, interpreted, and enforced in accordance with, the laws of the State of Mississippi, without regard to conflict of laws principles.

Section 10.6 Expenses. Except as expressly otherwise provided in this Agreement, each Party shall be responsible for and pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

51

Section 10.7 Notices. All notices, requests, consents, and other communications required or permitted under or related to this Agreement shall be in writing and shall be deemed given, delivered, and effective (i) when delivered, if delivered personally; (ii) on the third Business Day after mailing, if mailed by first class United States Mail, postage prepaid and return receipt requested; or (iii) on the first Business Day after mailing, if sent by a nationally recognized overnight delivery service, in each case to the Parties at the following addresses (or such other addresses as the Parties may designate from time to time by notice given in accordance with this Section 10.7):

If to the Citizens Parties:	with a copy (which shall not constitute notice) to:

Citizens Holding Company	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
Attention: President/CEO	Attention: Jackie G. Prester
521 Main Street	165 Madison Avenue, Suite 2000
Philadelphia, Mississippi 39350	Memphis, Tennessee 38103

If to Charter:	with a copy (which shall not constitute notice) to:

Charter Bank	Butler Snow, LLP
Attention: President/CEO	Attention: Jefferson K. B. Stancill
1721 Medical Park Drive, Suite 103	1020 Highland Colony Parkway, Suite 1400
Biloxi, Mississippi 39532	Ridgeland, Mississippi 39157

Section 10.8 Entire Agreement; Third Party Beneficiaries. This Agreement, including and together with the Exhibits and Schedules hereto and the Disclosure Memoranda, and the Confidentiality Agreement (but only to the extent the Confidentiality Agreement is not inconsistent with this Agreement) represent the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede any and all prior agreements, understandings, and arrangements, whether written or oral, between or among the Parties with respect to such subject matter. This Agreement is made solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and no other Person shall acquire or have any rights under or by virtue of this Agreement, except that the Indemnified Parties (and their heirs and legal and personal representatives) are intended third-party beneficiaries of this Agreement to the extent, but only to the extent, provided in Section 7.8.

Section 10.9 Severability. In the event any term or provision of this Agreement is held to be invalid, illegal, or unenforceable for any reason or in any respect, (a) such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity, legality, or enforceability of the remainder of this Agreement, which shall be and remain in full force and effect enforceable in accordance with its terms; and (b) the Parties shall use their commercially reasonable efforts to substitute for such invalid, illegal, or unenforceable term or provision an alternative term or provision which, insofar as practicable, implements the original purposes and intent of this Agreement.

Section 10.10 Assignment. No Party may assign or delegate this Agreement or any of its rights, interests, duties, or obligations hereunder without the prior written consent of each of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.11 Reserved.

Section 10.12 Jury Trial Waiver. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION, SUIT, OR PROCEEDING UNDER, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(Signature Page Follows)

52

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the date first above written.

CITIZENS HOLDING COMPANY

By:	/s/ Gregory L. McKee
Gregory L. McKee
President and Chief Executive Officer

THE CITIZENS BANK OF PHILADELPHIA

By:	/s/ Gregory L. McKee
Gregory L. McKee
President and Chief Executive Officer

CHARTER BANK

By:	/s/ Gregory E. Cronin
Gregory E. Cronin
President and Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

EXHIBIT A

FORM OF VOTING AGREEMENT

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated [●], 2019, is entered into by and between Citizens Holding Company, a Mississippi corporation (“Citizens”) and [●] (the “Shareholder”).

R E C I T A L S

A. Concurrently with the parties’ execution of this Agreement, Citizens, The Citizens Bank of Philadelphia, a Mississippi banking corporation and subsidiary of Citizens (“Citizens Bank”), and Charter Bank, a Mississippi banking corporation (“Charter”), have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”) providing for, among other things, the merger of Charter with and into Citizens Bank (the “Merger”) and the conversion of the outstanding shares of Charter Stock (as defined below) into the right to receive the consideration provided for in the Merger Agreement.

B. As a condition to Citizens’ and Citizens Bank’s willingness to enter into the Merger Agreement, Citizens has required that the Shareholder execute and deliver this Agreement.

C. In order to induce Citizens and Citizens Bank to enter into the Merger Agreement, the Shareholder is willing to make certain representations, warranties, covenants, and agreements with respect to the shares of common stock, par value $1.00 per share, of Charter (the “Charter Stock”) beneficially owned (within the meaning of Rule 13d-3 (“Rule 13d-3”) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended) by the Shareholder and set forth below the Shareholder’s signature on the signature page to this Agreement (the “Owned Shares,” and together with any additional shares of Charter Stock or any other class or series of capital stock of Charter contemplated by Section 6 hereof, the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.

2. Representations of Shareholder. The Shareholder represents and warrants to Citizens that:

(a) The Shareholder is the beneficial owner (within the meaning of Rule 13d-3) of, and has good title to, all of the Owned Shares. The Owned Shares are owned by the Shareholder free and clear of any and all Liens, and, except for this Agreement, there are no options or other rights, agreements, arrangements, or commitments of any kind to which the Shareholder is a party or by or to which the Shareholder or the Owned Shares are bound or subject relating to the pledge, transfer, disposition, or voting of any of the Owned Shares, and there is no voting trust or voting agreement with respect to the Owned Shares.

(b) The Shareholder does not beneficially own (within the meaning of Rule 13d-3) any shares of Charter Stock, or any shares of any other class or series of capital stock of Charter, other than the Owned Shares.

(c) The Shareholder has full power and authority and legal capacity to enter into, execute, and deliver this Agreement and to perform fully the Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid, and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms.

(d) The execution and delivery of this Agreement by the Shareholder do not, and the performance of this Agreement by the Shareholder will not, conflict with, violate, result in a breach of, constitute a default (with or without notice or lapse of time or both) under, or give rise to or result in the creation of a Lien on any of the Owned Shares pursuant to (i) any trust agreement, loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, contract, or other agreement or instrument to which the Shareholder is a party, by which the Shareholder or any of the Shareholder’s property or assets (including without limitation the Owned Shares) are bound, or to which the Shareholder or any of the Shareholder’s property or assets (including without limitation the Owned Shares) are subject; or (ii) any Law applicable to or binding upon the Shareholder or the Shareholder’s property or assets (including without limitation the Owned Shares).

(e) No consent, approval, or authorization of or designation, declaration, or filing with any Governmental Entity or other Person on the part of the Shareholder is required in connection with the execution and delivery of this Agreement by the Shareholder or the performance of this Agreement by the Shareholder. No consent of the Shareholder’s spouse is necessary under any “community property” or other Laws in order for the Shareholder to enter into and perform the Shareholder’s obligations under this Agreement.

3. Agreement to Vote Shares. The Shareholder irrevocably and unconditionally agrees that, during the term of this Agreement, the Shareholder will vote the Shares, and will cause any holder of record of the Shares to vote the Shares, (a) in favor of approval of (i) the Merger Agreement and the Merger, at every meeting of the shareholders of Charter at which such matters are considered and at every adjournment or postponement thereof, and (ii) any proposal to adjourn or postpone any such meeting of the shareholders of Charter, if necessary to solicit additional proxies in favor of approval of the Merger Agreement and the Merger; and (b) against (i) any Acquisition Proposal, (ii) any action, proposal, transaction, agreement, or other matter which could reasonably be expected to result in a breach of any representation, warranty, covenant, or other obligation or agreement of Charter under the Merger Agreement or of the Shareholder under this Agreement, and (iii) any action, proposal, transaction, agreement, or other matter that could reasonably be expected to prevent, impede, interfere with, delay, discourage, or adversely affect the timely consummation of the Merger or the satisfaction of any condition to the consummation of the Merger set forth in the Merger Agreement or change in any manner the voting rights of any class or series of shares of capital stock of Charter (including any amendment to the charter or bylaws of Charter); provided, however, that, if the manner in which the Shares (or any portion thereof) are owned is such that the Shareholder cannot absolutely cause the Shares to be so voted, the Shareholder shall use the Shareholder’s best efforts to cause the Shares to be so voted.

4. No Voting Trust or Other Arrangement. The Shareholder agrees that the Shareholder will not, and will not permit any Person under the Shareholder’s control to, deposit any of the Shares in a voting trust, grant any proxy with respect to the Shares inconsistent with this Agreement, or subject any of the Shares to any arrangement with respect to the voting of the Shares, other than agreements entered into with Citizens.

5. Transfer and Encumbrance. The Shareholder agrees that, during the term of this Agreement, the Shareholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge, or otherwise dispose of or encumber (collectively, “Transfer”) any of the Shares, or enter into any contract, option, or other agreement or arrangement with respect to, or consent to, a Transfer of any of the Shares or the Shareholder’s voting or economic interest therein; provided, however, that this Section 5 shall not prohibit a Transfer of the Shares by the Shareholder if, as a precondition to such Transfer, the transferee agrees in a written instrument reasonably satisfactory in form and substance to Citizens to be bound by all of the terms of this Agreement (including without limitation the provisions of Section 3 hereof pertaining to the voting of the Shares). Any attempted Transfer of the Shares or any interest therein in violation of this Section 5 shall be null and void.

6. Additional Shares. The Shareholder agrees that all shares of Charter Stock, and all shares of any other class or series of capital stock of Charter, that the Shareholder purchases, acquires the right to vote (other than as a named proxy), or otherwise acquires beneficial ownership (within the meaning of Rule 13d-3) of after the Shareholder’s execution of this Agreement (including without limitation any shares of Charter capital stock issued as a dividend or in connection with a stock split or other distribution, recapitalization, or reclassification or shares issuable upon the conversion, vesting, or exercise of any warrant, right, option, restricted stock or restricted share award, or other security) shall be subject to the terms of this Agreement and shall constitute “Shares” for all purposes of this Agreement.

7. Waiver of Appraisal and Dissenters’ Rights. The Shareholder hereby waives and agrees not to assert or perfect any right of appraisal or right to dissent arising or existing in connection with the Merger Agreement or the Merger which the Shareholder may have by virtue of ownership of the Shares.

8. Termination. This Agreement shall terminate upon the earliest to occur of (a) the approval of the Merger Agreement and the transactions contemplated thereby by the shareholders of Charter in accordance with the articles of incorporation and bylaws of Charter and applicable Law; or (b) the termination of the Merger Agreement in accordance with its terms. Upon the termination of this Agreement, no party hereto shall have any further obligations or liability hereunder; provided, however, that the termination of this Agreement shall not relieve a party hereto of any liability for any breach of this Agreement occurring prior to the termination of this Agreement.

9. No Agreement as Director or Officer. The Shareholder makes no agreement herein in the Shareholder’s capacity as a director or officer of Charter. Nothing in this Agreement (a) will limit or affect any actions or omissions taken by the Shareholder in the Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict the Shareholder from exercising the Shareholder’s fiduciary duties as a director or officer of Charter.

10. Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other parties if such party fails to comply with any of the obligations imposed on such party by this Agreement, that every such obligation is material, and that, in the event of any such failure, the other parties will not have an adequate remedy at law or adequate damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy (including the remedy of specific performance), in addition to remedies at law and/or damages, is an appropriate remedy for any such failure and that it will not oppose the seeking of such relief on the basis that a party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party seeking or obtaining any such equitable relief or remedy.

11. Entire Agreement; Amendment; Waivers. This Agreement supersedes all prior agreements, written and oral, between the parties hereto with respect to the subject matter hereof and contains the entire, integrated agreement of the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each of the parties hereto. No waiver of any provision hereof by a party shall be deemed a waiver of any other provision hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

12. Disclosure. The Shareholder expressly authorizes Citizens and its Affiliates to publish and disclose in any announcement, filing, or disclosure required by the SEC and in the Proxy Statement/Prospectus, and in any other filings made with a Governmental Entity in connection with the Merger Agreement or the transactions contemplated thereby, the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this Agreement.

13. Miscellaneous.

(a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT

ISSUES, AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(a).

(b) If any term or provision of this Agreement is determined to be invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon any determination that any term or provision of this Agreement is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby can be consummated as originally contemplated to the greatest extent possible.

(c) This Agreement may be executed in multiple counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page to this Agreement shall be deemed to be, and shall have the same force and effect as, an original signature page.

(d) All section headings contained in this Agreement are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(e) Neither this Agreement nor any of the rights, interests, duties, or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns.

(f) The Shareholder acknowledges that (a) the law firm Baker, Donelson, Bearman, Caldwell & Berkowitz, PC represents Citizens and Citizens Bank in connection with the Merger Agreement and the transactions contemplated thereby; (b) the law firm Butler Snow LLP represents Charter in connection with the Merger Agreement and the transactions contemplated thereby; (c) neither of said firms has represented the Shareholder in connection with this Agreement or the Merger Agreement or any of the transactions contemplated thereby; and (d) the Shareholder has had the opportunity to consult with the Shareholder’s own legal counsel concerning the subject matter of this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Voting Agreement as of the date first written above.

CITIZENS HOLDING COMPANY

By:
Gregory L. McKee
President and Chief Executive Officer

[●]

Number of shares of Charter Stock
owned by Shareholder: [●]

APPENDIX B

CHAPTER 4 OF TITLE 79 OF THE MISSISSIPPI CODE ANNOTATED

SUBARTICLE A - RIGHT TO APPRAISAL AND PAYMENT FOR SHARES

§ 79-4-13.01. Chapter Definitions. As used in this chapter, unless the context otherwise requires:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of Section 79-4-13.02(b)(5), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in Sections 79-4-13.22 through 79-4-13.31, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(i) Immediately before the effectuation of the corporate action to which the shareholder objects;

(ii) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

(iii) Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to Section 79-4-13.02(a)(5).

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(5.1) “Interested transaction” means a corporate action described in Section 79-4-13.02(a), other than a merger pursuant to Section 79-4-11.05, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition:

(i) “Interested person” means a person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action: (A) was the beneficial owner of twenty percent (20%) or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if the offer was made within one (1) year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; (B) had the power, contractually or otherwise to cause the appointment or election of twenty-five percent (25%) or more of the directors to the board of directors of the corporation; or (C) was a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than: (1) employment, consulting, retirement, or similar benefits established separately and not as part of, or in contemplation of, the corporate action; or (2) employment, consulting, retirement, or similar benefits established in contemplation of or as part of the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in Section 79-4-8.62; or (3) in the case of a director of the corporation who will, in the corporate action become a director of the acquiring entity in the corporate action, or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(ii) “Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because the member is the record holder of the securities if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two (2) or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(6) “Preferred shares” means a class or series of shares whose holders have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, and anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

Section 79-4-13.02. Appraisal rights availability.

(a) A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(1) Consummation of a merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 79-4-11.04 and the shareholder is entitled to vote on the merger, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger, or (ii) if the corporation is a subsidiary and the merger is governed by Section 79-4-11.05;

(2) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(3) Consummation of a disposition of assets pursuant to Section 79-4-12.02 if the shareholder is entitled to vote on the disposition;

(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(5) Any other amendment to the articles of incorporation, merger, share exchange or disposition of assets to the extent provided by the articles of incorporation, bylaws or a resolution of the board of directors;

(6) Consummation of a domestication if the shareholder does not receive shares in the foreign corporation resulting from the domestication that have terms as favorable to the shareholder in all material respects, and represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation, as the shares held by the shareholder before the domestication; or

(7) Consummation of a conversion of the corporation to a different form of entity under the Mississippi Entity Conversion and Domestication Act.

(b) Notwithstanding subsection (a), the availability of appraisal rights under subsection (a)(1), (2), (3), (4) and (6) shall be limited in accordance with the following provisions:

(1) Appraisal rights shall not be available to any shareholder of the constituent corporations in a corporate reorganization transaction otherwise covered by subsection (a)(1) or (2) if: (i) the shareholders of an existing corporation exchange shares of such corporation for shares of a newly formed corporation and receive, after the reorganization, the same proportionate share interest in the new corporation and the rights and interests of the shareholders in the newly formed corporation are substantially the same as those in the existing corporation prior to the transaction; (ii) the newly formed corporation has no significant assets other than the shares of the existing corporation; (iii) after the reorganization the newly formed corporation and its subsidiaries have substantially the same assets and liabilities, on a consolidated basis, as those of the existing corporation prior to the transaction; (iv) fractional shares are neither created nor eliminated as a result of the transaction; (v) the existing corporation and the newly formed corporation are the only constituent corporations to such reorganization; (vi) the existing corporation and the newly formed corporation are corporations of this state; (vii) the directors of the existing corporation become the directors of the newly formed corporation upon the effective time of the corporate reorganization; (viii) the existing corporation becomes a direct wholly owned subsidiary of the newly formed corporation; and (ix) the shareholders of the existing corporation do not recognize gain or loss for United States federal income tax purposes as determined by the board of directors of the existing corporation.

(2) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

(i) Listed on the New York Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(ii) Not so listed or designated, but has at least two thousand (2,000) shareholders and the outstanding shares of such class or series has a market value of at least Twenty Million Dollars ($20,000,000.00) (exclusive of the value of such shares held by its subsidiaries, senior executives, directors and beneficial shareholders owning more than ten percent (10%) of such shares).

(3) The applicability of subsection (b)(2) shall be determined as of:

(i) The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

(ii) The day before the effective date of such corporate action if there is no meeting of shareholders.

(4) Subsection (b)(2) shall not be applicable and appraisal rights shall be available pursuant to subsection (a) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection (b)(2) at the time the corporate action becomes effective.

(5) Subsection (b)(2) shall not be applicable and appraisal rights shall be available pursuant to subsection (a) for the holders of any class or series of shares where the corporate action is an interested transaction.

(c) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange or to other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within one (1) year of that date if such action would otherwise afford appraisal rights.

Section 79-4-13.03. Partial assertion of appraisal rights; beneficial shareholders.

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in Section 79-4-13.22(b)(2)(ii); and

(2) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

SUBARTICLE B - PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS

Section 79-4-13.20. Notice to shareholders of rights.

(a) Where any corporate action specified in Section 79-4-13.02(a) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that the shareholders are, are not or may be entitled to assert appraisal rights under this article. If the corporation concludes that appraisal rights are or may be available, a copy of this article must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to Section 79-4-11.05, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within ten (10) days after the corporate action became effective and include the materials described in Section 79-4-13.22.

(c) Where any corporate action specified in Section 79-4-13.02(a) is to be approved by written consent of the shareholders pursuant to Section 79-4-7.04:

(1) Written notice that appraisal rights are, are not or may be available must be sent to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this article; and

(2) Written notice that appraisal rights are, are not or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by Section 79-4-7.04(e) and (f), may include the materials described in Section 79-4-13.22 and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this article.

Section 79-4-13.21. Eligibility for payment.

(a) If a corporate action specified in Section 79-4-13.02(a) is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) Must deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b) If a corporate action specified in Section 79-4-13.02(a) is to be approved by less than unanimous written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must not sign a consent in favor of the proposed action with respect to that class or series of shares.

(c) A shareholder who fails to satisfy the requirements of subsection (a) or (b) is not entitled to payment under this article.

Section 79-4-13.22. Appraisal notice and form.

(a) If proposed corporate action requiring appraisal rights under Section 79-4-13.02(a) becomes effective, the corporation must send a written appraisal notice and the form required by subsection (b)(1) to all shareholders who satisfied the requirements of Section 79-4-13.21(a) or Section 79-4-13.21(b). In the case of a merger under Section 79-4-11.05, the parent must deliver an appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice must be delivered no earlier than the date the corporate action specified in Section 79-4-13.02(a) became effective and no later than ten (10) days after such date, and must:

(1) Supply a form that (i) specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action, if any, and (ii) if such announcement was made, requires the shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and that, as to those shares, the shareholder did not vote for or consent to the transaction;

(2) State:

(i) Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subsection (2)(ii);

(ii) A date by which the corporation must receive the form, which date may not be fewer than forty (40) nor more that sixty (60) days after the date the subsection (a) appraisal notice is sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii) The corporation’s estimate of the fair value of the shares;

(iv) That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten (10) days after the date specified in subsection (2)(ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v) The date by which the notice to withdraw under Section 79-4-13.23 must be received, which date must be within twenty (20) days after the date specified in subsection (2)(ii); and

(3) Be accompanied by a copy of this article.

Section 79-4-13.23. Certification, withdrawal and certificated share deposits.

(a) A shareholder who receives notice pursuant to Section 79-4-13.22 and who wishes to exercise appraisal rights must sign and return on the form sent by the corporation and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to Section 79-4-13.22(b)(2)(ii). In addition, if applicable, the shareholder must certify on the form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to Section 79-4-13.22(b)(1). If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under Section 79-4-13.25. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (b).

(b) A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to Section 79-4-13.22(b)(2)(v). A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c) A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in Section 79-4-13.22(b), shall not be entitled to payment under this article.

Section 79-4-13.24. Payment of fair value and required statements.

(a) Except as provided in Section 79-4-13.25, within thirty (30) days after the form required by Section 79-4-13.22(b)(2) (ii) is due, the corporation shall pay in cash to those shareholders who complied with Section 79-4-13.23(a) the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) must be accompanied by:

(1) Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares, which estimate must equal or exceed the corporation’s estimate given pursuant to Section 79-4-13.22(b)(2)(iii); and

(3) A statement that shareholders described in subsection (a) have the right to demand further payment under Section 79-4-13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.

Section 79-4-13.25. Withholding payment for certification deficiencies; notice; payments.

(a) A corporation may elect to withhold payment required by Section 79-4-13.24 from any shareholder who was required to, but did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to Section 79-4-13.22(b)(1).

(b) If the corporation elected to withhold payment under subsection (a), it must, within thirty (30) days after the form required by Section 79-4-13.22(b)(2)(ii) is due, notify all shareholders who are described in subsection (a):

(1) Of the information required by Section 79-4-13.24(b)(1);

(2) Of the corporation’s estimate of fair value pursuant to Section 79-4-13.24(b)(2);

(3) That they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under Section 79-4-13.26;

(4) That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation’s offer within thirty (30) days after receiving the offer; and

(5) That those shareholders who do not satisfy the requirements for demanding appraisal under Section 79-4-13.26 shall be deemed to have accepted the corporation’s offer.

(c) Within ten (10) days after receiving the shareholder’s acceptance pursuant to subsection (b), the corporation must pay in cash the amount it offered under subsection (b)(2) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within forty (40) days after sending the notice described in subsection (b), the corporation must pay in cash the amount it offered to pay under subsection (b)(2) to each shareholder described in subsection (b)(5).

Section 79-4-13.26. Shareholder notice of dissatisfaction; waiver.

(a) A shareholder paid pursuant to Section 79-4-13.24 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest (less any payment under Section 79-4-13.24). A shareholder offered payment under Section 79-4-13.25 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within thirty (30) days after receiving the corporation’s payment or offer of payment under Section 79-4-13.24 or Section 79-4-13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

Sections 79-4-13.27, 79-4-13.28. Renumbered as Sections 79-4-13.25 and 79-4-13.26 by Laws 2000, Ch. 469, §§ 36, 37.

SUBARTICLE C - JUDICIAL APPRAISAL OF SHARES

Section 79-4-13.30. Time; venue; parties; procedures.

(a) If a shareholder makes demand for payment under Section 79-4-13.26 which remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to Section 79-4-13.26 plus interest.

(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office is located, or the Chancery Court of the First Judicial District of Hinds County, Mississippi, if the corporation does not have a principal office in this state. If the corporation is a foreign corporation, it shall commence the proceeding in the county in this state where the principal office of the domestic corporation merged with the foreign corporation was located or, if the domestic corporation did not have its principal office in this state at the time of the transaction, in Chancery Court of the First Judicial District of Hinds County, Mississippi.

(c) The corporation shall make all shareholders (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(e) Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under Section 79-4-13.25.

Section 79-4-13.31. Costs, fees, and expenses.

(a) The court in an appraisal proceeding commenced under Section 79-4-13.30 shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the court costs against the corporation, except that the court may assess court costs against all or some of the shareholders demanding appraisal, in amounts which the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

(b) The court in an appraisal proceeding may also assess the expenses of the respective parties in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of Section 79-4-13.20, 79-4-13.22, 79-4-13.24 or 79-4-13.25; or

(2) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

(c) If the court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated, and that such expenses should not be assessed against the corporation, the court may direct that such expenses be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to Section 79-4-13.24, 79-4-13.25 or 79-4-13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all expenses of the suit.

SUBARTICLE D - OTHER REMEDIES

Section 79-4-13.40. Other remedies limited.

(a) The legality of a proposed or completed corporate action described in Section 79-4-13.02(a) may not be contested, nor may the corporate action be enjoined, set aside or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.

(b) Subsection (a) does not apply to a corporate action that:

(1) Was not authorized and approved in accordance with the applicable provisions of:

(i) Article 9, 10, 11 or 12,

(ii) The articles of incorporation or bylaws, or

(iii) The resolution of the board of directors authorizing the corporate action;

(2) Was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading;

(3) Is an interested transaction, unless it has been recommended by the board of directors in the same manner as is provided in Section 79-4-8.62 and has been approved by the shareholders in the same manner as is provided in Section 79-4-8.63 as if the interested transaction were a director’s conflicting interest transaction; or

(4) Is approved by less than unanimous consent of the voting shareholders pursuant to Section 79-4-7.04 if:

(i) The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least ten (10) days before the corporate action was effected; and

(ii) The proceeding challenging the corporate action is commenced within ten (10) days after notice of the approval of the corporation action is effective as to the shareholder bringing the proceeding.

Appendix C

May 20, 2019

Charter Bank

1721 Medical Park Drive

Biloxi, MS 39532

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration (defined below) in connection with the proposed merger of Charter Bank (“Charter”) with and into The Citizens Bank of Philadelphia (“CIZN”) subject to the terms of the Agreement and Plan of Merger among such banks and Citizens Holding Company dated May 21, 2019 (the “Agreement”). The defined terms used herein shall have the same meaning as set forth in the Agreement unless otherwise noted.

Pursuant to the Agreement, each share of Charter common stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive .39417 shares of CIZN common stock plus $3.615 in cash (the “Merger Consideration”). The terms of the Merger are set forth more fully in the Agreement.

FIG Partners, LLC (“FIG”), as part of its investment banking business, is routinely engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, we have experience and knowledge of the valuation of banking institutions. This opinion has been reviewed by FIG’s compliance officer consistent with internal policy.

We were retained by Charter to act as its financial advisor in connection with the Merger and in rendering this opinion. We will receive compensation from Charter in connection with our services and Charter has agreed to indemnify us for certain liabilities arising out of our engagement. FIG has not had a material relationship with Charter or CIZN for which we have received compensation during the prior two years.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed the Agreement and terms of the Merger;

(ii)	reviewed the audited financial statements for Charter and CIZN for the years 2017 and 2018 and unaudited financial statements for Charter and CIZN for the three months ended March 31, 2019;

(iii)

reviewed certain historical publicly available business and financial information concerning Charter and CIZN including, among other things, quarterly reports filed by the parties with the FDIC and the Federal Reserve, and quarterly reports filed by CIZN with the SEC;

(iv)	reviewed certain internal financial statements and other financial and operating data concerning Charter and CIZN;

(v)	reviewed recent trading activity and the market for CIZN common stock;

(vi)

held discussions with members of the senior management of Charter and CIZN for the purpose of reviewing the future prospects of Charter and CIZN, including discussions related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings (the “Synergies”) expected to be achieved as a result of the Merger;

(vii)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered relevant; and

(viii)	performed such other analyses and considered such other factors as we have deemed appropriate.

We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuation.

In rendering this opinion, we have assumed and relied on, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by Charter and CIZN. In that regard, we have assumed that senior managements’ discussions of the future prospects of Charter and CIZN expected to be achieved as a result of the Merger, including, without limitation, the Synergies, were based upon the best currently-available information and judgments and estimates of Charter and CIZN. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for Charter and CIZN are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of Charter and CIZN. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of Charter and CIZN or any of their respective subsidiaries and we were not furnished with any such evaluations or appraisals.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to Charter and CIZN. In rendering this opinion, we have been advised by Charter and CIZN and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger.

The opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

This letter is solely for the information of the Board of Directors of Charter and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any proxy statement, prospectus or information statement to be delivered to the holders of Charter or CIZN common stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration is fair, from a financial point of view, to the shareholders of Charter Bank.

Sincerely,

FIG PARTNERS, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The Mississippi Business Corporation Act (“MBCA”) contains provisions that directly affect the liability of officers and directors of Mississippi corporations to the corporations and shareholders whom they serve. Article 8, Subarticle E of the MBCA permits Mississippi corporations to indemnify officers and directors, as well as certain other individuals who act on behalf of such corporations. Article 8, Subarticle C sets forth the standards of conduct required for directors, and Article 8, Subarticle D sets forth the standards of conduct of officers of Mississippi corporations.

Section 79-4-8.30 of the MBCA provides that directors of Mississippi corporations are required to discharge the duties of their positions in good faith, with the care that a person in a like position would reasonably believe appropriate under similar circumstances and in a manner reasonably believed to be in the best interests of the corporation. This section specifically provides that in considering the best interests of the corporation, the director must consider the interests of the corporation’s shareholders. A director is allowed to rely in good faith on information provided to him by the corporation’s officers, legal counsel, accountants, other experts and board committees on which he is not a member. Section 79-4-8.42 imposes the same standards of conduct on officers of Mississippi corporations, except there is no specific provision regarding the interests of the shareholders. Officers are allowed to rely in good faith on information provided to them by other officers, legal counsel, accountants and other experts. If directors and officers perform their duties in compliance with these sections, they will not be liable for any action, or failure to take action, taken in the performance of their duties.

Section 79-4-8.33 imposes personal liability of directors to the corporation and its shareholders for distributions made in excess of standards established by Mississippi law or in the corporation’s articles of incorporation. The MBCA also provides that a director cannot be indemnified, as allowed by the provisions of the MBCA discussed below, in circumstances where, in his performance as a director, he has received a financial benefit to which he is not entitled. Section 79-4-2.02(b)(5) permits the corporation to include an obligatory indemnification for directors in its articles of incorporation for all acts other than those outlined above.

Article VI (Indemnification) of Citizens’ bylaws provides that Citizens shall indemnify a director so long as he has acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Citizens, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Article VI, Section 6.05 of Citizens’ bylaws further permits Citizens to advance all expenses for defense of a director in any lawsuit brought against a director in his capacity as a director. The MBCA specifically provides, in Section 79-4-8.53 that such advances are permitted. Such advances may be made under the MBCA only after the director affirms his good faith belief that he has met the relevant standard of conduct described in Section 79-4-8.52 and provides an undertaking to repay any funds advanced if the director is not entitled to mandatory indemnification and it is ultimately determined that the director has not met the relevant standard of conduct.

Section 79-4-8.56 of the MBCA permits a Mississippi corporation to indemnify any officer to the same extent as to a director. Article VI, Section 6.01 of Citizens’ bylaws provides that any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation in one of those capacities for another business, may be indemnified to the fullest extent allowed by law against all expense, liability and loss (including attorneys’ fees, judgments, fines and amounts paid in settlement) reasonably incurred by such persons.

Indemnification of officers and directors against reasonable expenses is mandatory under Section 79-4-8.52 of the MBCA to the extent the officer or director is successful on the merits or otherwise in the defense of any action or suit against him giving rise to a claim of indemnification.

Section 79-4-8.57 permits a Mississippi corporation to purchase and maintain insurance on behalf of its officers and directors, against liability asserted against or incurred by them in their capacities as officers or directors, whether or not the corporation would have the power to indemnify such officers or directors or advance funds for the same liability. Article VI, Section 6.07 of Citizens’ bylaws permits Citizens to obtain such insurance.

The MBCA treats suits by or in the right of the corporation, or derivative suits, differently from other legal actions. Indemnification is not permitted in a derivative action, except for reasonable expenses incurred in connection with the proceeding if the officer or director has met the relevant standards of conduct.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

Incorporated by Reference
Exhibit Number	Description of Document	Form	Filing Date	Exhibit Number	SEC File No.

2.1*	Agreement and Plan of Merger, dated as of May 21, 2019, by and among Citizens Holding Company, The Citizens Bank of Philadelphia and Charter Bank	8-K	May 21, 2019	2.1	001-15375

3.1	Restated Articles of Incorporation of Citizens Holding Company	10-Q	May 10, 2017	3(A)	001-15375

3.2	Second Amended and Restated Bylaws of Citizens Holding Company, as amended	10-Q	May 10, 2017	3(B)	001-15375

5.1§	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC regarding the validity of the securities being registered

8.1§	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC regarding certain tax matters

8.2§	Opinion of Butler Snow LLP regarding certain tax matters

10.1**	Form of Voting Agreement, between Citizens Holding Company and certain shareholders of Charter Bank (included as an exhibit to the Agreement and Plan of Merger attached as Exhibit 2.1)	8-K	May 21, 2019	2.1	001-15375

21.1	Subsidiaries of the Registrant	10-K	March 15, 2019	21	001-15375

23.1**	Consent of HORNE LLP

23.2§	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included in Exhibit 5.1)

23.3§	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included in Exhibit 8.1)

Incorporated by Reference
Exhibit Number	Description of Document	Form	Filing Date	Exhibit Number	SEC File No.

23.4§	Consent of Butler Snow LLP (included in Exhibit 8.2)

24.1§	Power of Attorney (included on the signature page of this registration statement)

99.1**	Form of Proxy Card of Charter Bank

99.2**	Opinion of FIG Partners LLC (attached as Appendix C to the proxy statement/prospectus which is part of this registration statement)

99.3**	Consent of FIG Partners LLC (included in Exhibit 99.2, which is attached as Appendix C to the proxy statement/prospectus which is part of this registration statement)

99.4§	Consent of Gregory E. Cronin to Serve as a Director

*

Schedules and other similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Citizens hereby undertakes to furnish supplemental copies of any of the omitted schedules and attachments upon request by the SEC.

**	Filed herewith.
§	Previously filed.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(A)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(D) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (C) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(E) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(F) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(G) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized on July 30, 2019.

CITIZENS HOLDING COMPANY

By:	/s/ Robert T. Smith
Name:	Robert T. Smith
Title:	Treasurer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Greg L. McKee Greg L. McKee	Director, President & CEO (Principal Executive Officer)	July 30, 2019

/s/ * Robert T. Smith	Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	July 30, 2019

/s/ * Craig Dungan, MD	Director	July 30, 2019

/s/ * Don L. Fulton	Director	July 30, 2019

/s/ * Donald L. Kilgore	Director	July 30, 2019

/s/ * David A. King	Director	July 30, 2019

/s/ * Herbert A. King	Chairman of the Board	July 30, 2019

/s/ * Daniel Adam Mars	Director	July 30, 2019

/s/ * David P. Webb	Director	July 30, 2019

/s/ * Amzie T. Williams	Director	July 30, 2019

/s/ * Terrell E. Winstead	Director	July 30, 2019

*By:	/s/ Greg L. McKee
Greg L. McKee
As Attorney-in-Fact